Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

COLUMBUS MCKINNON CORPORATION,

THE SELLERS NAMED HEREIN,

KITO CROSBY LIMITED

AND

THE REPRESENTATIVE NAMED HEREIN

Dated as of February 10, 2025

i

(continued)

(continued)

(continued)

EXHIBITS

Exhibit	A Working Capital Schedule

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 10, 2025, is made by and among Columbus McKinnon Corporation, a New York corporation (“Purchaser”), Kito Crosby Limited, a company incorporated under the laws of England and Wales (the “Company”), the holders of all of the Shares, as set forth on the signature pages hereto (each, a “Seller” and collectively, the “Sellers”) and Ascend Overseas Limited, a company incorporated under the laws of England and Wales, solely in its capacity as the Representative (as defined below). Certain capitalized terms used in this Agreement are defined in Article I.

RECITALS

WHEREAS, as of the date hereof, the Sellers collectively own, beneficially and legally, all of the Shares;

WHEREAS, Ascend Overseas Limited desires to (a) sell to Purchaser all of the Shares it owns in the Company and (b) designate such sale a “Drag-Along Sale” under each Management Shareholder’s Agreement (as defined below);

WHEREAS, in connection with the “Drag-Along Sale” described in the previous recital, pursuant to and in accordance with the terms of each Management Shareholder’s Agreement, each other Seller shall sell to Purchaser all of the Shares such Seller legally and beneficially owns in the Company;

WHEREAS, the board of directors of the Company has approved and declared advisable, fair to and in the best interest of the Company, this Agreement and the Transactions;

WHEREAS, the parties hereto desire that, upon the terms and subject to the terms and conditions hereof, at the Closing, Purchaser will purchase from the Sellers, and Sellers will sell to Purchaser, all of the Shares.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used herein, the following terms shall have the following meanings:

“2014 Plan” means the 2014 Share Incentive Plan for Key Employees of Crosby Worldwide Limited and its Subsidiaries.

“2024 Plan” means the 2024 Share Incentive Plan for Key Employees of Kito Crosby Limited and its Subsidiaries.

“Accounting Firm” has the meaning set forth in Section 2.5(b).

“Accounting Methodology” means the accounting principles, methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, judgements, assumptions, techniques and estimation methods (including any of the foregoing as they related to the nature of accounts, calculation of levels of reserves or levels of accruals) set forth on Schedule 1.1(a).

“Accounts Receivable” has the meaning set forth in Section 5.26(a).

“Acquisition Proposal” means any offer or proposal concerning any (i) merger, consolidation, business combination or similar transaction involving the Company or its Subsidiaries, (ii) liquidation, dissolution or recapitalization or similar transaction involving the Company or its Subsidiaries, (iii) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or its Subsidiaries representing a material portion of the consolidated assets of the Company and its Subsidiaries, (iv) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 50% or more of the voting power of the Company and its Subsidiaries, (v) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the outstanding voting equity securities of the Company and its Subsidiaries or (vi) any combination of the foregoing (other than the transactions contemplated hereby).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, (i) neither the Company nor any of its Affiliates shall be considered an Affiliate of any Equityholder for purposes of this Agreement following the Closing, and (ii) neither Clayton, Dubilier & Rice, LLC nor any of its Affiliates shall be considered an Affiliate of Purchaser.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AICPA” means the American Institute of Certified Public Accountants.

“Alternative Financing” has the meaning set forth in Section 7.8(d).

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914 and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or significant impediments to or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.

“Antitrust Termination Fee” has the meaning set forth in Section 12.2(a).

“Audited Financial Statements” has the meaning set forth in Section 5.5(a)(i).

“Auditor” means Deloitte & Touche LLP.

“Authorized Action” has the meaning set forth in Section 13.17(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.2.

“Base Purchase Price” means $2,700,000,000.

“Benefit Programs” has the meaning set forth in Section 5.8(a)(ii).

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cash and Cash Equivalents” means, with respect to the Company and its Subsidiaries as of the Measurement Time, without duplication, (i) the aggregate amount of all cash and cash equivalents (including marketable securities, short-term investments and other liquid investments), plus (ii) all deposits in transit or amounts deposited that have not yet cleared, other wire transfers and drafts deposited or received and available for deposit, minus (iii) outstanding checks, wires, transfers or other negotiable instruments of the Company and its Subsidiaries, minus (iv) the amount of cash and cash equivalents that the Company and its Subsidiaries classify and record as restricted cash as presented in the Company’s internal consolidated balance sheet that maps to the Latest Balance Sheet, in each case, determined in accordance with the Accounting Methodology. For the avoidance of doubt, Cash and Cash Equivalents shall be calculated net of the amount of Tax that would be imposed upon the transfer of any cash to the United States by the Subsidiaries of the Company in a non-U.S. jurisdiction in a manner reasonably expected to minimize any such Taxes, and the amount of such Tax shall be determined (A) as of the Closing Date but after the Closing and taking into account the benefit of any applicable tax treaty or tax treaties available to the Company, its Subsidiaries, Purchaser and its Affiliates, and (B) by disregarding any such Cash and Cash Equivalents that are used to settle Transaction Expenses, the Option Holder Consideration, the Restricted Shareholder Consideration, and, without double counting, the employer portion of any associated payroll, social security or similar Taxes related to any such payments.

“CBA” has the meaning set forth in Section 5.16(a)(iv).

“Closing” has the meaning set forth in Section 2.2.

“Closing Consideration” has the meaning set forth in Section 2.4(d).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Overpayment Amount” has the meaning set forth in Section 2.5(d)(i).

“Closing Statement” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Debt” means, as of the Measurement Time, without duplication, as to the Company and its Subsidiaries, the aggregate amount (including the current portions thereof) of (a) indebtedness for money borrowed or evidenced by bonds, notes, letters of credit (to the extent drawn), debentures or similar instruments from Persons other than the Company or any of its Subsidiaries (including all interest expense accrued or unpaid on or related to such indebtedness), (b) any obligations with respect to capital or finance leases that are classified as capital or finance leases in the Financial Statements or which are required to be recognized as such in accordance with the Accounting Methodology, (c) representing the balance deferred and unpaid of the purchase price of any property, and any obligations to pay deferred or unpaid purchase price in respect of any acquisition of a Person or business, in each case, to the extent unpaid as of the Measurement Time, (including obligations under noncompete, consulting or similar arrangements or with respect to the earn-outs, seller notes, post-closing true-up obligations, holdbacks, or similar payment obligations, in each case, whether contingent or otherwise and calculated as the maximum amount payable under or pursuant to such obligations), (d) all outstanding severance obligations with respect to termination of employment of any current or former employee of the Company or any of its Subsidiaries occurring on or prior to the Measurement Time other than any severance obligations that arise at the request or direction of Purchaser or any of its Affiliates, (e) the Tax Liability Amount, (f) any unfunded or underfunded benefit liability, net of plan assets, with respect to defined benefit pension or similar benefit plan determined in accordance with the Accounting Methodology, (g) any unfunded or underfunded benefit liability with respect to any nonqualified deferred compensation plan, agreement, or arrangement, net of plan assets, (h) declared, but unpaid, dividends or distributions of the Company, (i) the net liability (which may be a positive or negative number) of terminating any interest rate swap, forward contract, currency or other hedging arrangements, (j) all contractual obligations in respect of the exit from the York facility and transition to the Manheim facility, limited to York facility unpaid rent, utilities, and other direct facility-related operating expenses through the end of the applicable lease term, moving costs, and remediation costs of the York facility, (k) any amounts owed to the Representative or any of its Affiliates in respect of sponsor management or advisory fees, (l) any interest owed with respect to the indebtedness referred to above and prepayment penalties, premiums, breakage costs or fees related thereto, (m) indebtedness of the type referred in any of the clauses in this definition that is guaranteed by such Person, and (n) all obligations of the type referred to in clauses (a) through (l) above of other persons secured by any Lien on any property or asset of the Company or any of its Subsidiaries, whether or not such obligation is assumed by the Company or any of its Subsidiaries; provided, however, that notwithstanding the foregoing, Company Debt shall not include (i) any indebtedness of the type referred to in the foregoing clauses (a) through (m) of the Company or any of its Subsidiaries with respect to which the obligee is the Company or any of its Subsidiaries, (ii) any amounts reflected in Transaction Expenses or Current Liabilities, (iii) any obligations under undrawn letters of credit or similar arrangements, (iv) any Taxes (other than those included in the Tax Liability Amount) or (v) operating lease liabilities recognized in accordance with Accounting Standards Codification 842 to the extent classified as operating leases in the Financial Statements.

“Company Documents” has the meaning set forth in Section 5.3.

“Company Intellectual Property” means any and all Intellectual Property used by the Company in, or held for use in or necessary to, the conduct of the Company’s business as now conducted.

“Company Material Contract” has the meaning set forth in Section 5.16(a).

“Company Products” means all products and services sold, or offered for sale, as of the date hereof, by or on behalf of the Company or its Subsidiaries.

“Company Systems” means the Software and hardware (whether general purpose or special purpose), networks, peripherals and other computer systems that are owned or used by the Company and its Subsidiaries in the current conduct of their respective businesses.

“Confidentiality Agreement” has the meaning set forth in Section 7.5(b).

“Consideration Schedule” means a schedule prepared by the Company and the Representative setting forth (i) the portion of the Closing Consideration that each Equityholder is entitled to receive in connection with the Transactions (solely as a result of being an Equityholder) based on the Fully-Diluted Per Share Price set forth in the Estimated Closing Statement, including the aggregate amount of each of the Option Holder Consideration and the Restricted Share Holder Consideration and the allocation thereof among the holders of Options and Restricted Shares and, with respect to Options, any applicable option exercise price and (ii) for each Equityholder, such Equityholder’s pro rata entitlement (expressed as a percentage) to any payments made by or for the benefit of all Equityholders following the Closing, based on the Fully-Diluted Per Share Price set forth in the Estimated Closing Statement and, with respect to Options, any applicable option exercise price (as applicable, in respect of this clause (ii), such Equityholder’s “Pro Rata Percentage”). The Consideration Schedule shall be prepared in accordance with the Company’s organizational documents.

“Consultant Proprietary Information Agreement” has the meaning set forth in Section 5.13(g).

“Continuation Period” has the meaning set forth in Section 8.3(a).

“Continuing Employees” has the meaning set forth in Section 8.3(a).

“Contract” means any contract, indenture, note, deeds, mortgages, bond, lease, license, instrument, commitment or other legally binding agreement, but not including for purposes of any Disclosure Schedules any purchase orders, invoices or sales quotes.

“Contributor” has the meaning set forth in Section 5.13(g).

“Current Assets” means the current assets of the Company and its Subsidiaries as of the Measurement Time (i) calculated in accordance with the Accounting Methodology and (ii) including only those line items that are included in the example calculation of Current Assets set forth on Exhibit A, provided, that Current Assets shall not include (A) any amounts reflected in Cash and Cash Equivalents, (B) any intercompany assets (i.e., between the Company and/or any of its Subsidiaries, on the one hand, and any other Subsidiary of Company, on the other hand) only to the extent reconciled and eliminated, (C) any income Tax assets, (D) any deferred Tax assets, (E) any assets or contra liabilities relating to Company Debt (such as unamortized debt issuance costs) or (F) any loans or amounts receivable from Sellers or any of their Affiliates.

“Current Government Contracts” means each Government Contract, the period of performance of which has not yet expired or been terminated or for which final payment has not yet been received.

“Current Liabilities” means the current liabilities of the Company and its Subsidiaries as of the Measurement Time (i) calculated in accordance with the Accounting Methodology and (ii) including only those line items that are included in the example calculation of Current Liabilities set forth on Exhibit A, provided, that Current Liabilities shall not include (A) any amounts reflected in Company Debt or Transaction Expenses, (B) any intercompany liabilities (i.e., between the Company and/or any of its Subsidiaries, on the one hand, and any other Subsidiary of Company, on the other hand) only to the extent reconciled and eliminated, (C) any income Tax liabilities, or (D) any deferred Tax liabilities.

“Cybersecurity Measures” means (a) any measures implemented or enacted in response to applicable regulations promulgated by a Governmental Authority relating to information security, cybersecurity, cybercrime, cyberterrorism, ransomware, malware, privacy or the protection of Personal Data, and (b) any commercially reasonable measures, changes in business operations or other practices, adopted in good faith by the Company or any of its Subsidiaries in response to a cybersecurity attack, breach or incident, for the protection of its information technology or any Personal Data.

“D&O Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Deferred Shares” means the deferred shares of $0.01 each in the capital of the Company.

“Definitive Financing Agreements” has the meaning set forth in Section 7.8(b).

“Disclosure Schedule” has the meaning set forth in Article IV.

“Dispute Notice” has the meaning set forth in Section 2.5(b).

“Eligible Termination” has the meaning set forth in Section 12.2(b).

“Employee Proprietary Information Agreement” has the meaning set forth in Section 5.13(g).

“Environmental Laws” means all Laws in effect on the Closing Date concerning human health or safety (regarding Hazardous Materials), pollution or protection of the environment, including any and all applicable Laws governing the handling, use, generation, treatment, recycling, storage, transportation, disposal, manufacture, registration, distribution, formulation, packaging, labelling, or Release of, or exposure to, Hazardous Materials.

“Equity Commitment Letter” means the fully executed equity commitment letter, dated as of the date hereof, between CD&R XII Keystone Holdings, L.P. and Clayton, Dubilier & Rice Funds XII, L.P. (including all exhibits, schedules or amendments thereto).

“Equity Incentive Plans” has the meaning set forth in Section 5.2(f).

“Equity Interests” means any share, capital stock, equity interest or synthetic equity interest in any Person, including any option, warrant, restricted share unit, call or other right, agreement or commitment convertible, exchangeable or exercisable thereto or therefor.

“Equity Value” means an amount, calculated as of the Measurement Time, equal to (i) Base Purchase Price plus (ii) Cash and Cash Equivalents minus (iii) Company Debt minus (iv) Transaction Expenses minus (v) the amount, if any, by which the Net Working Capital is less than the Target Working Capital plus (vi) the amount, if any, by which the Net Working Capital is greater than the Target Working Capital, plus (vii) the Transaction Tax Benefit.

“Equityholder” means each holder of direct Equity Interests in the Company prior to Closing.

“ERISA” has the meaning set forth in Section 5.8(a)(i).

“Escrow Account” means the dedicated escrow account established with the Escrow Agent into which the Escrow Amount shall be deposited pursuant to the Escrow Agreement.

“Escrow Agent” means U.S. Bank N.A.

“Escrow Agreement” has the meaning set forth in Section 3.1(a).

“Escrow Amount” means $20,000,000.

“Estimated Closing Statement” has the meaning set forth in Section 2.3.

“Estimated Equity Value” means the Equity Value calculated using the estimates included in the Estimated Closing Statement.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expense Reserve Holdback Account” means the account established by the Representative in respect of the Expense Reserve Holdback Amount.

“Expense Reserve Holdback Amount” means $750,000.

“FAR” means the Federal Acquisition Regulation, which is codified in Title 48 of the U.S. Code of Federal Regulations.

“Fee Letter” has the meaning set forth in Section 6.6(a).

“Final Equity Value” means the Equity Value as finally determined in accordance with Section 2.5.

“Financial Statements” has the meaning set forth in Section 5.5(a).

“Financing” has the meaning set forth in Section 6.6(a).

“Financing Instruments” has the meaning set forth in Section 6.6(a).

“Financing Sources” means the Persons that have committed to provide or arrange and have entered into agreements in connection with the Financing (including any Alternative Financing), including any commitment letters, PIPE Agreements, engagement letters, fee letters, credit agreements, loan agreements or indentures relating thereto, together with each Affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or Affiliate and their respective successors and permitted assigns; provided that in no event shall Purchaser or any of its Affiliates constitute a “Financing Source” for any purpose hereunder.

“Foreign Investment Laws” means any Law, in any jurisdiction, whether domestic or foreign, that is designed to regulate foreign investment or that provide for review of national security matters.

“Fraud” means actual and intentional fraud committed by a party to this Agreement with respect to the making of express representations and warranties set forth in Article IV or Article V of this Agreement by such party or the making of the representations and warranties in any Letter of Transmittal by such party; provided, that (i) such false representation is of a material fact, (ii) such party had actual knowledge (as opposed to any claim based on constructive knowledge, negligent or reckless misrepresentation or similar theory) of a material breach of the applicable representation or warranty made in Article IV and Article V of this Agreement or the Letter of Transmittal, as applicable, when such representation or warranty was made, (iii) such false representation was made with a specific intent to induce the party to whom such representation or warranty was made to enter into this Agreement and (iv) such false representation actually caused such party in justifiable reliance to act or refrain from acting in reliance upon it and causing that party to rely thereon and causing such party to suffer actual material damages by reason of such reliance. For the avoidance of doubt, (a) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, or unfair dealings fraud, unjust enrichment or any torts (including a claim for fraud) based on negligence or recklessness, and (b) only the party who committed a Fraud shall be responsible for such Fraud.

“Fully-Diluted Per Share Price” means the quotient obtained by dividing (x) the sum of (i) Estimated Equity Value plus (ii) the aggregate exercise price of all Options as of immediately prior to Closing, minus (iii) the Escrow Amount, minus (iv) the Expense Reserve Holdback Amount divided by (y) the sum of (i) all Shares issued and outstanding as of immediately prior to the Closing, plus (ii) all Restricted Shares issued and outstanding as of immediately prior to the Closing, plus (iii) the aggregate number of Shares issuable upon exercise in full of all Options issued and outstanding as of immediately prior to the Closing.

“GAAP” means United States generally accepted accounting principles as in effect (i) with respect to financial information for periods on or after the Closing Date, as of the date of this Agreement, and (ii) with respect to financial information for periods prior to the Closing Date, as of such applicable time referenced in this Agreement with respect to any such financial information.

“Goods” has the meaning set forth in Section 5.23(a).

“Government Bid” means any active bid, proposal, offer or quote for supplies, services or construction, whether solicited or unsolicited, made by the Company prior to the Closing Date that, if accepted, would result in a Government Contract.

“Government Contract” means any Contract, prime contract, subcontract, joint venture, basic ordering agreement, other transaction agreement, blanket purchase agreement, pricing agreement, letter contract, award under the Federal Supply Schedule program, purchase order, task order, delivery order or other Contract, between the Company or any of its Subsidiaries and (a) any Governmental Authority, (b) any prime contractor to a Governmental Authority in its capacity as a prime contractor or (c) any subcontractor (at any tier) with respect to any contract of a type described in clauses (a) or (b) above; it being further understood that task orders, delivery orders, and similar orders under indefinite-type contracts do not constitute a separate contract but are considered included in the contract under which they are placed.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Government Vendor Subcontract” means each government vendor subcontract of the Company or any of its Subsidiaries.

“Governmental Authority” means any United States or foreign government, any federal, state, regional, local, foreign or other subdivision thereof, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, and any instrumentality or official thereof exercising executive, legislative, judicial, regulatory, taxing, or administrative functions.

“Grant Date” has the meaning set forth in Section 5.2(e).

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Hazardous Material” means any substance, material or waste that is defined, listed or regulated as hazardous or toxic under any Environmental Law, including without limitation petroleum and related by-products and breakdown products, asbestos in any form, toxic mold and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Insurance Policies” has the meaning set forth in Section 5.14.

“Intellectual Property” means any intellectual property or proprietary rights arising in any jurisdiction throughout the world, including any rights in any of the following: (i) patents and patent applications and all reissues, divisionals, re-examinations, renewals, extensions, revisions, continuations and continuations-in-part thereof; (ii) trademarks, service marks, trade names, brands, corporate names, logos, slogans and other indicia of source or origin, including all registrations, applications for registration and renewals thereof, and all goodwill associated with any of the foregoing; (iii) copyrights, mask works, and other works of authorship, moral rights, and registrations and applications for registration thereof; (iv) domain names; (v) trade secrets and other confidential or proprietary information, including confidential or proprietary know-how, processes, techniques, technologies, methods, algorithms, industrial models, research and development information, drawings, specifications, designs, molds, plans, proposals, technical data, financial and marketing plans, pricing and cost information and customer and supplier lists and information; and (vi) computer software, data, and databases.

“Intellectual Property Licenses” has the meaning set forth in Section 5.13(b).

“Interest” has the meaning set forth in Section 12.1(a).

“Interim Financial Statements” has the meaning set forth in Section 5.5(a)(ii).

“International Trade Laws” means any applicable laws and regulations governing the import, export, reexport, release, brokering, or transfer of goods, software, technology, technical data, and services, including, without limitation, (i) the Tariff Act of 1930 and other Laws and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; (ii) the Export Control Reform Act of 2018; (iii) the Export Administration Regulations, including related restrictions with regard to transactions involving persons and entities on the U.S. Department of Commerce’s Denied Persons List or Entity List; (iv) the Arms Export Control Act; (v) the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons and entities on the U.S. Department of State’s Debarred List; (vi) the antiboycott regulations administered by the U.S. Department of Commerce; and (vii) the antiboycott regulations administered by the U.S. Department of the Treasury.

“Investment Agreement” means the fully executed investment agreement, dated as of the date hereof, by and among Purchaser, CD&R XII Keystone Holdings, L.P. and solely for purposes of Section 4.13 thereof, Clayton, Dubilier & Rice Funds XII, L.P. (including all exhibits, schedules or amendments thereto).

“IP License Exception” has the meaning set forth in Section 5.16(a)(iv).

“IRS” has the meaning set forth in Section 5.8(b).

“K&E” means Kirkland & Ellis LLP.

“Knowledge” when used with respect to (a) the Company, means the actual knowledge, after reasonable due inquiry, of Robert Desel and Brock Hancock, none of whom, for the sake of clarity and the avoidance of doubt, shall have any personal liability or obligations regarding such knowledge and (b) any Seller, means the actual knowledge, after reasonable due inquiry, of such Seller.

“Latest Balance Sheet” has the meaning set forth in Section 5.5(a)(ii).

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation or Order of a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 5.15(b).

“Leases” has the meaning set forth in Section 5.15(b).

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, charge, claim, hearing, audit, or proceeding (public or private) by or before a Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.10.

“Lien” means any lien, encumbrance, community property interest, equitable interest, financing statement, security interest, pledge, mortgage, easement, encroachment, right of way, right of first refusal, deed of trust, hypothecation or restriction on transfer of title or voting, whether imposed by Contract, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws.

“Limited Guarantee” means the fully executed limited guarantee, dated as of the date hereof, made by Clayton, Dubilier & Rice Fund XII, L.P. to Kito Crosby Limited.

“Look Back Date” means January 1, 2023.

“Losses” means all losses, costs, interest, charges, expenses (including reasonable attorneys’ fees), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments or deficiencies; provided that “Losses” shall not include punitive damages (except to the extent actually awarded to a Governmental Authority or other third party), or any amount of, or in respect of, any VAT which is recoverable (by way of credit, repayment, refund or otherwise) from any relevant Tax Authority.

“Management Shareholder’s Agreement” means each Management Shareholder’s Agreement by and among the Company, Ascend Overseas Limited and the applicable Seller, as the same may be amended from time to time.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date hereof throughout and at the end of which (a) Purchaser shall have the Required Information and (b) the conditions set forth in Article IX (with the exception of, if the Marketing Period will commence any time after the date that is fifteen (15) months from the date hereof, those conditions set forth in Section 9.2 (solely to the extent non-satisfaction is due to Orders related to Antitrust Laws or Foreign Investment Laws) and Section 9.3) shall be satisfied or, to the extent permitted by applicable Law, waived (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth Article IX to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive Business Day period; provided that if such fifteen (15) consecutive Business Day period shall not have ended on or prior to May 9, 2025, then such fifteen (15) consecutive Business Day period shall not commence prior to May 27, 2025, (ii) if such fifteen (15) consecutive Business Day period shall not have ended on or prior to August 15, 2025, then such fifteen (15) consecutive Business Day period shall not commence prior to September 2, 2025, (iii) if such fifteen (15) consecutive Business Day period shall not have ended on or prior to December 19, 2025, then such fifteen (15) consecutive Business Day period shall not commence prior to January 5, 2026, (iv) if such fifteen (15) consecutive Business Day period shall not have ended on or prior to May 8, 2026, then such fifteen (15) consecutive Business Day period shall not commence prior to May 20, 2026, and (v) each of April 18, 2025, May 26, 2025, June 19, 2025, July 4, 2025, October 13, 2025, November 11, 2025, November 27, 2025, November 28, 2025, January 19, 2026, February 16, 2026, April 3, 2026, May 25, 2026, June 19, 2026 and July 3, 2026 shall not constitute a Business Day for purposes of calculating such fifteen (15) consecutive Business Day period (with such date being excluded for purposes of, but which shall not reset the fifteen (15) consecutive Business Day period. Notwithstanding the foregoing, (i) the Marketing Period shall automatically be deemed completed on any earlier date on which the Purchaser shall have actually received the full amount of the proceeds of the Financing, (ii) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the Closing Date, (A) any of the historical financial statements that are included in the Required Information are no longer timely to permit Auditor to issue customary comfort letters to Financing Sources that are debt financing sources to consummate a “Rule 144A-for-life” offering of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, the Company furnishes Purchaser with updated Required Information, (B) Auditor (or any other auditor to the extent financial statements audited by such auditor are to be included in the Required Information) shall have withdrawn its audit opinion with respect to any of the audited financial statements that are included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements by Auditor or another nationally-recognized independent public accounting firm, (C) the Company or any of its Affiliates restates or the board of directors of the Company has determined to restate or Auditor has informed the Company that it is necessary to restate any historical financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed or the board of directors of the Company subsequently concludes that no restatement shall be required in accordance with GAAP, or (D) the Required Information, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact, in each case with respect to the Company and its consolidated Subsidiaries, necessary in order to make the statements contained in the Required Information, in light of the circumstances under which they were made, not misleading, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information has been updated so that there is no longer any such untrue statement or omission; provided further that if the Company shall in good faith reasonably believe it has provided the Required Information and the Marketing Period has commenced, it may deliver to Purchaser a written notice to that effect (stating when it believes it completed such delivery and when it believes the Marketing Period has commenced), in which case the Marketing Period will be deemed to have commenced on the first Business Day immediately following such notice (assuming clause (b) above is also satisfied at or prior to such time) unless Purchaser, in good faith, believes the Marketing Period has not commenced and within four (4) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with reasonable specificity why Purchaser believes the Marketing Period has not commenced).

“Material Adverse Effect” means a change, event, development or circumstance, the effect of which is or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of the Group Companies taken as a whole; provided, however, that none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether there has been, or may be, a Material Adverse Effect: (i) the effect of any change in the United States or foreign economies or securities, financial, banking or credit markets (including changes in interest or exchange rates) or geopolitical conditions in general; (ii) the effect of any change that generally affects any industry in which the Company or any of its Subsidiaries operates; (iii) the effect of any change arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage, civil unrest, riots, terrorism or military actions or any escalation or worsening of any such hostilities, acts of war, sabotage, civil unrest, riots, or terrorism or military actions; (iv) the effect of any epidemic, pandemic or disease outbreak, curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak or material worsening of such conditions threatened or existing as of the date of this Agreement; (v) the failure (in and of itself) of the Company or its Subsidiaries to meet any of their internal projections (provided, that any change, event, or development underlying such failure may be taken into account if not otherwise excluded under the other subclauses of this definition); (vi) any effect resulting from the negotiation, execution, delivery, performance or announcement of this Agreement or the pendency of the Transactions (including by reason of the identity of Purchaser), including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees, regulators, Governmental Authorities, vendors or any other Person; (vii) the consummation of the Transactions; (viii) the effect of any changes or proposed changes in GAAP or applicable Laws, or standards, interpretations or enforcement thereof; (ix) the effect of any event or action or omission to act taken by the Company required by this Agreement or any Related Document or at the request of Purchaser; (x) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority affecting a national or federal government as a whole; or (xi) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union (but in each case, including the underlying causes of any of the foregoing); except in the case of clauses (i), (ii), (iii), (iv), (viii), (ix), (x) and (xi) to the extent the Group Companies is materially and disproportionately adversely affected thereby as compared to other companies in the industries in which the Group Companies operates (and then only to the extent of such material and disproportionate impact). For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Company and its Subsidiaries, and not against any forward-looking statements, financial projections or forecasts of the Company and its Subsidiaries.

“Measurement Time” means 12:01 a.m. New York City time on the Closing Date.

“Monitoring Agreement” means that certain Monitoring Agreement, dated as of November 22, 2013, by and between Kohlberg Kravis Roberts & Co. L.P. and Crosby US Acquisition Corp., as amended by that certain Amendment to Monitoring Agreement, dated as of June 2, 2016.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Working Capital” means Current Assets less Current Liabilities, an example calculation of which is set forth on Exhibit A (for illustrative purposes only), assuming January 1, 2025 was the Measurement Time.

“New Commitment Letters” has the meaning set forth in Section 7.8(d).

“Non-Party Affiliates” has the meaning set forth in Section 13.9.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated, integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Option Holder Consideration” has the meaning set forth in Section 2.9.

“Option Holders” means holders of Options.

“Options” means, collectively, all options to acquire Ordinary B Shares of the Company that are outstanding as of immediately prior to the Closing (whether vested or not).

“Order” means any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree with, any Governmental Authority.

“Ordinary B Shares” means the ordinary B shares of $0.01 each in the capital of the Company.

“Ordinary Shares” means the ordinary shares of $0.01 each in the capital of the Company.

“Outside Date” has the meaning set forth in Section 12.1(b).

“Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Real Property” has the meaning set forth in Section 5.15(a).

“Payments Administration Agreement” means that certain payments administration agreement, dated as of the Closing Date, by and among the Company, the Representative, Purchaser and the Payments Administrator, providing for the payment of certain funds in accordance with the terms thereof.

“Payments Administrator” means Acquiom Financial LLC or such paying agent determined by the Company.

“Payoff Letters” has the meaning set forth in Section 3.1(c).

“PBGC” has the meaning set forth in Section 5.8(c)(vi).

“Permit” means any and all permits, rights, approvals, licenses, authorizations, legal status, orders, or Contracts under any applicable Law or otherwise granted by any Governmental Authority.

“Permitted Liens” means: (i) Liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business and which are not, individually or in the aggregate material to the business of the Group Companies; (iii) zoning, entitlement, building and other land use and environmental regulations imposed by any Governmental Authority which are not violated by the current use and operation of the Owned Real Property or Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting real property which would not reasonably be expected to materially adversely impair the occupancy or use of the Owned Real Property or the Leased Real Property for the purposes for which it is currently used in connection with the business of the Group Companies; (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vi) Liens securing Company Debt; (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements; (viii) Liens arising under leases of property or equipment in favor of the owner thereof; (ix) title of a lessor under capital or operating leases; (x) non-exclusive licenses of Intellectual Property; (xi)

Liens arising under or created by this Agreement or any of the Related Documents; (xii) security interests arising under bonding indemnification agreements; (xiii) Liens described on Schedule 1.1(b); and (xiv) other Liens, imperfections in title, charges, easements, rights of way, restrictions, defects and exceptions that do not, individually or in the aggregate, materially impair the use or value of the property to which they relate.

“Person” means any individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, firm, Governmental Authority or other entity, of whatever nature.

“PIPE Agreements” has the meaning set forth in Section 6.6(a).

“PIPE Financing” has the meaning set forth in Section 6.6(a).

“PIPE Investor” means that certain investor participating in the PIPE Financing.

“Personal Data” means any data relating to one or more individual(s) or an individual’s device that identifies the individual or, in combination with any other information or data available to the Company, is reasonably capable of identifying the individual or the individual’s device; and data that is defined as personal data, personally identifiable information, personal information, biometric information, or similar term under applicable Privacy Requirements. Personal Data includes information in any form, whether paper or electronic.

“Plans” has the meaning set forth in Section 5.8(a)(i).

“Post-Closing Tax Period” means any taxable period (or portion thereof) ending after the Closing Date, including the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including the portion of any Straddle Period beginning on or before the Closing Date and ending on the Closing Date.

“Pre-Closing Tax Return” has the meaning set forth in Section 8.6(d).

“Preferred Bidder Status” means, as to a Government Contract and Government Bid in which the Company or any of its Subsidiaries at the time of submission of such Government Bid or at the time of executing such Government Contract represented that the Company or its Subsidiaries, individually or as a member of a joint venture, was a small business concern, a small disadvantaged business, a service-disabled, veteran-owned small business concern, a veteran-owned small business concern, a woman-owned business concern, a “protégé” under a mentor-protégé agreement or program, or had or qualified for any other preferential status (including participation in preferential status programs such as the Historically Underutilized Business Zone program and participation under section 8(a) of the Small Business Act) or other “set aside” status.

“Privacy Requirements” means Privacy Laws, Privacy and Information Security Policies, and Privacy Agreements.

“Privileged Communications” has the meaning set forth in Section 13.16.

“Processing” means any operation or set of operations that are performed data or information, whether or not by automated means. Processing includes the access, acquisition, collection, use, recording, organization, structuring, adaptation, alteration, retrieval, combination, erasure, storage, retention, sharing, distribution, transfer, disclosure, destruction, disposal, aggregation, deidentification, or any other processing of data or information in any medium.

“Pro Rata Percentage” has the meaning set forth in the definition of “Consideration Schedule.”

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Documents” has the meaning set forth in Section 6.2.

“Purchaser Entities” has the meaning set forth in Section 7.2(b).

“Purchaser Plans” has the meaning set forth in Section 8.3(c).

“Purchaser Related Parties” means Purchaser, any Affiliate of Purchaser, and their respective officers, directors, employees, partners, equityholder, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“Purchaser Released Parties” has the meaning set forth in Section 8.5(b).

“Purchaser Releasing Parties” has the meaning set forth in Section 8.5(a).

“R&W Insurance Policy” has the meaning set forth in Section 7.7.

“Registered Company Intellectual Property” has the meaning set forth in Section 5.13(a).

“Regulatory Conditions” has the meaning set forth in Section 12.2(a).

“Related Documents” means the Company Documents and the Purchaser Documents.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Remedial Action” has the meaning set forth in Section 7.2(c).

“Representative” means Ascend Overseas Limited, a company incorporated under the laws of England and Wales.

“Required Amount” has the meaning set forth in Section 6.6(c).

“Required Information” means (A) (1) the audited consolidated balance sheets and the related consolidated statements of operations and comprehensive income, cash flows and changes in equity (deficit) of the Company and its consolidated Subsidiaries as of and for the two most recently completed fiscal years of the Company and its consolidated Subsidiaries ended at least ninety (90) days prior to the Closing Date, including, without limitation, for the fiscal year ended December 31, 2024, together with all related notes and schedules thereto, and in each case accompanied by the audit reports thereon of Auditor (audited in accordance with AICPA standards), and (2) the unaudited consolidated balance sheets and related consolidated statements of operations and comprehensive income, cash flows and changes in equity (deficit) of the Company and its consolidated Subsidiaries for any subsequent fiscal quarter ended at least forty-five (45) days prior to the Closing Date and the portion of the fiscal year through the end of such quarter (other than in each case the fourth quarter of any fiscal year) and, in each case, for the comparable period of the prior fiscal year, together with all related notes and schedules thereto, in the case of each of clauses (1) and (2) above, prepared in accordance with GAAP and in compliance with Regulation S-X (other than Rules 3-05 (with respect to acquisitions made by the Company or the Company’s Subsidiaries), 3-09, 3-10, 3-16, 13-01 and 13-02 thereof (including any successor provisions)), and which, with respect to clause (2), shall have been reviewed by the independent auditors of the Company as provided in AU 722; (B) financial information reasonably requested and necessary to allow Purchaser to prepare pro forma financial statements (including for the most recent four (4) fiscal quarter period ended at least forty-five (45) days prior to the Closing Date (or, if the end of the most recently completed four (4) fiscal quarter period is the end of a fiscal year, ended at least ninety (90) days prior to the Closing Date)) that give effect to the transactions contemplated hereunder as if the transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), in each case to the extent the same is of the type and form customarily included in, and subject to other exceptions that are customary for, an offering memorandum for private placements for “Rule 144A-for-life” non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act; (C) financial data, audit reports, and other financial information (including a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the Company) regarding the Company of the type that would be required by Regulation S-X (including Rule 4-08 thereof, but excluding Rules 3-05 (with respect to acquisitions made by the Company or the Company’s Subsidiaries), 3-09, 3-10, 3-16, 13-01 and 13-02 thereof) and Regulation S-K (including Item 10 thereof, but excluding segment reporting and disclosure (including as required by Item 101(c) thereof and FASB Accounting Standards Codification Topic 280), Item 302, Item 402 thereof, including any Compensation & Discussion Information, Item 403 and Item 404 and Item 601 thereof (or any successor provisions)) for a registered public offering of non-convertible debt securities of Purchaser, in each case to the extent the same is of the type and form customarily included in, and subject to other exceptions that are customary for, an offering memorandum for private placements of “Rule 144A-for-life” non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act, or otherwise necessary to receive from the independent auditors of the Company and its consolidated Subsidiaries customary “comfort” with respect to the financial information of the Company and its consolidated Subsidiaries to be included in such offering memorandum; (D) any replacements or restatements of and supplements to the information specified in times (A) through (C) above if any such information would go stale, contain a material misstatement or omission or otherwise be unusable for such purposes; and (E) the draft comfort letters referred to in Section 7.9(a)(9)(a). For the avoidance of doubt, the Required Information shall not include any information pursuant to XBRL exhibits and information regarding executive compensation and related party disclosures related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, the effects of purchase accounting or any adjustments related thereto for any applicable transaction to the extent exclusion thereof would be reasonable in “Rule 144A-for-life” offerings of non-convertible high yield debt securities, climate-related disclosures related to SEC Release Nos. 33-11275 and 34-99678, including, without limitation, any information, reports or exhibits required by Article 14 of Regulation S-X or Item 1506 of Regulation S-K, and any other information customarily excluded in “Rule 144A-for-life” offerings of non-convertible high yield debt securities.

“Restricted Share Holder Consideration” has the meaning set forth in Section 2.9.

“Restricted Share Holders” means holder(s) of Restricted Shares.

“Restricted Shares” means the outstanding restricted share units of the Company (issued pursuant to that certain Restricted Share Unit Agreement on December 4, 2017), as of immediately prior to the Closing.

“Review Period” has the meaning set forth in Section 2.5(b).

“Sanctioned Person” means any individual or entity with whom dealings are restricted or prohibited by applicable Sanctions Laws, including: (a) any individual or entity identified in any sanctions list maintained under any applicable Sanctions Laws, including, without limitation, the sanctions lists maintained by OFAC; (b) any individual or entity located, organized, or resident in a country or territory the subject of comprehensive sanctions under Sanctions Laws, at present, Iran, Cuba, Syria, Crimea, and North Korea, and those portions of the Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine (each, a “Sanctioned Jurisdiction”), (b) any individual or entity identified in any sanctions list maintained under any applicable Sanctions Laws, including, without limitation, the sanctions lists maintained by OFAC; or (c) any person owned or controlled 50% or more individually or in the aggregate, directly or indirectly, by any of the foregoing.

“Sanctions Laws” means all applicable U.S. and non-U.S. Laws relating to embargoes and economic or trade sanctions enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and any other relevant sanctions authority.

“Schedule” means a section of the Disclosure Schedule.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Breach” has the meaning set forth in Section 5.13(p).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Documents” has the meaning set forth in Section 4.2.

“Seller Related Parties” means the Company, its Subsidiaries, the Equityholders, any Affiliate of any of the foregoing, and each of their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“Sellers Released Parties” has the meaning set forth in Section 8.5(a).

“Sellers Releasing Parties” has the meaning set forth in Section 8.5(b).

“Sexual Misconduct Allegation” has the meaning set forth in Section 5.12(g).

“Shares” means the Ordinary Shares, Ordinary B Shares and Deferred Shares.

“Shrink-Wrap Code” means any generally commercially available Software in executable code form or Software-related services that are available for an annual cost of not more than $1,000,000 in the aggregate.

“Software” means software, firmware and computer programs and applications (including source code, executable or object code, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs) and related documentation.

“Solvent” has the meaning set forth in Section 6.7.

“Sponsor” means Clayton, Dubilier & Rice Funds XII, L.P., a Cayman Islands exempted limited partnership.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Target Working Capital” means $364,709,000.

“Tax” or “Taxes” means all federal, state, local, or non-U.S. taxes, including but not limited to ad valorem, capital, documentary stamp, employment, excise, franchise, net income, gross receipts, profits, windfall profits, alternative minimum, add-on minimum, sales, use, customs duties, value added, goods and services, harmonized, transfer, intangible, payroll, occupation, employment, unemployment, severance, disability, registration, license, real property, personal property, premium, corporation tax, national insurance, social security taxes, apprenticeship levy, withholding and estimated taxes, and any other taxes, fees, assessments or charges in the nature of a tax, together with any interest, additions or penalties with respect thereto imposed by any Taxing Authority, whether disputed or not.

“Tax Liability Amount” means an amount (not below zero, either in the aggregate or in any particular jurisdiction) equal to (a) the sum of the amount of the aggregate amount of any unpaid income Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period ending after December 31, 2023 and solely in respect of those jurisdictions in which the Company or any of its Subsidiaries is currently filing Tax Returns or in respect of those jurisdictions in which the Company and its Subsidiaries began operations on or after January 1, 2024, minus (b) the aggregate of any estimated income Tax payments, any income Tax prepayments and income Tax overpayments (in each case, only to the extent such estimated income Tax payments, income Tax prepayments or income Tax overpayments are available to offset (but not below zero) the applicable income Tax in respect of which such estimated payment, prepayment or overpayment was made), of the Company and its Subsidiaries; provided, that such amount shall be determined (i) by, subject to (vi) of this definition of Tax Liability Amount, including the Transaction Tax Deductions (as allocable to the Company and its Subsidiaries) and assuming such Transaction Tax Deductions are accrued and deductible in the Pre-Closing Tax Period to the extent permitted by applicable Law, determined at a “more likely than not” or higher level of confidence and assuming, where applicable, an election under Revenue Procedure 2011-29 to treat seventy percent (70%) of success-based fees as deductible has been made, (ii) by excluding any liabilities for accruals or reserves established or required to be established under GAAP methodologies for contingent income Taxes or with respect to uncertain Tax positions, (iii) by excluding any Taxes attributable to any action taken by Purchaser or any of its Affiliates (including any of the Company or any of its Subsidiaries) after the Closing (including on the Closing Date) outside the ordinary course of business or in violation of Section 8.6(d), and any election under Section 338(g) of the Code with respect to the Transactions, (iv) in accordance with Section 8.6(e) and with the accounting methodology and the past practices (including reporting positions, elections and accounting methods) of the Company or the applicable Subsidiary in preparing its income Tax Returns (except to the extent that such practices or methodology are not at least “more likely than not” permitted by applicable Law), (v) by excluding any deferred Tax assets and liabilities and (vi) by including deductions attributable to amounts specified in clause (a)(i) of the definition of Transaction Tax Benefit only to the extent that such amounts exceed, in the aggregate, $140,000,000.

“Tax Refunds” has the meaning set forth in Section 8.6(b).

“Tax Return” means any return, report, statement, schedule, any claim for refund or other document (including any amendment thereto) with respect to Taxes filed, or required to be filed, with any Taxing Authority.

“Taxing Authority” means the Internal Revenue Service, HM Revenue & Customs and any other Governmental Authority responsible for the administration of any Tax.

“Teaming Agreement” means each teaming agreement to which the Company or any of its Subsidiaries is a party (i) with respect to which the applicable term has not yet expired, (ii) which has not been terminated pursuant to its terms, or (iii) which has not been superseded by the award of the Contract for which the teaming agreement was entered into.

“Termination Fee” has the meaning set forth in Section 12.2(b).

“Title IV Plan” has the meaning set forth in Section 5.8(c)(i).

“Top Customer” and “Top Customers” have the meanings set forth in Section 5.22(a).

“Top Supplier” and “Top Suppliers” have the meanings set forth in Section 5.23(a).

“Transaction Expenses” means without duplication, (i) all fees, costs and expenses of counsel, accountants, investment bankers, consultants, or other advisors or service providers (to the extent unpaid as of the Measurement Time) incurred, payable or subject to reimbursement by the Company or its Subsidiaries in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions, (ii) all fees, costs and expenses of counsel, accountants and investment bankers (to the extent unpaid as of the Measurement Time) incurred and payable by the Company or its Subsidiaries in connection with the negotiation of agreements in connection with the sale process which were not consummated, (iii) expense reimbursement payable to any other bidders of the transactions contemplated by this Agreement, (iv) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses, and (v) subject to clauses (a) through (d) of this definition below, any “single trigger” change of control or transaction bonuses, retention, severance, or similar payments incurred, payable or subject to reimbursement by the Company or any of its Subsidiaries as a result of the execution of this Agreement or the consummation of the Transactions to current or former employees, independent contractors, officers or directors or other service providers of the Company or any of its Subsidiaries (including, without limitation, all amounts payable under the Transaction Bonus Agreements (as defined in the Disclosure Schedule) (in all cases to the extent outstanding and unpaid as of the Measurement Time) including the employer portion of any related payroll or employment Taxes associated with any such payments excluding any such payroll or employment Taxes that (i) are incurred with respect to an individual that is reasonably expected to exceed the applicable wage limit based on continued employment (disregarding the effect of any Transaction Expenses) or (ii) to the extent that there is a contractual right to recover such amounts from such employees, independent contractors, officers or directors or other service providers (and except that the employer portion of any related payroll or employment Taxes shall be calculated as if the recipient received compensation from the Company (or its applicable Affiliate) equal to such recipient’s annual salary for the remainder of the calendar year before receiving the applicable payment giving rise to the Taxes); provided that in no event shall Transaction Expenses include (a) any expenses of, or expenses initiated at the request or direction of, Purchaser or any of its Affiliates, whether related to their respective financing activities related to the Transactions or otherwise, (b) the costs and expenses contemplated by Section 7.2, (c) the “tail” policy contemplated by Section 8.2(c), (d) the Taxes and fees contemplated by Section 8.6(c) or (e) any amounts included in Company Debt or Current Liabilities or any fees, costs and expenses paid from the Expense Reserve Holdback Account. Any Transaction Expenses incurred through Closing (to the extent unpaid as of Closing) shall be deemed incurred as of the Measurement Time.

“Transaction Tax Deductions” means any amounts (without duplication) that are deductible under applicable income Tax Law and are attributable to (i) Transaction Expenses, (ii) the payment or repayment of any Company Debt (including any capitalized financing fees, costs and expenses that become currently deductible as a result thereof and interest (including unamortized original issue discount and any other amounts treated as interest for federal income Tax purposes or applicable state, local or non-U.S. income tax purposes and any prepayment penalty or breakage fees or accelerated deferred financing fees)), or (iii) payments made in respect of Options or Restricted Shares (including the employer portion of any associated payroll, social security or similar Taxes related to any such payments).

“Transaction Tax Benefit” means an amount equal to the lesser of (a) an amount equal to (i) the sum of: the amounts specified in clause (v) of the definition of Transaction Expenses, the Option Holder Consideration, the Restricted Shareholder Consideration, and, without double counting, the employer portion of any associated payroll, social security or similar Taxes related to any such payments, multiplied by (ii) 25% and (b) $35,000,000.

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

“Transfer Taxes” has the meaning set forth in Section 8.6(c).

“Treasury Regulations” means the regulations promulgated under the Code.

“VAT” means:

(a) any value added tax imposed by the United Kingdom Value Added Tax Act 1994;

(b) any Tax chargeable under or imposed pursuant to or in compliance with the EC Directive 2006/112/EC; and

(c) any other Tax of a similar nature whether imposed in any member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a) or (b) above, or any similar or comparable Tax imposed elsewhere.

“Waiving Parties” has the meaning set forth in Section 13.16.

“Willful Breach” means an action or failure to act by one of the parties hereto that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such party’s knowledge or intention that such action or failure to act would reasonably be expected to constitute a material breach of this Agreement.

1.2 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided in this Agreement, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement or the Related Documents to $ shall mean U.S. dollars, which is the currency used for all purposes in this Agreement and the Related Documents. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement, the Related Documents or the Schedules is not intended and shall not be deemed to be an admission or acknowledgement of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any Schedule) is or is not material for purposes of this Agreement or the Related Documents. For purposes of calculating the Equity Value, amounts not in U.S. dollars shall be converted from their applicable currencies to U.S. dollars at the exchange rate as published by the Federal Reserve on https://www.federalreserve.gov/releases/h10/current as of the close of business on the nearest Business Day for which the rate is so quoted immediately prior to the Closing Date; provided, that, notwithstanding the foregoing, for purposes of calculating the Estimated Equity Value included in the Estimated Closing Statement, amounts not in U.S. dollars shall be converted from their applicable currencies to U.S. dollars at the exchange rate as published by the Federal Reserve on https://www.federalreserve.gov/releases/h10/current as of the close of business on the nearest Business Day for which the rate is so quoted immediately prior to delivery of the Estimated Closing Statement.

(iii) Exhibits/Schedules/Annexes. All Exhibits, Schedules and Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. For purposes of the representations and warranties of the Company, any facts, circumstances, matter or item disclosed in any section of the Schedules shall be deemed to have been adequately disclosed in any other section of the Schedules if it is reasonably apparent from such disclosure or the documentation referenced therein that such disclosure is relevant to the representation or warranty of the Company to which such other section of the Schedules relates. Disclosure of any item on any Schedule shall not constitute or be deemed an admission or indication that such item or matter is material or would have a Material Adverse Effect, and shall not imply a measure for materiality for purposes of this Agreement. No disclosure on a Schedule relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule, Exhibit or Annex but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) Legislation. A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will purchase, acquire and accept from Sellers, and Sellers will sell, assign and convey to Purchaser, the Shares, free and clear of all Liens (other than restrictions on transfer arising pursuant to federal and state securities Laws).

2.2 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) will take place by conference call and electronic (i.e., email of PDF documents) delivery of documents, at a time and on a date to be designated by Representative and Purchaser, which shall be not later than the third (3rd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article IX and Article X (other than those conditions that are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions at the Closing), or on such other time, date or location as Representative and Purchaser mutually agree; provided that, notwithstanding the foregoing, the Closing shall not occur until the earlier of (a) a date during the Marketing Period specified by Purchaser on no fewer than three

Business Days’ notice to the Company (unless a shorter period shall be agreed to by the parties) and (b) the third (3rd) Business Day following the final day of the Marketing Period (subject, in each case, to the satisfaction or waiver of the conditions set forth in Article IX and Article X (other than conditions that by their nature only can be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing)) (the date upon which the Closing actually occurs being referred to herein as the “Closing Date”). Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously.

2.3 Estimated Closing Statement. No later than four (4) Business Days prior to the Closing, the Company shall deliver to Purchaser a written statement setting forth a good faith estimate of the (i) Net Working Capital; (ii) Cash and Cash Equivalents; (iii) Transaction Expenses; (iv) Company Debt; and (v) Transaction Tax Benefit together with a calculation of the Estimated Equity Value and Fully-Diluted Per Share Price (the “Estimated Closing Statement”). The Company shall deliver to Purchaser, concurrently with the Estimated Closing Statement, the Consideration Schedule. For the avoidance of doubt, Purchaser shall have no liability or obligation to any other Person for any payment made in accordance with this Agreement and the Consideration Schedule. Purchaser and its representatives shall be given the right to review and comment on the Estimated Closing Statement, together with reasonable access to the Company’s books and records relating to the preparation of the Estimated Closing Statement, and the Company shall consider Purchaser’s comments thereto in good faith and incorporate any such changes the Company (in its sole discretion) accepts; provided, that in case of any disagreement between the parties, in no case shall such disagreement delay the Closing and the estimates and calculations of the Company set forth in the Estimated Closing Statement (with any such changes the Company accepted in its sole discretion) shall control for all purposes of the Closing (but shall remain subject to Section 2.5). Notwithstanding anything to the contrary in this Agreement, it is expressly acknowledged and agreed that Purchaser shall be entitled to rely on the allocation of the Closing Consideration among the Sellers set forth in the Consideration Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith, and in no event shall Purchaser or any of its Affiliates have any liability to any Person (including the Representative and any of the Sellers) in connection with any claims relating to any misallocation of the Closing Consideration among the Sellers set forth in the Consideration Schedule, any determination by the Representative in connection therewith, or payments made by any Person (including Purchaser, the Escrow Agent, or the Payments Administrator and their respective Affiliates) in accordance therewith.

2.4 Closing Payments.

(a) At the Closing, Purchaser shall pay, or cause to be paid (on behalf of the Company and/or one or more of its Subsidiaries), by wire transfer of immediately available funds, the amount of Estimated Company Debt as set forth in the Payoff Letters delivered pursuant to Section 3.1(c) to the accounts of the applicable lenders or other parties as set forth in the Payoff Letters.

(b) At the Closing, Purchaser shall pay, or cause to be paid (on behalf of the Company and/or one or more of its Subsidiaries), by wire transfer of immediately available funds, the Transaction Expenses set forth in the Estimated Closing Statement (which, if applicable, shall be supported by invoices for such Transaction Expenses) to the applicable recipients thereof as set forth on the Estimated Closing Statement; provided, however, that (i) any Transaction Expenses paid pursuant to this Section 2.4(b) to Continuing Employees shall be paid to the applicable Continuing Employee (net of withholding) through payroll on the Closing Date or on or prior to the next succeeding normally scheduled payroll date, and (ii) any Taxes withheld from any payment under clause (i) shall be held and remitted to the applicable Governmental Authority in a proper and timely manner.

(c) At the Closing, Purchaser shall deposit, or cause to be deposited, by wire transfer of immediately available funds to (i) an account designated by the Escrow Agent, an amount equal to the Escrow Amount to be held in accordance with the terms of this Agreement and the Escrow Agreement and (ii) the Expense Reserve Holdback Account, an amount equal to the Expense Reserve Holdback Amount.

(d) At the Closing, Purchaser shall pay, or cause to be paid, by wire transfer of immediately available funds, an aggregate amount of cash equal to the Estimated Equity Value less the Escrow Amount less the Expense Reserve Holdback Amount, to be paid in accordance with the Consideration Schedule (the “Closing Consideration”) to (i) an account designated by the Payments Administrator, which shall receive such payment on behalf of and for the benefit of the Sellers (other than Ascend Overseas Limited) in respect of such Sellers’ Shares issued and outstanding immediately prior to the Closing; (ii) an account designated by Ascend Overseas Limited in respect of its Shares and (iii) an account designated by the Company, in respect of the Option Holder Consideration and the Restricted Share Holder Consideration to be paid pursuant to Section 2.9 below.

2.5 Purchase Consideration Adjustment.

(a) Closing Statement. Within ninety (90) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Representative a statement setting forth Purchaser’s good faith calculation of the (i) Net Working Capital; (ii) Cash and Cash Equivalents; (iii) Transaction Expenses; (iv) Company Debt; and (v) Transaction Tax Benefit, together with a calculation of Equity Value based on such amounts (the “Closing Statement”). The Closing Statement shall include reasonable supporting detail of each of the components of Equity Value and a reconciliation of such components with the amounts delivered in the Estimated Closing Statement.

(b) Closing Statement Dispute. If Representative disputes the accuracy of the calculations reflected in the Closing Statement, Representative shall provide written notice to Purchaser no later than forty-five (45) days (such forty-five (45) day period, the “Review Period”) following delivery (or deemed delivery, as applicable) by Purchaser to Representative of the Closing Statement setting forth those items that Representative disputes (the “Dispute Notice”). The Dispute Notice shall set forth in reasonable detail the items in dispute, including the basis and amount of each item in dispute. If Representative does not deliver a Dispute Notice within the Review Period, then the calculation of Equity Value reflected in the Closing Statement shall be deemed final, conclusive and binding on the parties in all respects. During the thirty (30) day period following delivery of a Dispute Notice, Purchaser and Representative shall negotiate in good faith to resolve such disputed items. If Purchaser and Representative, notwithstanding such good faith effort, fail to resolve the disputed items set forth in the Dispute Notice within thirty (30) days after Representative delivers the Dispute Notice to Purchaser, then Purchaser and Representative shall jointly engage KPMG LLP, or if such firm is unable or unwilling to accept its appointment, an independent nationally recognized accounting firm with experience in such matters and that is mutually agreed upon by Purchaser and Representative (in either case, the “Accounting Firm”), to resolve the disputed items (acting as an expert and not an arbitrator). Within five (5) Business Days thereafter, Purchaser and Representative shall each prepare and submit to the Accounting Firm one written presentation (only with respect to the unresolved disputed items set forth in the Dispute Notice) and one written response to the other party’s written presentation, which written response should be delivered to the Accounting Firm within five Business Days from the receipt thereof; provided, that Purchaser and Representative cannot assign a value to any disputed item that is more favorable to such party than what such party included in the Closing Statement or the Dispute Notice, as applicable; provided further, however, that copies of all such materials and any other materials provided to the Accounting Firm are concurrently provided to the other party and that any discussions with the Accounting Firm may only occur in the presence (including by telephone) of the other party. As soon as practicable thereafter, but no later than thirty (30) days from the final submission of presentations from Purchaser and Representative, Purchaser and Representative shall use reasonable best efforts to cause the Accounting Firm to render its written decision (including reasonable supporting detail thereto) with respect to only the unresolved disputed items set forth in the Dispute Notice (and no other items) based solely upon the terms and provisions of this Agreement and the presentations by Purchaser and Representative and not by way of an independent review (it being acknowledged and agreed that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not render the determination of the Accounting Firm invalid and shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm). In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the maximum value for such item claimed by either party or less than the minimum value of such item claimed by either party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm shall be allocated to be paid by Purchaser, on the one hand, and Representative, on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Firm. For example, if Representative claims in a Dispute Notice that the Net Working Capital is $1,000 greater than the amount determined by Purchaser in the Closing Statement, and if the Accounting Firm ultimately resolves the dispute by awarding Representative $600 of the $1,000 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 600 ÷ 1,000) to Purchaser and 40% (i.e., 400 ÷ 1,000) to Representative. Absent fraud or manifest error, all determinations made by the Accounting Firm will be final, conclusive and binding on all parties to this Agreement in all respects.

(c) Access. For purposes of complying with the terms set forth in this Section 2.5, Purchaser and the Company shall, and shall cause the Company’s Subsidiaries to, cooperate and provide to Representative and its representatives relevant information, records, data and working papers (including any such materials prepared by outside accountants or other advisors) subject to the satisfactory execution of customary access letters, where relevant, and shall make available, during normal business hours and not unreasonably disrupt the operations of the Purchaser and/or the Company, as applicable, upon reasonable request and notice, relevant personnel (including outside accountants and other advisors), in each case as may be reasonably requested by Representative, solely in connection with the preparation and analysis of the Closing Statement and the resolution of any disputes with respect thereto.

(d) Release of Escrow Amount. No later than two (2) Business Days after the date on which the Final Equity Value is determined pursuant to this Section 2.5:

(i) If the Estimated Equity Value is greater than the Final Equity Value, then (A) Purchaser and Representative shall jointly instruct the Escrow Agent to release to Purchaser from the Escrow Account an amount in cash equal to the amount by which the Estimated Equity Value exceeds the Final Equity Value (the “Closing Overpayment Amount”) (or, if the Closing Overpayment Amount exceeds the Escrow Amount, to release to Purchaser the entire Escrow Amount), by wire transfer of immediately available funds to an account designated in such joint instruction and (B) Purchaser and Representative shall jointly instruct the Escrow Agent to release from the Escrow Account any remaining Escrow Amount (after payment of the amount required by clause (A) of this Section 2.5(d)(i)) to (x) the Payments Administrator, for the benefit of and distribution to the Sellers, and (y) the Company, for the benefit of and distribution to the Option Holders and the Restricted Share Holders, in each case, in accordance with their respective Pro Rata Percentages, as set forth in the Consideration Schedule.

(ii) If the Final Equity Value is greater than the Estimated Equity Value, then (A) Purchaser shall pay, or cause to be paid, to the Payments Administrator, for the benefit of and distribution to the Equityholders in accordance with their respective Pro Rata Percentages, as set forth in the Consideration Schedule, an amount in cash equal to such excess, and (B) Purchaser and Representative shall jointly instruct the Escrow Agent to release any remaining Escrow Amount from the Escrow Account to (x) the Payments Administrator, for the benefit of and distribution to the Sellers, and (y) the Company, for the benefit of and distribution to the Option Holders and the Restricted Share Holders, in each case, in accordance with their respective Pro Rata Percentages, as set forth in the Consideration Schedule.

(iii) If the Final Equity Value is equal to the Estimated Equity Value, there will be no adjustment to the Equity Value pursuant to this Section 2.5(d) and Purchaser and Representative shall jointly instruct the Escrow Agent to release the Escrow Amount from the Escrow Account to (x) the Payments Administrator, for the benefit of and distribution to the Sellers, and (y) the Company, for the benefit of and distribution to the Option Holders and the Restricted Share Holders, in each case, in accordance with their respective Pro Rata Percentages, as set forth in the Consideration Schedule.

(e) Notwithstanding anything to the contrary in this Agreement, neither any Equityholders, nor any Affiliates of any Equityholders, nor any of their respective managers, officers, directors, employees, advisors, consultants, agents or other representatives shall have any liability to Purchaser, the Company or any of their respective Affiliates for any adjustment amount pursuant to this Section 2.5 except to the extent of the Escrow Amount. Recovery from the Escrow Amount shall be the sole and exclusive remedy available to Purchaser, the Company and any of its or their respective Affiliates for any claims arising out of or relating to this Section 2.5, and neither Purchaser nor the Company nor any of their respective Affiliates shall have any claim against any of the Persons set forth in the preceding sentence in respect thereof.

(f) The parties agree that any amount paid under this Section 2.5 shall be treated as an adjustment to the Closing Consideration for Tax purposes and, except to the extent required by applicable Tax Law, not to take any Tax position inconsistent with such treatment.

(g) This Section 2.5 is not intended to be used to adjust for errors or omissions that may be found in respect of the Latest Balance Sheet or any other balance sheet referred to in Section 5.5.

2.6 Withholding. Purchaser and the Company (or any other applicable withholding agent) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under Tax Law; provided, that, if the Purchaser intends to deduct and withhold any such amounts, Purchaser shall use commercially reasonable efforts to (a) notify Representative in writing of its intention to deduct and withhold such amounts and the reason therefore at least five (5) days prior to the Closing Date and (b) fully cooperate with Representative to reduce or eliminate the amount of any such deduction or withholding to the extent permitted by applicable Law. To the extent that any such required notice is timely provided to Representative (as applicable) and amounts are so withheld and timely paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.7 Payments Administrator. The Payments Administrator shall act as payments administrator hereunder for the payment and delivery of amounts payable to the Equityholders, in connection with the proceeds payable hereunder. The Payments Administrator shall hold the amounts payable to the Equityholders pursuant to (i) this Agreement and (ii) the Payments Administration Agreement, in trust for the benefit of such Equityholders. Any funds received by the Payments Administrator pursuant to this Agreement will not be used for any purpose except as expressly provided in the Payments Administration Agreement.

2.8 Retention of Amounts. Notwithstanding any contrary provision set forth in this Agreement, no Equityholder shall be entitled to receive any portion of the Escrow Amount or Expense Reserve Holdback Amount until such time as such amount (or any portion thereof), if any, is distributed to such Equityholder (or to the Payments Administrator for further distribution to such Equityholder) pursuant to the terms and conditions of the Escrow Agreement, the Payments Administration Agreement or this Agreement, as applicable.

2.9 Treatment of Options and Restricted Shares. The board of directors of the Company shall adopt resolutions and take all other actions necessary to provide that (i) each Option, automatically and without any action on the part of any Option Holder, will be cancelled and cease to represent an Option effective upon the Closing and (ii) each Restricted Share, automatically and without any action on the part of any Restricted Share Holder, will vest effective upon the Closing. Each Option that is cancelled shall be converted into the right to receive a portion of the Closing Consideration (and any other amounts payable to Equityholders hereunder) as provided in the Consideration Schedule (the “Option Holder Consideration”). Each Restricted Share that vests effective upon the Closing shall be settled by delivery to the holder thereof of a portion of the Closing Consideration (and any other amounts payable to Equityholders hereunder) as provided in the Consideration Schedule (the “Restricted Share Holder Consideration”). Purchaser shall cause the Company to pay the Option Holder Consideration and Restricted Share Holder Consideration through the Company payroll provider so that such payments are made in compliance with all applicable withholding requirements by no later than the next scheduled payment of wages through such payroll provider. The board of directors of the Company shall adopt resolutions and take all other actions reasonably necessary to ensure that from and after the Closing none of the parties hereunder will be required to deliver any Shares or other securities to any Person pursuant to or in settlement of any of the Options or Restricted Shares.

2.10 Letters of Transmittal. The Company will cause the Payments Administrator to mail, at least twenty (20) Business Days prior to the Closing Date, to the Sellers (other than Ascend Overseas Limited), a Letter of Transmittal in customary form, which shall include customary release, waiver and confidentiality obligations, to be mutually agreed between Purchaser and Representative (each, a “Letter of Transmittal”). As a condition precedent to each Seller’s receipt of its allocable portion of the Closing Consideration, such Seller shall deliver to the Company a duly executed Letter of Transmittal.

ARTICLE III

CLOSING DELIVERIES

3.1 Deliveries by the Company. At or prior to the Closing, the Representative or the Company, as applicable, shall deliver or cause to be delivered to Purchaser the following items:

(a) an escrow agreement, to be mutually agreed between the Purchaser and the Representative (the “Escrow Agreement”), duly executed by the Representative;

(b) the Payments Administration Agreement, in customary form, to be mutually agreed between the Purchaser and the Representative, duly executed by the Representative;

(c) pay-off letters (drafts of which shall be delivered to Purchaser no less than two (2) Business Days prior to the Closing Date) in respect of the Company Debt that is set forth on Schedule 3.1(c) in form and substance reasonably satisfactory to Purchaser which, for the avoidance of doubt, shall contain the release of any associated Liens upon payment thereto (the “Payoff Letters”);

(d) (i) a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions applicable to the Company specified in Section 9.1(a), Section 9.1(b) and Section 9.1(c) have been satisfied and (ii) a certificate of an authorized officer of Representative, dated as of the Closing Date, to the effect that the conditions applicable to the Sellers and Representative specified in Section 9.1(a), Section 9.1(b) and Section 9.1(c) have been satisfied;

(e) stock transfer forms, in form and substance reasonably satisfactory to Purchaser, in favor of the Purchaser or its nominee(s), duly executed by or on behalf of each Seller in respect of the Shares held by it, him or her;

(f) voting powers of attorney duly executed by or on behalf of each Seller in respect of the Shares held by it, him or her to enable the Purchaser to exercise all rights attaching to the Shares until the Purchaser or its nominee(s) becomes the registered holder of them in form and substance reasonably satisfactory to Purchaser;

(g) a duly executed IRS Form W-9 or applicable IRS Form W-8 from each Seller; provided, that failure by any Seller to comply with this Section 3.1(g) shall not impede the closing of the transactions contemplated under this Agreement, and Purchaser’s sole remedy for a Seller’s failure to deliver such documentation shall be to withhold pursuant to Section 2.6 such amounts from such Seller that failed to deliver such documents, as are required to be withheld under applicable Law; and

(h) evidence, in form and substance reasonably satisfactory to Purchaser, of the termination of the Monitoring Agreement.

3.2 Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to the Company and the Representative the following items:

(a) evidence of payment of the Closing payments set forth in Section 2.4;

(b) the Escrow Agreement, duly executed by Purchaser;

(c) the Payments Administration Agreement, duly executed by Purchaser; and

(d) a certificate of an authorized officer of Purchaser, dated as of the Closing Date, to the effect that the conditions specified in Section 10.1(a) and Section 10.1(b) have been satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as disclosed in the disclosure schedule of even date herewith (the “Disclosure Schedule”), each Seller severally (and not jointly) and solely with respect to itself, hereby makes the representations and warranties contained in this Article IV to Purchaser:

4.1 Organization; Good Standing; Qualification.

(a) Each Seller that is a legal entity, is duly organized, validly existing and in good standing (or equivalent status, if applicable) under the Laws of its jurisdiction of formation, and has the requisite power and authority to own, lease and operate its properties, assets and rights and to carry on its business as currently conducted.

(b) Each Seller that is a legal entity is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets, properties, rights or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, have a material adverse effect on such Seller’s ability to consummate the Transactions.

4.2 Authority; Approval. Each Seller has all requisite power and authority to enter into and has taken all action necessary to execute, deliver and perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by each Seller in connection with the consummation of the Transactions (the “Seller Documents”) and to consummate the Transactions. This Agreement has been duly executed and delivered by each Seller and, assuming the due authorization, execution and delivery hereof by the Company and Purchaser, constitutes a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

4.3 Ownership of Company Shares. As of the date of this Agreement, each Seller is the legal and beneficial owner of all of its Shares, free and clear of all Liens (other than restrictions on transfer arising pursuant to federal and state securities laws and Permitted Liens). Except as provided in Section 5.2(a) of the Disclosure Schedule, each Seller owns no other Equity Interests in the Company other than the Shares held by such Seller. Each Seller has full power and authority to sell, transfer, assign and deliver the Shares to Purchaser, and such delivery will convey to Purchaser at the Closing legal and beneficial title to its Shares free and clear of any and all Liens, other than restrictions on transfer arising pursuant to federal and state securities laws. Except pursuant to this Agreement, there is no contractual obligation pursuant to which any Seller has, directly or indirectly, granted any option, warrant or other right to any person to acquire any Equity Interests in the Company.

4.4 Governmental Filings; No Violations; Certain Contracts.

(a) Except for (i) compliance with, and filings under, the HSR Act; (ii) compliance with, and filings under, the applicable requirements of Antitrust Laws of jurisdictions other than the United States and under the applicable requirements of Foreign Investment Laws, each as set forth on Section 4.4(a) of the Disclosure Schedule; and (iii) such other items as disclosed in Section 4.4(a) of the Disclosure Schedule, no notices, reports or other filings are required to be made by any Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by any Seller from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by such Seller and the consummation of the Transactions, except for the purposes of subsection (iii) herein, those that the failure to make or obtain, as the case may be, would not, individually or in the aggregate, have a material adverse effect on the ability of such Seller to consummate the Transactions.

(b) The execution, delivery and performance of this Agreement by each Seller does not constitute or result in (i) a breach or violation of, or a default under, the certificate of formation or limited partnership agreement (or similar organizational documents) of such Seller (to the extent applicable) or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation, cancellation, acceleration, loss, impairment or alteration or other change of any rights, benefits or obligations under, result in the payment of any fee under, or the creation of a Lien on any of the assets, properties or rights of such Seller pursuant to, any Contract, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in

Section 4.4(a), under any Law or Permit to which such Seller is subject, except, in the case of clause (ii), for any such breach, violation, termination, default, creation, cancellation, acceleration, loss, impairment, alteration, change, fee or Lien that would not, individually or in the aggregate, have a material adverse effect on the ability of such Seller to consummate the Transactions.

4.5 Litigation. There are no Legal Proceedings or material actions, suits, proceedings or orders pending or, to the Knowledge of each Seller, threatened against Seller that are reasonably likely to prohibit or restrain the ability of Seller to enter into this Agreement or any Related Document or to consummate the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Disclosure Schedule, the Company hereby makes the representations and warranties contained in this Article V to Purchaser:

5.1 Organization, Good Standing and Qualification.

(a) The Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties, assets and rights and to carry on its business as conducted as of the date of this Agreement, except where the failure to be in good standing would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

(b) The Company and each of its Subsidiaries is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets, properties, rights or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

5.2 Capital Structure.

(a) The issued and outstanding share capital of the Company, as of the date hereof, consists of the Shares set forth in Section 5.2(a) of the Disclosure Schedule. The Shares are all owned by the Sellers, and, along with the Options and Restricted Shares, represent all of the Equity Interests of the Company. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in Section 5.2(a), as of the date hereof, the Company has not granted any options, warrants, rights or other securities convertible into or exchangeable or exercisable for Equity Interests of the Company or its Subsidiaries, or any other Contracts providing for the issuance of additional shares or for the repurchase or redemption of shares of the Equity Interests of the Company or its Subsidiaries. All of the outstanding shares of capital stock or other Equity Interests of each of the Company’s Subsidiaries are owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Liens, except for Permitted Liens.

(b) All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which any Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. The Company has not repaid, redeemed or purchased any of its own shares, reduced its share capital or capitalized any reserves or profits, in each case other than in the ordinary course of business consistent with past practices.

(c) Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Section 5.2(c) of the Disclosure Schedule sets forth a true and complete list of each of the Company’s Subsidiaries, together with the jurisdiction of formation of such Subsidiary. Except for the Subsidiaries of the Company listed in Section 5.2(c) of the Disclosure Schedule, the Company does not own or control, directly or indirectly, any Equity Interest in any Person, or have any obligation or commitment to acquire any such Equity Interest.

(d) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Equityholders of the Company on any matter. Other than the Options or Restricted Shares, the Company does not have any outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights.

(e) There are no shareholder agreements, stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries.

(f) Each of the 2024 Plan and the 2014 Plan (the “Equity Incentive Plans”) has been duly adopted by the board of directors of the Company. Schedule 5.2(f)(i) sets forth, as of the date of this Agreement, a true, correct and complete list of all holders of outstanding Options, including the number of Ordinary B Shares subject to each Option and the exercise price per share. The Company has made available to Purchaser complete and accurate copies of each Equity Incentive Plan and the forms of award agreements used thereunder. The Equity Incentive Plans and form of award agreements thereunder have not been amended, modified or supplemented since being provided to Purchaser. Schedule 5.2(f)(ii) sets forth, as of the date of this Agreement, a true, correct and complete list of all holders of outstanding Restricted Shares including the number of Ordinary B Shares subject to each issuance and the date of grant. With respect to each Option (whether outstanding or previously exercised), (i) each grant of an Option was duly authorized by all necessary corporate action, and the award agreement governing such grant (if any) was duly executed and delivered by each party promptly following the grant date, (ii) no Option has had its exercise date or grant date “back-dated” or materially delayed, (iii) each such grant was made in accordance with the terms of the applicable Equity Incentive Plan and all applicable Law in all material respects and are not and have not been the subject of any internal investigation, review or inquiry, and (iv) each such grant was properly accounted for in all material respects in a manner consistent with GAAP, other than as set forth in the financial statements (including the related notes) of the Company. The exercise price of all Options held by each employee of the Company or other service provider of the Company that is a U.S. taxpayer is at least equal to the fair market value of the applicable Ordinary B Shares on the date such Options were granted. All Options held by each employee or other service provider of the Company that is a U.S. taxpayer constitute options to purchase “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) with respect to the grantor and grantee thereof.

(g) Each Seller (other than Ascend Overseas Limited) has duly executed a Management Shareholders Agreement for all of their respective Shares, and true and correct copies of each such Management Shareholders Agreement for each Seller (other than Ascend Overseas Limited) has been provided to Purchaser.

5.3 Corporate Authority; Approval. The Company has all requisite corporate (or similar) power and authority to enter into and has taken all corporate (or similar) action necessary to execute, deliver and perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the consummation of the Transactions (the “Company Documents”) and to consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.4 Governmental Filings; No Violations; Certain Contracts.

(a) Except for (i) compliance with, and filings under, the HSR Act; (ii) compliance with, and filings under, the applicable requirements of Antitrust Laws of jurisdictions other than the United States and under the applicable requirements of Foreign Investment Laws; and (iii) such other items as disclosed in Section 5.4(a) of the Disclosure Schedule, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, except those that the failure to make or obtain, as the case may be, would not, individually or in the aggregate, be materially adverse to the Company and its Subsidiaries taken as a whole.

(b) Except as set forth in Schedule 5.4(b), the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation, cancellation, acceleration, loss, impairment or alteration or other change of any rights, benefits or obligations under, result in the payment of any fee under, or the creation of a Lien on any of the assets, properties or rights of the Company or any of its Subsidiaries pursuant to, any Company Material Contract, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.4(a) under any Law or Permit to which the Company or any of its Subsidiaries is subject, except, in the case of clause (ii), for any such breach, violation, termination, default, creation, cancellation, acceleration, loss, impairment, alteration, change, fee or Lien that would not, individually or in the aggregate, be materially adverse to the Company and its Subsidiaries taken as a whole.

5.5 Financial Statements.

(a) The following financial statements (such financial statements, the “Financial Statements”), which are attached as Schedule 5.5(a):

(i) the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2022 and December 31, 2023 (the “Audited Financial Statements”), and the related audited consolidated statements of operations and comprehensive income, cash flows, and changes in equity for the fiscal year of the Company and its Subsidiaries then ended; and

(ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2024 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of operations and income for the nine month-period then ended (the “Interim Financial Statements”).

(b) The Financial Statements (i) are true, complete and correct in all material respects, (ii) were prepared in accordance with GAAP applied consistently during the periods covered thereby, except as may be indicated in the notes thereto, subject, in the case of the Interim Financial Statements, to the absence of footnotes and other presentation items, year-end adjustments and purchase accounting adjustments for the acquisition of eepos Gmbh by Crosby Germany GmbH, and (iii) present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as at such dates in accordance with GAAP, subject, in the case of the Interim Financial Statements, to the absence of footnotes (which, if presented, would not materially differ in amount or in nature from those presented in the Audited Financial Statements dated December 31, 2023) and normal, recurring year-end adjustments (none of which are material individually or in the aggregate) and purchase accounting adjustments for the acquisition of eepos Gmbh by Crosby Germany GmbH.

(c) The Company has established and maintains a system of internal controls sufficient to provide reasonable assurance (i) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with the authorization of the Company’s and its Subsidiaries’ respective management and directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s or its Subsidiaries’ assets that could reasonably be expected to have a material effect on the Company’s financial statements, except in each case, for any deficiency that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

5.6 Absence of Certain Changes; No Undisclosed Liabilities. Since the date of the Latest Balance Sheet through the date of this Agreement, the business of the Company and each of its Subsidiaries has been conducted, in all material respects, in the ordinary course of business. Since the date of the Latest Balance Sheet through the date of this Agreement, there have not been any changes, events, facts, conditions, effects or occurrences that (i) have had a Material Adverse Effect, or (ii) if taken after the date of this Agreement without Purchaser’s consent by any Group Company, would constitute a breach of Section 7.3(b)(i), (ii), (iv), (v), (vi), (vii), (viii), (xv) and

(xvi), with respect to such subsections only. Except as set forth on Schedule 5.6 hereto, neither the Company nor any of its Subsidiaries has any liabilities, other than (a) as specifically reflected and adequately reserved against in the Interim Financial Statements, (b) those incurred in the ordinary course of business since the date of the Latest Balance Sheet (and not resulting from a breach of Contract, breach of warranty, tort, infringement, or violation of applicable Law), (c) those incurred in connection with the Transactions to the extent included in the Closing Statement amounts or specifically set forth in this Agreement, or (d) those that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except for liabilities reflected in the Financial Statements, neither the Company nor any of its Subsidiaries has any material off balance sheet liabilities that would be material to the Company and its Subsidiaries taken as a whole.

5.7 Litigation and Liabilities. As of the date hereof, except as set forth in Schedule 5.7, there are no, and since the Look Back Date there have not been (a) any, claims, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened in any court or other tribunal or before or by any Governmental Authority against the Company or any of its Subsidiaries, or any officer, director, or, to the Knowledge of the Company, employee of a Group Company arising out of their employment or director relationship with any Group Company, whether at law or in equity and before or by any Governmental Authority or arbitrator, and (b) no Company or any officer, director or employee of any Group Company, in their capacity as such, is or was subject to any judgment, order or decree of any Governmental Authority, and no Group Company is in default under or in breach of any order of any Governmental Authority applicable to such Group Company, which, for both subsections (a) and (b), if determined adversely, would, individually or in the aggregate, be material for the Group Companies taken as a whole.

5.8 Employee Benefits.

(a) Schedule 5.8(a) hereto sets forth a list of each of the following, if any, which is sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any of their current or former employees or for which the Company or any of its Subsidiaries has or would reasonably be expected to have any material liability or obligations:

(i) each material “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (whether or not subject to the provisions of ERISA), other than any plan that it is sponsored or maintained by a Governmental Authority or any Multiemployer Plan (each, a “Plan” and collectively referred to as the “Plans”); and

(ii) each material equity compensation, phantom equity, bonus, incentive, severance, change in control, retention, deferred compensation or employment Contract, plan, policy, arrangement or agreement and each other material benefit or compensation or remuneration plan, policy, arrangement or program which is not described in Section 5.5(a)(i), in each case, other than any benefit plan that is mandated by statute or applicable law or sponsored or maintained by a Governmental Authority (each, a “Benefit Program” and collectively referred to herein as the “Benefit Programs”); provided, however, that Schedule 5.8(a) shall not require disclosure of standard “offer” letters for at-will employment or “offer” letters or employment agreements with non-U.S. employees that provide for only the minimum statutory entitlements upon termination.

(b) Current copies of each Plan set forth on Schedule 5.8(a) have been made available to Purchaser. There has also been made available to Purchaser, with respect to each Plan set forth on Schedule 5.8(a), copies of the following (to the extent applicable): (i) a written description of any unwritten Plan; (ii) all related trust agreements and insurance contracts, (iii) copies of the most recent Internal Revenue Service (“IRS”) determination, advisory or opinion letter with respect to each such Plan intended to qualify under Section 401(a) of the Code; (iv) the most recent summary plan descriptions; and (v) for the most recent plan year, the recently filed Form 5500 annual report and accompanying schedules and any actuarial report (to the extent applicable). Copies or descriptions of all Benefit Programs set forth on Schedule 5.8(a) have also been made available to Purchaser.

(c) Except as otherwise set forth on Schedule 5.8(c) hereto or as otherwise would not be material to the Company and its Subsidiaries taken as a whole,

(i) neither the Company nor any of its Subsidiaries contributes to or has or ever had an obligation to contribute to, and neither the Company nor any of its Subsidiaries has or ever had any obligation or liability with respect to (A) a “Multiemployer Plan”; (B) a Plan subject to Section 412 of the Code or Title IV of ERISA (a “Title IV Plan”); (C) any “multiple employer plan” (within the meaning of ERISA or the Code), or (D) any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA, or (F) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code.

(ii) neither the Company nor any of its Subsidiaries sponsors, maintains or administers a defined benefit plan with respect to any employees located outside of the U.S.;

(iii) each Plan and Benefit Program has been established, funded and maintained in compliance with its terms and all applicable Laws including, without limitation, ERISA and the Code;

(iv) each of the Plans intended to be qualified under Section 401 of the Code has obtained a favorable determination letter from the IRS or is in the form of a preapproved plan that is the subject of a favorable opinion or advisory letter from the IRS and there has been no event, condition or circumstance that has adversely affected or could adversely affect the qualified status of such Plan;

(v) all premiums, contributions or other payments required to be made to the Plans by the Company or its Subsidiaries pursuant to the terms of such Plans and provisions and applicable Law as of the Closing Date have been made;

(vi) With respect to each Title IV Plan: (A) no reportable event (within the meaning of Section 4043 of ERISA that is not waived in accordance with applicable Law) has occurred within the last three years, or is reasonably expected to occur whether as a result of the transactions contemplated by this Agreement or otherwise; (B) the minimum funding standard under Section 430 of the Code has been satisfied and, during the last three (3) years, no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted; (C) during the last three (3) years, all contributions required under Section 302 of ERISA and Section 412 of the Code have been timely made; (D) during the last three (3) years, all amounts due to the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to Section 4007 of ERISA have been timely paid; (E) with respect to each Title IV Plan for which there has been a significant reduction in the rate of future benefit accrual as referred to in Section 204(h) of ERISA, the requirements of Section 204(h) of ERISA have been complied with; (F) during the last six (6) years, no Title IV Plan has been or is currently in “at risk” status under Section 430 of the Code or has been required to apply any of the funding-based limitations under Section 436 of the Code; (G) neither the Company nor any of its Subsidiaries is required to provide security under Section 436(f) of the Code; (H) there has been no event described in Section 4062(e) of ERISA, no liability has been incurred under Section 4062(e) of ERISA, and the transactions contemplated by this Agreement will not result in any event described in Section 4062(e) of ERISA; (I) no event has occurred or circumstances exist that would reasonably be expected to result in a liability under or with respect to Section 4069 of ERISA; and (J) during the last three (3) years, no proceeding has been commenced by the PBGC to terminate any Title IV Plan, and no condition exists which would reasonably be expected to constitute grounds for the termination of any such Employee Benefit Plan by the PBGC;

(vii) neither the Company nor any of its Subsidiaries, any Plans or any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA that could reasonably be expected to subject any of the Plans or the Company or its Subsidiaries to a material tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

(viii) there is no material claim pending (other than routine claims for benefits) with respect to any of the Plans or Benefit Programs before the IRS or the Department of Labor and no such claims have occurred in the prior three (3) years;

(ix) neither the execution and delivery of this Agreement nor the consummation of the Transactions will: (A) entitle any current or former employee of the Company or any of its Subsidiaries to any payment or benefit, cancellation of indebtedness, or increase in compensation from the Company or any of its Subsidiaries; (B) accelerate the time of payment or vesting of compensation under any Plan or Benefit Program, or otherwise give rise to any obligation to fund or any liability under any Plan or Benefit Program; (C) result in any forgiveness of indebtedness owed by any current or former employee of the Company or any of its Subsidiaries under any Plan or Benefit Program, or (D) impair in any way the right to amend, modify or terminate any Plan or Benefit Program;

(x) no payment which is or may be made by, from or with respect to any Benefit Program or otherwise to any current or former employee, officer or director of the Company or any of its Subsidiaries in connection with the Transactions, alone, or in combination with any other event, will result in an “excess parachute payment” under Section 280G of the Code or be subject to an excise tax under Section 4999 of the Code; and

(xi) no Plan or Benefit Program provides health or life insurance benefits to any former employee of the Company or any of its Subsidiaries, other than health continuation coverage required under Section 4980B of the Code or similar requirements under applicable Law (with the cost of such health continuation coverage at the expense of the participant or the beneficiary of the participant or that would otherwise not result in a material liability to the Company).

5.9 Compliance with Laws. Except as set forth in Schedule 5.9, each of the Company and its Subsidiaries (a) is in possession of all material Permits required under any and all applicable Laws for the current operation of its business, except where the failure to have such Permits would not be material to the Company and its Subsidiaries taken as a whole, and (b) complies with any and all Laws applicable to it in all material respects. Without limiting the generality of the foregoing, except as set forth in Schedule 5.9, (i) since the Look Back Date, neither the Company nor any of its Subsidiaries has received any written notice that indicates material non-compliance with any material applicable Laws and (ii) neither the Company nor any of its Subsidiaries is in default under any material applicable Laws or Permits applicable to the Company or any of its Subsidiaries.

5.10 Environmental Matters.

(a) Each of the Company and its Subsidiaries is, and since the Look Back Date has been, in compliance in all material respects with all applicable Environmental Laws.

(b) Each of the Company and its Subsidiaries possesses, and is in compliance in all material respects with, all Permits required under applicable Environmental Laws for the operation of its business as currently conducted.

(c) Since the Look Back Date, and to the Knowledge of the Company, prior thereto, neither the Company nor any of its Subsidiaries (i) has received or entered into any consent orders or similar enforcement orders from or with any Governmental Authority under Environmental Laws, or (ii) has received any written citation, complaint or other written notice from any Governmental Authority that alleges non-compliance with any applicable Environmental Laws, in each case of (i) and (ii), the subject of which is unresolved and except as would not be reasonably expected to result in a material liability for the Group Companies.

(d) There are no unresolved claims, actions, suits or proceedings relating to any Environmental Law that are pending or, to the Knowledge of the Company, threatened in writing in any court or before or by any Governmental Authority against the Company or any of its Subsidiaries which, if determined adversely, would be reasonably expected to result in a material liability for the Group Companies.

(e) Neither the Company nor any of its Subsidiaries and to the Knowledge of the Company, no other Person has caused or permitted the Release of any Hazardous Materials at any Real Property or any location where the Company is, or would be reasonably expected to be, responsible under applicable Environmental Laws, in each case, in concentrations or under conditions that would reasonably be expected to result in a material liability for the Company and its Subsidiaries taken as a whole under Environmental Laws.

5.11 Taxes.

(a) The Company and each of its Subsidiaries has timely filed (or there have been timely filed on their behalf) with appropriate Taxing Authorities all income and other material Tax Returns required to be filed by or with respect to them (taking into account valid extensions), and all such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries have timely paid all income and other material Taxes (whether or not shown to be due and payable on any such Tax Return) required to be paid by or with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions obtained in the ordinary course of business).

(b) The Company and each of its Subsidiaries have withheld and timely paid over to the appropriate Taxing Authority all material amounts of Taxes they were required to withhold and pay over (including from payments made to employees, independent contractors, creditors, stockholders and other third parties). The Company and each of its Subsidiaries has collected all material sales, use and similar Taxes required to be collected, including without limitation, value added tax for services provided by third parties, and has remitted such amounts to the appropriate Taxing Authority.

(c) As of the date hereof, there are no ongoing or pending material audits, examinations, investigations, claims, or judicial proceedings by any Taxing Authority with respect to material Taxes of the Company or any of its Subsidiaries, and, as of the date hereof, no Taxing Authority has threatened any such action in writing. No assessment of material Tax has been proposed by a Taxing Authority in writing against the Company or any of its Subsidiaries or any of their assets or properties, which remains unpaid or unresolved.

(d) There are no Liens for material Taxes upon any assets or properties of (or equity interests in) the Company or any of its Subsidiaries, except for Liens described in clause (i) of the definition of Permitted Liens.

(e) As of the date hereof, there are no waivers or extensions of the statutory period of limitations applicable to the assessment or collection of any material amount of Taxes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has requested or received any ruling or other guidance issued by any Taxing Authority.

(f) Neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4 (or comparable provision of state or local Tax Law) or in any arrangements which are “notifiable arrangements” for the purposes of Part 7 of the United Kingdom Finance Act 2004.

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, Tax sharing, Tax indemnity agreement or other similar Contract with any Person other than the Company or any of its Subsidiaries (other than any such agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes), or has any liability for material Taxes of any Person (other than the Company or any of its Subsidiaries), as a transferee or successor, or by contract (other than any such contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes).

(h) The Company and each Subsidiary thereof is classified as a C corporation for U.S. federal income Tax purposes.

(i) During the two (2) year period ending on the date hereof, neither the Company nor any of its Subsidiaries has distributed equity interests of another Person, or has had its equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of (i) any change in or use of an improper method of accounting (including any adjustment pursuant to Section 481(a) of the Code or any similar provision of state or local Tax Law) for a taxable period ending on or prior to the Closing Date; (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable Law in any jurisdiction) executed prior to the Closing; (iii) any installment sale or open transaction disposition occurring prior to the Closing; (iv) any prepaid amount or advance payment received, or deferred revenue accrued, prior to the Closing; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of foreign, state or local Law). Neither the Company nor any of its Subsidiaries will have to pay any Tax after the Closing as a result of Section 965(h) of the Code.

(k) Neither the Company nor any of its Subsidiaries has ever received a written claim to pay Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where the Company or its applicable Subsidiary has not paid Taxes or filed Tax Returns that has not been fully resolved.

(l) Neither the Company nor any of its Subsidiaries has been a member of any affiliated group (as defined in Section 1504(a) of the Code (or any comparable provision of state, local or non-U.S. Tax Law)) or consolidated, combined or unitary group for purposes of any other Taxes (in each case, other than a group that currently exists on the date hereof and that only includes the Seller, the Company and/or Subsidiaries of the Company).

(m) Neither the Company nor any of its Subsidiaries has commenced a “voluntary disclosure” (or similar) proceeding in any state, local or non-U.S. jurisdiction that has not been fully resolved or settled.

(n) Neither the Company nor any of its Subsidiaries has, nor has it ever had, a permanent establishment or an office or fixed place of business in any country other than its country of formation.

(o) To the Knowledge of the Company, neither Crosby US Acquisition Corp. nor Kito Americas, Inc. has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) All documents which are required to evidence title of any asset held by the Company or any Subsidiary and which are liable to United Kingdom stamp duty or are required to be stamped denoting that no United Kingdom stamp duty is chargeable, have been properly and duly stamped.

(q) Each of the Company and its Subsidiaries (to the extent required by VAT legislation) registered (in its jurisdiction of incorporation) for the purposes of VAT, has been so registered at all times that it has been required to be registered by VAT legislation, and such registration is not subject to any conditions imposed by or agreed with a Taxing Authority which have not been complied with. Each of the Company and its Subsidiaries has complied in all material respects with its legal obligations relating to VAT, including maintaining and retaining materially complete, accurate and up to date records, invoices and other documents in such form and for such periods as required by Tax Law.

(r) All claims of the Company and its Subsidiaries for capital allowances which have been made under the UK Capital Allowances Act 2001 (or any corresponding or similar non-UK Tax Law) have not been withdrawn, and no available allowances have been disclaimed.

(s) Each of the Company and its Subsidiaries has complied in all material respects with respect to any abandoned or unclaimed property, escheat or similar Laws.

(t) Each “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) that is or was maintained by the Company or any of its Subsidiaries has at all times been in material documentary and operational compliance with Section 409A of the Code. Neither the Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any Contract that provides for a reimbursement or gross up of Taxes pursuant to Section 409A of the Code, Section 4999 of the Code, or any similar state Law.

(u) No Person that is a U.S. taxpayer holds, or in the past held, Shares that are, or in the past were, non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been or was not timely made.

5.12 Labor Matters.

(a) The Company has made available to Purchaser an accurate list as of the date of November 22, 2024 of all employees of the Company and each of its Subsidiaries as of such date, and for each of them, (i) their name (to the extent permitted by applicable Law) or employee ID number; (ii) job classification; (iii) work location; (iv) commencement date of employment with the Company or applicable Subsidiary; (v) whether paid on an hourly or salary basis; (vi) current annualized compensation, in each case, to the extent permitted by applicable Law.

(b) As of the date of this Agreement, no director, officer or key employee of the Company or any of its Subsidiaries has provided written notice that he or she intends to terminate his or her employment.

(c) Except as set forth in Schedule 5.12(c), neither the Company nor any of its Subsidiaries is party to or bound by any CBA.

(d) The Company and each of its Subsidiaries is and since the Look Back Date has been in compliance, in all material respects, with all applicable Laws respecting labor, employment, employment practices, terms and conditions of employment, wages and hours, equal pay, overtime classification of employees exempt or non-exempt under state, federal or foreign overtime and wage and hour applicable Laws, employment discrimination, harassment and retaliation, plant closings and mass layoffs, immigration, workers’ compensation, labor relations, occupational health and safety, disability and unemployment insurance. Except as set forth in Schedule 5.12(d), since the Look Back Date, all independent contractors providing services to the Company or any of its Subsidiaries have been properly classified as independent contractors in all material respects for purposes of all applicable Laws and Benefit Programs.

(e) Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, there are no strikes or concerted work stoppages pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by its or their employees with respect to their employment with the Company or any of its Subsidiaries. To the Knowledge of the Company, there are currently no labor union organizational efforts by employees of the Company or any of its Subsidiaries with respect to their employment with the Company or any of its Subsidiaries.

(f) There has been no “collective redundancy”, “mass layoff” or “plant closing” (as defined under the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state or local mass layoff Law, statute, rule or regulation) (the “WARN Act”) with respect to a group of employees of the Company or any of its Subsidiaries in violation of the Warn Act within the twelve (12) months prior to the date hereof.

(g) In the past three years, any allegation, complaint, charge or claim of sexual harassment, sexual assault, or sexual misconduct (a “Sexual Misconduct Allegation”) made against any individual who is or was an officer, director, employee, or independent contractor of the Company or any of its Subsidiaries in such person’s capacity as such, of which the Company was aware, has been reasonably investigated. In the past three years, neither the Company nor any of its Subsidiaries has entered into any settlement agreement or nondisclosure agreement relating to any Sexual Misconduct Allegation against the Company or any of its Subsidiaries or their respective current or former officers, directors, employees, or independent contractors.

5.13 Intellectual Property.

(a) Schedule 5.13(a) hereto sets forth a list of all foreign and domestic issuances and registrations of, and applications for, patents, trademarks, copyrights and domain names owned or purported to be owned by, as of the date hereof, the Company or any of its Subsidiaries (“Registered Company Intellectual Property”), together with any Software that constitutes Owned Intellectual Property. The Company and its Subsidiaries (i) own all right, title and interest in or to, free and clear of all Liens other than Permitted Liens, all material Owned Intellectual Property and are the owner of record for all Registered Company Intellectual Property, and (ii) have rights to use, pursuant to a valid, enforceable Intellectual Property License, all other material Intellectual Property used by or otherwise necessary to the Company and its Subsidiaries in their respective businesses as currently conducted.

(b) Schedule 5.13(b) lists all material Contracts under which a third party licenses or provides any material Intellectual Property (including covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Intellectual Property) to the Company or any of its Subsidiaries, or under which the Company or its Subsidiaries licenses or provides any material Intellectual Property to any third party (collectively “Intellectual Property Licenses”), excluding (A) any licenses for Shrink-Wrap Code or for Open Source Software, (B) nondisclosure agreements entered in the ordinary course of business that contain customary terms, (C) any grants of Intellectual Property by an employee or contractor of the Company or one of its Subsidiaries entered into in the ordinary course of business or on Company’s standard forms made available to counsel for Purchaser (without material modification), (D) non-exclusive licenses of Intellectual Property granted by the Company or its Subsidiaries to any third party pursuant to the Company’s standard forms made available to counsel for Purchaser (without material modification) and (E) any IP License Exception. Except as would not be material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries are in material compliance with all licenses governing the Company’s and its Subsidiaries’ use of third-party Intellectual Property. Other than (A) material Intellectual Property licensed to the Company and its Subsidiaries under (i) licenses for the Open Source Software, (ii) licenses for Shrink-Wrap Code, (iii) nondisclosure agreements entered in the ordinary course of business that contain customary terms (and no residuals clauses), (iv) the Company’s standard forms with employees and contractors made available to counsel for Purchaser, and (v) the Contracts set forth in (and not required to be set forth in) Schedule 5.13(b), and (B) any other material Intellectual Property to which the Company or any of its Subsidiaries has sufficient rights, no material third party Intellectual Property (other than immaterial third party trademarks) is used in or necessary for the conduct of the business of the Company and its Subsidiaries as it currently is conducted by the Company and its Subsidiaries, including the design, development, manufacture, use, hosting, marketing, import for resale, distribution, provisioning, licensing out and/or sale of all Company Products.

(c) Except as would not be material to the Company and its Subsidiaries taken as a whole, all Owned Intellectual Property is fully transferable, alienable, and licensable to any Person whatsoever by the Company and its Subsidiaries without restriction and without payment of any kind to any third party. Except as would not be material to the Company and its Subsidiaries taken as a whole, and except as set forth on Schedule 5.4(b), neither this Agreement nor the transactions contemplated by this Agreement, will cause: (i) the Company or any of its Subsidiaries to grant to any third party any right to or with respect to any Company Intellectual Property, (ii) the Company or any of its Subsidiaries to lose any rights in or to any Company Intellectual Property, or (iii) the Company or any of its Subsidiaries to be in violation of any provision of any Contract (including restriction on assignment) or to be obligated to pay any royalties or other fees or consideration with respect to any Intellectual Property of any third party in excess of those payable by the Company and its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby.

(d) The material Owned Intellectual Property is valid and enforceable and the Registered Company Intellectual Property is subsisting. Except as would not be material to the Company and its Subsidiaries taken as a whole, with respect to each item of Registered Company Intellectual Property: (A) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant Patent, Copyright,

Trademark or other authorities, Governmental Authorities, or registrars in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Registered Company Intellectual Property; and (B) each such item is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), in each case of (A) and (B), except as has not resulted in the lapse or abandonment thereof. Since the Look Back Date, there have been no claims received or threatened in writing by or, threatened in writing against the Company or any of its Subsidiaries contesting the validity, ownership, use, or enforceability of any of the material Intellectual Property owned by the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps to maintain rights in the Registered Company Intellectual Property.

(e) Since the Look Back Date, neither the Company nor any of its Subsidiaries has made any written claim of any violation, misappropriation or infringement by other Persons of any Owned Intellectual Property. To the Knowledge of the Company, no other Persons are infringing, misappropriating or otherwise violating any material Owned Intellectual Property or have done so since the Look Back Date.

(f) Since the Look Back Date, (i) neither the Company nor any of its Subsidiaries has received any written notice that it is violating, misappropriating or infringing upon the Intellectual Property of other Persons, and (ii) since the Look Back Date, the operation of the businesses of the Company and its Subsidiaries, including the manufacture or sale by the Company or its Subsidiaries of any Company Products or the use of any Company Intellectual Property by the Company or its Subsidiaries has not been and is not currently violating, misappropriating, or infringing upon any Intellectual Property rights of other Persons.

(g) Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, each employee of the Company and its Subsidiaries and any other Person responsible for creating, inventing, improving or otherwise developing any Intellectual Property for or on behalf of the Company or one of its Subsidiaries has validly and enforceably assigned to the Company or one of its Subsidiaries all Intellectual Property Rights he or she developed for or on behalf of the Company or its Subsidiaries or in the scope of such Person’s employment or engagement with the Company or its Subsidiaries. Except as would not be material to the Company and its Subsidiaries taken as a whole, without limiting the foregoing, no Person (other than the Company or its Subsidiaries) owns or has any right, claim, interest or option, including the right to further remuneration or consideration or to assert any Moral Rights, with respect to any material Owned Intellectual Property, nor has any employee, consultant, or independent contractor made any written or, to the Company’s Knowledge, verbal assertions with respect to any alleged ownership thereof or any such right, claim, interest or option, nor threatened in a writing received by the Company any such assertion. To the Company’s Knowledge, it will not be necessary for the Company’s conduct of its business to use any inventions of any of the Company’s or its Subsidiaries’ employees, consultants or independent contractors (or Persons it currently intends to hire) made prior to their employment or retention, as applicable, by the Company and its Subsidiaries, which inventions have not been assigned or, with respect to consultants or independent contractors, licensed to the Company and its Subsidiaries.

(h) The Company and its Subsidiaries take and at all times since the Look Back Date have taken commercially reasonable steps to maintain the confidentiality of any trade secrets or confidential information owned by or in the possession of the Company or any of its Subsidiaries. Except as would not be material to the Company and its Subsidiaries taken as a whole, since the Look Back Date, there has been no disclosure by the Company or any of its Subsidiaries of any trade secrets or confidential information owned by or in the possession of the Company or any of its Subsidiaries, except pursuant to a valid, enforceable confidentiality Contract that maintains the secrecy of such trade secrets or confidential information owned by or in the possession of the Company or any of its Subsidiaries.

(i) The Company and its Subsidiaries take commercially reasonable steps designed to protect the Company Systems and the information stored therein from any unauthorized access, interruption or modification by any third party. Since the Look Back Date, there have been no material (i) breakdowns or outages of the Company Systems that have caused any material disruption in the operation of the Company’s and each of its Subsidiaries’ businesses that have not been remediated in all material respects, or (ii) Security Breaches of, or other unauthorized access to, any Company Systems owned or controlled by the Company or its Subsidiaries.

(j) Neither the Company, its Subsidiaries nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person; currently agrees to disclose, deliver or license to any Person; or authorized the disclosure or delivery to any escrow agent or other Person of, any source code for any material Software constituting Owned Intellectual Property, except for disclosures to employees or to consultants, or independent contractors under binding written agreements that prohibit use or disclosure except in the performance of services to the Company or its Subsidiaries.

(k) The Company and its Subsidiaries are, and at all times since the Lookback Date have been, in material compliance with (i) all applicable Laws pertaining to (A) privacy, data security, cyber security, data protection, security incident notification, marketing, electronic and telephonic communications, and e-commerce and (B) the Processing of Personal Data ((A) and (B) together “Privacy Laws”); (ii) all Contracts (or portions thereof) to which the Company or one of its Subsidiaries is a party that are applicable to the Processing of Personal Data (collectively, “Privacy Agreements”); and (iii) the applicable requirements of the PCI Security Standards Council’s Payment Card Industry Data Security Standard.

(l) The Company and its Subsidiaries have implemented written policies relating to Processing of Personal Data, including, without limitation, a publicly posted website privacy policy, mobile application privacy policy, and a comprehensive information security program that includes appropriate written information security and information technology policies (“Privacy and Information Security Policies”). The Company and its Subsidiaries do not sell, rent, or otherwise make available any Personal Data to non-affiliated third parties for the third parties’ own use. Except as would not be material to the Company and its Subsidiaries taken as a whole, there is no pending, nor has there been since the Look Back Date, any, complaint, audit, proceeding, investigation, or claim against (and received in writing by) the Company or its Subsidiaries initiated by any Person or Governmental Authority alleging that any Processing by or on behalf of the Company or its Subsidiaries is in violation of any applicable Privacy Requirements or otherwise constitutes an unfair, deceptive, abusive, or misleading trade practice.

(m) Except as would not be material to the Company and its Subsidiaries taken as a whole, at all times since the Look Back Date, the Company and its Subsidiaries have taken commercially reasonable steps (including, without limitation, implementing, maintaining, and monitoring compliance with commercially reasonable measures with respect to administrative, organizational, technical and physical security) to protect the confidentiality, integrity, and security of all Personal Data, customer data, and confidential information in their possession or control against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure, Processing, or other misuse. To the extent required for the Company and its Subsidiaries to materially comply with applicable Privacy Laws, the Company and its Subsidiaries contractually require third parties, including vendors and other persons providing services to the Company or Subsidiaries that have access to or Process Personal Data from or on behalf of the Company or its Subsidiaries to comply with all applicable Privacy Laws, and to take commercially reasonable steps to ensure that all of Company’s and its Subsidiaries’ Personal Data, customer data, and confidential information in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure, Processing or other misuse.

(n) Since the Look Back Date, there has been no (i) unauthorized access, use, processing, loss, destruction, modification, unavailability, or disclosure of Personal Data, customer data, or confidential information in the possession or control of the Company or its Subsidiaries; or (ii) denial of service, ransomware, successful phishing, social engineering, or business email compromise incident, in each case, suffered by and that is material to the business of the Company and its Subsidiaries ((i) or (ii) a “Security Breach”). Since the Look Back Date, the Company has not provided any notices to, nor has it been legally required to provide any such notices, to any Person as a result of any such Security Breach. To the Knowledge of the Company, no third-party Processing Personal Data, customer data, or confidential information on behalf of Company or its Subsidiaries has since the Look Back Date experienced a Security Breach affecting Company’s or its Subsidiaries Personal Data, customer data, or confidential information. Since the Look Back Date, neither the Company, its Subsidiaries, nor any third party acting at their direction or authorization has paid any perpetrator of any actual or threatened Security Breach or cyber-attack, including, but not limited to a ransomware attack or a denial-of-service attack.

(o) Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, since the Look Back Date, the Company and its Subsidiaries have not (i) received direct written communication from any website or online services owner or operator that their access to such website is unauthorized; (ii) entered into a written agreement with any website or online services owner or operator prohibiting scraping activity; (iii) accessed any website’s or online service’s information through illicitly circumventing a password requirement or similar technological barrier; or (iv) scraped any data from a website or online service that has a clickwrap agreement prohibiting such activity.

(p) Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, and except as set forth on Schedule 5.4(b), neither the execution, delivery, or performance of this Agreement or the other operative documents nor the consummation of the transactions contemplated in this Agreement or the other operative documents will violate any Privacy Requirements.

(q) Except as would not be material to the Company and its Subsidiaries taken as a whole, (i) the Company and its Subsidiaries have obtained and possess valid licenses to use all of the software programs installed on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s and its Subsidiaries’ businesses, (ii) the Company and its Subsidiaries take commercially reasonable steps designed to safeguard the confidentiality, security, and integrity of the Company Systems and (iii) the Company Systems are, as of the date hereof and have been since the Look Back Date, free from any virus, malware, or malicious code and are sufficient for the operation of the business of Company and its Subsidiaries. Since the Look Back Date, there have been no failures or breakdowns of the Company Systems that materially disrupted the operations of the Company and its Subsidiaries, taken as a whole.

5.14 Insurance. Schedule 5.14 hereto contains a true and complete list of all insurance policies (including interests in captive entities and reinsurers)held by the Company or any of its Subsidiaries as of the date of this Agreement (other than any of the foregoing underlying, constituting or maintained in connection with any Plans or Benefit Programs) (collectively, “Insurance Policies”), true and complete copies of which have been made available to Purchaser. All Insurance Policies are in full force and effect, all material amounts due for premiums with respect thereto covering all periods up to an including the Closing Date will have been paid in accordance with their terms, and no written notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy. Except as set forth on Schedule 5.14, (a) no member of the Company has made any material claim under any Insurance Policy since the Lookback Date with respect to which an insurer has, in a written notice to any Group Company, denied or disputed its rights with respect to coverage other than customary reservations of rights and (b) no insurer has threatened in writing to cancel any Insurance Policy. A true and complete claims history for each Insurance Policy covering the three-year period prior to the date hereof has been made available to Purchaser.

5.15 Real Property.

(a) Schedule 5.15(a) sets forth the addresses of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or its Subsidiary, as applicable, has good, valid, and to the extent applicable in the jurisdiction in which the applicable Owned Real Property is located, marketable, title to all Owned Real Property, free and clear of all Liens, except Permitted Liens. Except as would not be material to the Group Companies, taken as a whole:

(i) there are no pending or, to the Company’s Knowledge, threatened condemnation proceedings, suits or administrative actions relating to any Owned Real Property;

(ii) such Owned Real Property is in compliance with all applicable Laws and Permits affecting such Owned Real Property, and the Company has not received written notice of violation of any such Laws which have not heretofore been cured or corrected;

(iii) Such Owned Real Property and all improvements thereon are in reasonably good working condition and repair, ordinary wear and tear excepted, subject only to normal, scheduled maintenance, and are reasonably sufficient for their current uses in the operation of the business of the Group Companies as currently conducted thereon;

(iv) there are no contracts or other, agreements, granting to any third party or parties the right of use or occupancy of such Owned Real Property, or any portion thereof, and there are no third parties in possession of any such Owned Real Property;

(v) each such Owned Real Property has adequate direct vehicular access to a public road;

(vi) such Owned Real Property has adequate access to utilities and other services necessary for the operation of the business of the Group Companies as currently conducted at such Owned Real Property;

(b) Schedule 5.15(b)(i) hereto sets forth a list of the addresses of all real property leased, subleased, licensed or otherwise used and occupied by the Company or any of its Subsidiaries, other than the Owned Real Property (the “Leased Real Property”). True, complete and correct copies of all leases, subleases, licenses, or other agreements pursuant to which the Company or any of its Subsidiaries hold an interest in the Leased Real Property (the “Leases”), together with all amendments, extensions, renewals, guaranties and other material agreements with respect thereto, have been provided or otherwise made available to Purchaser. Except as would not be material to the Group Companies, taken as a whole, or except as set forth on Schedule 5.15(b)(ii), with respect to each of the Leases: (i) such Lease is in full force and effect and is a valid and binding obligation of the Company or any of its Subsidiaries that is a party thereto and enforceable in accordance with its terms against the Company or such Subsidiary and, to the Knowledge of the Company, each other party thereto; (ii) no Group Company has received written notice from any counterparty to such Lease claiming that such Group Company is in default under such Lease; (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in default or breach of such Lease, and, to the Knowledge of the Company, there does not exist any event, condition or omission that would, with the giving of notice or the passage of time, or both, constitute such a default or breach; (iv) the Company and each of its Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; (v) the applicable Group Company’s leasehold interest in the Leased Real Property is free and clear of all Liens, except Permitted Liens; (vi) the Group Companies’ use and operation of the Leased Real Property is in compliance with all applicable Laws and Permits; (viii) the Group Companies’ possession and quiet enjoyment of the Leased Real Property has not been disturbed; and (ix) all buildings and improvements at the Leased Real Property which the Group Companies are responsible for maintaining pursuant to the terms of the applicable Lease are in reasonably good working condition and repair, ordinary wear and tear excepted, and are reasonably sufficient for their current uses in the operation of the business of the Group Companies as currently conducted.

5.16 Contracts.

(a) As of the date hereof, except for Plans or Benefit Programs or Lease, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (each, a “Company Material Contract”):

(i) any Contract (other than purchase orders with suppliers or customers entered into in the ordinary course of business) that involves annual payments or consideration furnished by or to the Company or any of its Subsidiaries of more than $2,500,000;

(ii) any Contract with any officer, director, manager, equityholder or Affiliate of any Group Company or any family member of such Person, including indemnification agreements, that have any continuing obligations as of the date of this Agreement;

(iii) any Contract for capital expenditures by the Company or any of its Subsidiaries in excess of $2,500,000;

(iv) any material Contract for the license of material Intellectual Property used by the Company and its Subsidiaries in excess of $2,500,000 (other than any (A) “shrink wrap” or other licenses for commercially available off-the-shelf software, (B) licenses granted by or to customers, suppliers, distributors and vendors in the ordinary course of business, (C) Contracts relating to free or open source software, or (D) Contracts where the granting or obtaining of rights to Intellectual Property is ancillary or incidental to the transactions contemplated in such Contract) (clauses (A)-(D), each, an “IP License Exception”));;

(v) any Contract relating to the borrowing of money from Persons other than the Company or any of its Subsidiaries, or the guaranty of another Person’s borrowing of money or other obligation, including all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing (other than advances to employees for expenses in the ordinary course of business or transactions with customers on credit in the ordinary course of business or Contracts pursuant to which money is owed to a member of the Group Companies);

(vi) any collective bargaining agreement or similar agreement with any labor union, works council, or similar labor organization covering employees of the Company or any of its Subsidiaries (each, a “CBA”);

(vii) any Contract (A) containing a covenant limiting in any material respect the right of a Group Company to (I) engage in any line of business, or (II) compete with any Person in any line of business or any geographic area, (B) prohibiting or limiting the right of a Group Company to make, sell or distribute any products or services or (C) containing a “most favored nation” clause in favor of a third party;

(viii) any Contract for joint ventures, partnerships, strategic alliances or similar arrangements;

(ix) any Contract granting to any Person (other than a member of the Group Companies) an option or a first-refusal, first-offer or similar preferential right to purchase or acquire any material assets of any of the Group Companies;

(x) any warranty, indemnification, guaranty or other similar undertaking with respect to contractual performance extended by the Group Companies other than in the ordinary course of business;

(xi) any settlement, conciliation, or similar Contract entered into since the Lookback Date arising out of or related to any claim asserted by any Person (including any Governmental Authority) which has an outstanding monetary obligation greater than $1,000,000; or

(xii) any Contract involving the sale or purchase of all or substantially all of the assets or capital stock (including by merger) of any Person (A) entered into since the Look Back Date, or (B) for which a Group Company has any executory obligations, other than customary post-closing covenants and indemnification obligations.

(b) The Company has made available to Purchaser true and correct copies of each Company Material Contract. Each Company Material Contract listed or required to be listed on Schedule 5.16(a) is a valid and binding obligation of the Company or any of its Subsidiaries that is party thereto and enforceable in accordance with its terms against the Company or such Subsidiary and, to the Knowledge of the Company, each other party thereto. To the Knowledge of the Company, no such other party to a Company Material Contract has provided or received any notice of any intention to terminate any Company Material Contract. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in material default or breach of any of the Company Material Contracts, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default or breach under any Company Material Contract.

5.17 International Trade and Anti-Corruption Matters.

(a) For the past five (5) years, neither the Company, any of its Subsidiaries, nor any of their representatives or any agent acting at the direction or on behalf of the Company or its Subsidiaries, has: (i) provided, offered, gifted, promised, or made any contribution, bribe, rebate, payoff, influence payment, kickback, or other payment, in any form, whether in money, property, or services, to any Person, private or public, including any Government Official, political party, or candidate for government office (A) to influence any act or decision of such official, party, or candidate in his or her official capacity, induce such official, party, or candidate to do or omit to do any act in violation of their lawful duty, secure any improper advantage, obtain favorable treatment, secure contracts, or obtain special concessions for the benefit of the Company or any of its Subsidiaries, or (B) to induce such official, party, or candidate to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of such government or instrumentality, in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any person; (ii) paid for favorable treatment for the Company or any of its Subsidiaries or for contracts secured; (iii) made payments to secure special concessions already obtained; in the case of (i) – (iii) in violation of any applicable Anti-Corruption Laws.

(b) The Company and its Subsidiaries are currently, and for the last five (5) years have been, in compliance with applicable International Trade Laws.

(c) The Company and its Subsidiaries are currently, and since April 24, 2019, have been, in compliance with applicable Sanctions Laws. Neither the Company, its Subsidiaries, nor anyofficer, director, employee or agent of the Company or any other person associated with or acting on behalf of the Company or its Subsidiaries is a Sanctioned Person.

(d) For the past five (5) years, there has not been, and there is no, pending or, to the Knowledge of the Company, threatened Legal Proceeding before any court or other Governmental Entity against the Company, its Subsidiaries, or any of its officers, directors, employees, agents or representatives (in each case, in their capacity as such), or any internal investigation by the Company or its Subsidiaries, or their respective legal or other representatives or a Governmental Entity, that relates to a potential or actual material violation of any International Trade Laws, Sanctions Laws, and Anti-Corruption Laws, nor, to the Knowledge of the Company, does a basis for any such claim exist.

5.18 [RESERVED].

5.19 Transactions With Affiliates. Schedule 5.19 hereto sets forth all Contracts between the Company or any of its Subsidiaries, on the one hand, and officers, directors, managers, equityholders, or Affiliates of the Company or its Subsidiaries (other than the Company or any of its Subsidiaries), or, to the Knowledge of the Company, any family member of such Person, on the other hand, that will not be terminated effective as of the Closing Date. Except for (a) employment and equity agreements and arrangements entered into by a Group Company and any employee thereto, (b) participation in Plans by employees, or (c) as disclosed on Schedule 5.19, none of the officers, directors, managers, equityholders, or Affiliates of the Company or its Subsidiaries (other than the Company and its Subsidiaries) or, to the Knowledge of the Company, any family member of such Person, (i) owns any material property which is used by the Company or any of its Subsidiaries in the conduct of its business, (ii) owes any amount to the Group Companies, nor do the Group Companies owe any amount to, or has any Group Company committed to make any loan or extend or guarantee credit to or for the benefit of, any such Person, or (iii) has purchased, acquired or leased any property, rights or services from, or sold, transferred or leased any assets, property, rights or services to any Group Company.

5.20 Brokers and Finders. Neither the Company nor any of its officers, directors or employees has engaged, as of the date hereof, any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except as set forth on Schedule 5.20.

5.21 Personal Property; Condition and Sufficiency of Assets.

(a) Except as disposed of in the ordinary course of business, the Group Companies have good and marketable title to, or in the case of leased tangible assets and other personal property, a valid leasehold interest in, all material items of tangible personal property reflected on the Financial Statements as owned or leased by a member of the Group Companies, free and clear of any Liens other than Permitted Liens.

(b) Except as set forth in Schedule 5.21, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Group Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Group Companies, together with all other properties and assets of the Group Companies, are sufficient for the continued conduct of the business of the Group Companies after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Group Companies as currently conducted.

5.22 Top Customers.

(a) Schedule 5.22(a) sets forth the names of the top ten (10) customers of the Group Companies by dollar purchase volume (measured by the gross amount invoiced to such customer during the applicable period) that purchased goods, products or services from the Group Companies during the years ended December 31, 2023 and December 31, 2024, respectively (each a “Top Customer” and collectively, the “Top Customers”), together with the amount of the dollar purchase volume of each such Top Customer.

(b) Except as set forth in Schedule 5.22(b), the Group Companies do not provide any special rebate, discount or similar programs (whether or not in writing) to any of the Top Customers. The Group Companies maintain good relations with each Top Customer and is in compliance with the terms and conditions of each Top Customer, and no event has occurred that would adversely affect any Group Company’s relations with any such Top Customer. Since December 31, 2024, none of the Top Customers has canceled, terminated or made any threat in writing to: (i) cancel or otherwise terminate its Contract with any Group Company, (ii) cancel or otherwise terminate its business relationship with any Group Company or (iii) materially decrease its usage of any Group Company’s services or products. None of the Top Customers has advised any Group Company in writing that it will require any member of the Group Companies to reduce prices or otherwise adversely change the terms of sale to such Top Customer as a condition of obtaining business or retaining existing business.

5.23 Top Suppliers.

(a) Schedule 5.23(a) sets forth the names of the top ten (10) vendors and/or suppliers by dollar purchase volume (measured by the gross amount invoiced to the Group Companies by such vendor and/or supplier during the applicable period) from which any Group Company ordered raw materials, components, supplies, merchandise, finished goods and related services or other goods and services (collectively, “Goods”) during the years ended December 31, 2023 and December 31, 2024, respectively (each a “Top Supplier” and collectively, the “Top Suppliers”), together with the total amount for which each such Top Supplier invoiced the Group Companies for the applicable time period.

(b) The Group Companies maintain good relations with each of the Top Suppliers, and no event has occurred that would materially and adversely affect any Group Company’s relations with any such Top Supplier. Since December 31, 2024, no Top Supplier has canceled, terminated or made any threat in writing to cancel or otherwise terminate its business relationship with any Group Company. None of the Top Suppliers have advised any Group Company, in writing, that any Top Supplier intends to refuse or otherwise fail to supply Goods to any Group Company at any time after the Closing Date in a manner consistent with past practices or has breached its obligations to any Group Company in any material respect since the Lookback Date that was not cured after a reasonable period after notice from the applicable Group Company.

5.24 Products Warranty. Since the Look Back Date, each product manufactured, sold, leased, or delivered by the Group Companies has been in conformity in all material respects with all applicable contractual commitments, and no Group Company has any material Liabilities (and there has been no written notice or indication of intent of any reasonable basis for any present or future action, suit, claim or Legal Proceeding against any of them giving rise to any material Liability) for replacement or repair thereof or other damage in connection therewith in excess of any reserve for product warranty claims included in the Interim Financial Statements, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Group Companies. Since the Look Back Date, no product manufactured, sold, leased, or delivered by any Group Company is subject to any guaranty, warranty, or other indemnity beyond the applicable terms and conditions of sale or lease.

5.25 Accounts and Notes Payable. All accounts payable and notes payable by each Group Company to third parties arose in the ordinary course of business and, there is no such account payable or note payable that is past due according to its terms, except those contested in good faith.

5.26 [RESERVED].

5.27 Government Contracts.

(a) No Current Government Contract was, at the time of award or currently, dependent upon the Company having any Preferred Bidder Status, either individually or as a member of a joint venture, and no Government Bid required the Company to certify or represent that it had Preferred Bidder Status, either individually or as a member of a joint venture, either to be eligible for award or to receive credit under the evaluation criteria of the solicitation to which the Government Bid relates. Neither the Company nor any of its Subsidiaries has submitted a Government Bid or been awarded a Government Contract which the Company or its Subsidiaries was ineligible to be awarded due to its bidder status classification at the time such Government Bid was submitted (including in connection with a procurement reserved or set-aside for companies having a Preferred Bidder Status). With respect to each Government Contract, no Person has informed the Company or any of its Subsidiaries that the applicable Governmental Authority or higher tier contractor shall terminate, reduce expenditures under or fail to exercise options included in the Government Contract because of any change in Preferred Bidder Status following size recertification or consummation of the transactions contemplated by this Agreement.

(b) With respect to each Government Contract, Government Vendor Subcontract, Teaming Agreement and Government Bid, to the Knowledge of the Company, there are no Current Government Contracts or Government Bids (or mitigation plans under such Current Government Contracts or Government Bids) that include one or more terms or provisions that restrict the Company’s or its Subsidiaries’ ability to bid on or perform work on specific future contracts or programs or for specific periods of time based upon “organizational conflicts of interest,” as defined in FAR Subpart 9.5 or other applicable Law, regulation, or Contract term.

(c) Since the Look Back Date, with respect to any Government Contract or Government Bid: (i) there is no pending Action or, to the Knowledge of the Company, reasonable basis to give rise to any Action against the Company for Fraud or under the United States civil or criminal False Claims Acts, the United States Procurement Integrity Act or other applicable Law, (ii) there have been no written document requests, subpoenas, search warrants or civil investigative demands received by the Company or any of its Subsidiaries in connection with or related to any Government Contract or Government Bid, (iii) neither the Company, its Subsidiaries nor any of their respective predecessors nor, to the Knowledge of the Company, any officer, manager or director of the Company or its Subsidiaries has been notified by a Governmental Authority that it was under administrative, civil or criminal investigation, indictment or criminal investigation, or audit (other than routine audits by the Defense Contract Audit Agency in the ordinary course of business) with respect to any Government Contract or Government Bid, and (iv) neither the Company nor any of its Subsidiaries has ever made a written voluntary or mandatory disclosure to a Governmental Authority with respect to any alleged material false statements, false claims, failure to comply with applicable Law, or alleged material irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.

(d) (i) Neither the Company nor any Subsidiary or Affiliate of the Company nor, to the Knowledge of the Company any officer, manager, director or any “Principal” (as defined in FAR 2.101) of the Company or its Subsidiaries, has been debarred, proposed for debarment or suspended from participation in the award of Government Contracts (it being understood that debarment and suspension do not include ineligibility to bid for certain contracts due to generally applicable bidding requirements); nor subject to any indictment, lawsuit, subpoena, civil investigative demand, discovery request, Legal Proceeding, voluntary disclosure, consent decree, judgment, deferred prosecution agreement, Action, dispute, mediation, arbitration or settlement concerning any material violation of any requirement pertaining to a Government Contract or Government Bid; nor are any of them listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs, (ii) neither the Company nor any of its Subsidiaries has been determined by a Governmental Authority to be non-responsible or ineligible for award of a Government Contract since the Look Back Date, and (iii) neither the Company nor any of its Subsidiaries, Affiliates, officers, managers, directors or “Principals” (as defined in FAR 2-101) has since the Look Back Date been convicted of or had a civil judgment rendered against them for: commission of Fraud or a criminal offense in connection with obtaining, attempting to obtain or performing a public (federal, state or local) contract or subcontract; violation of federal or state antitrust statutes relating to the submission of offers; or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, violating federal criminal Tax Laws or receiving stolen property.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the Disclosure Schedule, Purchaser hereby makes the representations and warranties contained in this Article VI to the Company and the Sellers:

6.1 Organization, Good Standing and Qualification.

(a) Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of New York and has the requisite power and authority to own, lease and operate its properties, assets and rights and to carry on its business as currently conducted.

(b) Purchaser is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets, properties, rights or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, in good standing or to have such power or authority is not, individually or in the aggregate, reasonably likely to have a material adverse effect on Purchaser’s ability to consummate the Transactions.

6.2 Corporate Authority; Approval. Purchaser has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the Transactions (the “Purchaser Documents”) and to consummate the Transactions. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by the Company and the Sellers, constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or consent of the direct or indirect holders of any capital stock of, or other equity or voting interest in, Purchaser is required to approve this Agreement or the Financing, including, but not limited to, the PIPE Financing.

6.3 Governmental Filings; No Violations; Certain Contracts.

(a) Except for (i) compliance with, and filings under, the HSR Act; (ii) compliance with, and filings under, the applicable requirements of Antitrust Laws of jurisdictions other than the United States and under the applicable requirements of Foreign Investment Laws; and (iii) such other items as disclosed in Section 6.3(a) of the Disclosure Schedule, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Purchaser and the consummation of the Transactions, except those that the failure to make or obtain, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Transactions.

(b) The execution, delivery and performance of this Agreement by Purchaser does not constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Purchaser or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation, cancellation, acceleration, loss, impairment or alteration or other change of any rights, benefits or obligations under, result in the payment of any fee under, or the creation of a Lien on any of the assets, properties or rights of Purchaser or any of its Subsidiaries pursuant to, any Contract, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 6.3(a), under any Law or Permit to which Purchaser, or any of its Subsidiaries is subject, except, in the case of clause (ii), for any such breach, violation, termination, default, creation, cancellation, acceleration, loss, impairment, alteration, change, fee or Lien that would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the Transactions.

6.4 Litigation. There are no Legal Proceedings or material actions, suits, proceedings or orders pending or threatened against Purchaser that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or any Related Document or to consummate the Transactions.

6.5 Brokers and Finders. Other than J.P. Morgan Chase & Co., neither Purchaser nor any of its officers, directors or employees has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions.

6.6 Financing.

(a) Purchaser has, as of the date hereof, delivered to the Company complete and accurate copies of executed (i) debt commitment letters, dated as of the date of this Agreement, among Purchaser and the lenders and other Persons party thereto, (ii) the Equity Commitment Letter, and (iii) Investment Agreement (the Equity Commitment Letter together with the Investment Agreement, the “PIPE Agreements”), between Purchaser and the PIPE Investor party thereto (together with all annexes, schedules and exhibits thereto and any fee letters related thereto redacted in a manner described below and any Definitive Financing Agreement executed prior to the Closing, as amended or otherwise modified in accordance with Section 7.8, the “Financing Instruments”), in each case, pursuant to which the lenders and other Persons party thereto or the PIPE Investor, as applicable, have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided the amounts set forth therein for the purpose, among others, of financing the transactions contemplated by this Agreement and related fees and expenses to be incurred by Purchaser in connection therewith and for the other purposes set forth therein (the “Financing”). The portion of the Financing provided pursuant to the PIPE Agreements is referred to herein as the “PIPE Financing” and the portion of the Financing provided pursuant to the debt commitment letters is referred to herein as the “Debt Financing”. Purchaser has also delivered to the Company a true, correct and complete copy of any fee letter (with the fee and other provisions, including any “market flex” term, “successful syndication” levels, pricing terms and other commercially sensitive information specified therein redacted, in each case, so long as no such redaction covers terms that would cause the proceeds of the Debt Financing, together with any cash on hand, to be less than the Required Amount, or otherwise impact the conditionality, availability or termination of the Debt Financing) executed in connection with the Financing Instruments relating to the Debt Financing (any such letter, a “Fee Letter”).

(b) As of the date of this Agreement, (i) the Financing Instruments are in full force and effect against Purchaser and, against each other party thereto, and have not been amended, withdrawn, terminated, rescinded or modified , (ii) no such amendment, withdrawal, termination, rescindment or modification is contemplated by Purchaser or, to the knowledge of Purchaser, by the other parties thereto (other than to add bona fide, creditworthy lenders, lead arrangers, bookrunners, syndication agents and other Financing Sources), (iii) the respective commitments contained therein have not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified in any respect and (iv) the Financing Instruments represent legal, valid, binding and enforceable obligations of Purchaser and, to the knowledge of Purchaser, each other party thereto, except as enforceability may be limited by laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity). There are no (A) other Contracts, side letters or arrangements to which Purchaser or any of its Affiliates is a party relating to the funding or investing, as applicable, of the Financing or (B) contingencies or conditions precedent to the obligations of the Financing Sources party to the Financing Instruments to fund the full amount of the Financing on the Closing Date, in each case, other than as expressly set forth in the Financing Instruments.

(c) Assuming (x) the Financing is funded in accordance with the Financing Instruments and (y) the satisfaction of the conditions set forth in Section 9.1, the Financing, together with any cash on hand, is sufficient to satisfy Purchaser’s obligations hereunder to (i) make all payments contemplated to be made by Purchaser under this Agreement in connection with the Transactions (including the payment of all amounts payable by Purchaser pursuant to Article II in connection with or as a result of the Transactions), and (ii) pay all fees and expenses required to be paid at the Closing by Purchaser in connection with the Transactions and the Financing (such amount, the “Required Amount”).

(d) As of the date of this Agreement, (i) to the knowledge of Purchaser, no event has occurred that, with or without notice, lapse of time or both, would (A) constitute a default or breach on the part of Purchaser under any term or condition of the Financing Instruments that would give rise to a right on the part of the relevant Financing Source to terminate its obligations to provide the Financing under the Financing Instruments or (B) constitute a failure to satisfy a condition precedent on the part of Purchaser or any other party thereto under the Financing Instruments assuming satisfaction of the conditions to Closing set forth therein or (C) result in the portion of the Financing constituting the Required Amount contemplated to terminate or to be unavailable on the Closing Date, and (ii) assuming satisfaction of the conditions set forth in Article III and Article IX, Purchaser has no reason to believe (x) that it will be unable to satisfy, on a timely basis, any condition to the funding of the Financing or (y) that any portion of the Financing will be unavailable on the Closing Date.

(e) Purchaser has fully paid and any all commitment or other fees required by the Financing Instruments to be paid on or before the date of this Agreement.

6.7 Solvency. Assuming (x) the conditions to Closing set forth in Article X are satisfied, (y) the accuracy in all material respects of the representations and warranties set forth in Article IV and Article V hereof and (z) the performance in all material respects by the Group Companies of the covenants and agreements contained in this Agreement, then immediately after giving effect to all of the Transactions, Purchaser and its Subsidiaries will be Solvent. For the purpose of this Section 6.7, the term “Solvent” when used with respect to any Person, means that, as of any date of determination: (i) the amount of the “fair saleable value” of the assets of such Person shall, as of such date, exceed: (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors; and (B) the amount that shall be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured; (ii) such Person shall not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (iii) such Person shall be able to pay its liabilities, including contingent and other liabilities, as they mature. For the purpose of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person shall be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. No transfer of property is being made, and no obligation is being incurred, in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser or any of its Subsidiaries (including, following the Closing, the Company and any of its Subsidiaries).

6.8 Condition of Business; No Other Representations.

(a) Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that none of the Company, any other Seller Related Party or any other Person is making any representations or warranties whatsoever, express or implied, beyond those expressly given solely by each Seller in Article IV and the Letters of Transmittal and by the Company in Article V (as modified by the Disclosure Schedules). Purchaser further acknowledges and agrees that none of the Sellers, the Company or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries, or the Transactions, beyond those expressly set forth in this Agreement in Article IV or Article V (as modified by the Disclosure Schedules) and the Letters of Transmittal, and none of the Company, the Sellers, or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any such information, including (i) any confidential information memoranda and/or management presentations (including responses to any questions, whether oral or written) distributed on behalf of the Company or any of its Affiliates relating to the Company or any of its Subsidiaries or other publications or data room information provided to Purchaser or its representatives, or any other document, information or projection in any form provided to Purchaser or its representatives in connection with the Transaction or (ii) the pro-forma financial information, projections or other forward-looking statements of the Company or any of its Subsidiaries, in each case in expectation or furtherance of the Transactions.

(b) Purchaser specifically disclaims that it is relying upon or has relied upon any representations or warranties, except for the representations and warranties in Article IV and Article V (each as qualified by the Disclosure Schedules), that may have been made by any Person, and acknowledges and agrees that the Company and each other Seller Related Party has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person.

(c) Notwithstanding the foregoing provisions of this Section 6.8, each of the parties retain all of its rights and remedies with respect to claims in respect of Fraud.

ARTICLE VII

PRE-CLOSING COVENANTS

7.1 Reasonable Best Efforts. Prior to the Closing, except with respect to the matters described in Section 7.2, which shall be governed by the provisions thereof, each party to this Agreement shall use reasonable best efforts to cause the conditions set forth in Article IX and Article X to be satisfied and to consummate the Transactions as promptly as practicable and in any event before the Outside Date; provided that each Purchaser, the Company and the Company’s Subsidiaries shall not be required to expend any funds to obtain any third party consents.

7.2 Regulatory Matters.

(a) Each party to this Agreement shall (i) as promptly as practicable make, or cause to be made and in any event not more than thirty (30) Business Days after the date of this Agreement, unless otherwise mutually extended by the parties hereto, any filings required of each of them or any of their respective Affiliates under the HSR Act and the other Antitrust Laws and Foreign Investment Laws set forth on Schedule 7.2 with respect to the Transactions and (ii) cooperate with each other in connection with any such filings and in connection with resolving any investigation or other inquiry of any Governmental Authority under any applicable Laws with respect to any such filing relating to the Transactions, including making an appropriate response as promptly as practicable to any requests for additional information or documents by a Governmental Authority pursuant to the HSR Act or any other Antitrust Laws or the Foreign Investment Laws. Any such filings shall specifically request early termination of the waiting period under the HSR Act and, to the extent applicable, similar treatment (including simplified ‘fast track’ treatment) under any other applicable Antitrust Laws or the Foreign Investment Laws. Subject to applicable Law, each such party shall promptly inform the other party hereto of any material oral communication with, and provide copies of material written communications with, any Governmental Authority regarding any such filings or any such transaction; provided, that materials may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements or applicable Laws and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Subject to applicable Law, no party hereto shall participate in any substantive meeting, whether in-person, telephonic, or videoconference, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party hereto prior notice of the meeting and, unless prohibited by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another, and consider in good faith the views of the other party, in advance in connection with any analyses, appearances, presentations, filings, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws or the Foreign Investment Laws, including providing the other party or its outside antitrust counsel a reasonable opportunity to review and comment on such draft submissions (except for HSR filings). Subject to the immediately preceding sentence, Purchaser shall lead discussions with all Governmental Authorities and determine strategy related to obtaining clearances and approvals contemplated by this Section 7.2. No party shall withdraw any filing under the HSR Act or enter into any agreement with any Governmental Authority to delay, or otherwise not to consummate as soon as practicable, the Transactions, except with the prior written consent of the other parties hereto; provided, however, that Purchaser may, on one occasion, “pull and refile” its HSR filing pursuant to 16 CFR § 803.12.

(b) Between the date of this Agreement and the Closing, Purchaser shall not, and shall cause its “associates” and “affiliates” (each as defined in 16 CFR 801.1(d)) (collectively with Purchaser, the “Purchaser Entities”) and its and their respective Affiliates to not, take or agree to take any action that would reasonably be expected to (A) subject to Section 7.2(a) above, impose a material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, and (B) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions. For the avoidance of doubt, and without limiting the foregoing, such actions include entering into or consummating any agreement, contract, or arrangement for an acquisition (by stock purchase, merger, consolidation, purchase of assets or interests, license or otherwise) of any ownership interest, assets or rights in or of any Person, but only to the extent such would trigger the restrictions set forth in (A) or (B) of the immediately prior sentence.

(c) Purchaser shall, and shall cause the Purchaser Entities and its and their respective Affiliates to, and Sellers and the Company shall, employ reasonable best efforts to take any and all actions as may be required or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any Antitrust Laws and Foreign Investment Laws applicable to this Agreement or the Transactions; and (2) obtain any required consents pursuant to the HSR Act and any Antitrust Laws and Foreign Investment Laws as promptly as practicable and in any event prior to the Outside Date. Purchaser shall, and shall cause the Purchaser Entities and its and their respective Affiliates, and Purchaser’s reasonable best efforts shall specifically require Purchaser to, if necessary to avoid (not to include a request for additional information and documentary material, known as a Second Request, or any other documentary or information request) or eliminate an impediment under the HSR Act or any other Antitrust Law and any Foreign Investment Laws to the consummation of the Transactions prior to the Outside Date, offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Purchaser (and the Purchaser Entities and its and their respective Affiliates, if applicable) or the Company or its Subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of Purchaser (and the Purchaser Entities and its and their respective Affiliates, as applicable) or of the Company or its Subsidiaries; (iii) the modification of any course of conduct regarding future operations of Purchaser (and the Purchaser

Entities and its and their respective Affiliates, if applicable) or of the Company or its Subsidiaries; (iv) any other restrictions on the activities of Purchaser and the Purchaser Entities and its and their respective Affiliates or the Company or its Subsidiaries, including the freedom of action of Purchaser and the Purchaser Entities and its and their respective Affiliates or of the Company or its Subsidiaries with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement (each a “Remedial Action”). During the pendency of this Agreement, Purchaser shall oppose any request for the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Governmental Authority that could restrain, prevent, or delay the Closing or the receipt of any required consents applicable to the Transactions, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Authority and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions; provided, that the Company and Sellers shall provide such assistance, information, and support as Purchaser may reasonably require in pursuit of such efforts, it being understood that all costs and expenses of all such actions shall be borne by Purchaser. For the avoidance of doubt, nothing in the immediately preceding sentence shall limit Purchaser’s obligations under Section 7.2(a)-(c) of this Agreement. In the event any proceeding by a Governmental Authority is commenced which questions the validity or legality of the Transactions under any Antitrust Law, the parties hereto agree to cooperate and use all reasonable best efforts to oppose and defend against such proceeding. Nothing in this Agreement shall require (x) the Company or any of its Affiliates to take any Remedial Action with regard to any business other than the Company or to take any Remedial Action or (y) Purchaser, the Company or any of their respective Affiliates to enter into any agreement or consent decree with the DOJ, FTC, or any other Governmental Authority that is unrelated to the Transaction or is not conditioned on the Closing.

(d) Purchaser shall, promptly upon written request by Representative or the Company, reimburse such parties for (i) all reasonable and documented out-of-pocket-fees, costs and expenses incurred in respect of the filings contemplated by this Section 7.2 or cooperating or defending a proceeding described in this Section 7.2 and (ii) fifty percent (50%) of all reasonable and documented out-of-pocket-fees, costs and expenses incurred in respect of responding to any requests for additional information received from any Governmental Authority in respect of the filings contemplated by this Section 7.2; provided, that such reimbursement described in the foregoing clause (ii) shall be subject to a maximum of $3,500,000.

7.3 Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (i) as set forth on Schedule 7.3(a), (ii) as required by applicable Law or Contract to which the Company or its Subsidiaries is bound, (iii) as otherwise contemplated by this Agreement or any of the Company Documents, (iv) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall use its reasonable best efforts to conduct, and cause its Subsidiaries to conduct, in all material respects, their respective businesses in the ordinary course of business.

(b) Other than (i) as set forth on Schedule 7.3(b), (ii) as required by applicable Law or Contract to which the Company or its Subsidiaries is bound, (iii) as otherwise contemplated or permitted by this Agreement (including Section 8.3(c)) or any of the Company Documents, or (iv) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit its Subsidiaries to:

(i) transfer, issue or sell to any Person (other than the Company or another of its Subsidiaries) any Equity Interests of any of the Company’s Subsidiaries or transfer, issue, or sell any Equity Interests of the Company (except for issuances as may result from the exercise of Options in accordance with the terms and conditions of the Equity Incentive Plans and the applicable award agreements thereunder as long as the recipient of any such Equity Interests executes a joinder to this Agreement as a Seller with respect to such Equity Interests in a form reasonably acceptable to Purchaser);

(ii) amend the certificate of incorporation, bylaws or comparable organizational documents of the Company or any of its Subsidiaries, or form any Subsidiary or joint venture entity;

(iii) except (A) pursuant to any Law or Contract or Plan or Benefit Program existing on the date hereof, (B) in the ordinary course of business consistent with past practice or (C) as would otherwise be included in the calculation of Transaction Expenses, (x) increase the amount of base salary, bonus opportunity or other remuneration of any employee or other service provider of the Company or any of its Subsidiaries, or enter into any employment or severance agreement (other than “at-will” offer letters or employment agreements that may be terminated on thirty (30) days’ or less notice and without severance or similar payments) with any employee, in either case with annual base salary exceeding $350,000, (y) take any action to accelerate the vesting or otherwise fund or secure the payment of any compensation or benefits payable to any employee or other individual service provider of the Company or any of its Subsidiaries under any Plan or Benefit Program, or (z) except as otherwise permitted under the foregoing clause (x), amend, terminate or establish any Plan or Benefit Program that would have a material financial impact on the Company or any of its Subsidiaries, except for annual renewals of welfare benefits;

(iv) (x) sell, assign, license, transfer, convey or otherwise dispose of any of the material properties or assets (other than Intellectual Property) of the Company and its Subsidiaries other than in the ordinary course of business, or (y) sell, assign, transfer, abandon, or let lapse any material Intellectual Property owned by the Company and its Subsidiaries (except in accordance with its statutory term or within the reasonable business judgment of the Company or any of its Subsidiaries);

(v) change its present accounting methods or principles, except as required by GAAP or by the Company’s auditors;

(vi) (A) make or change any material Tax election or change any annual Tax accounting period or method of accounting (other than in the ordinary course of business or routine elections with respect to Tax Returns), (B) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar agreement under state, local or non-U.S. Law) with a Taxing Authority, (C) file any amended income or other material Tax Return, (D) waive or extend any statute of limitations relating to any income or other material Tax or Tax Return, (E) enter into any voluntary disclosure agreement or program with any Taxing Authority, or (F) settle or compromise (other than in the ordinary course of business) any material Tax claim, audit or assessment;

(vii) enter into or adopt a plan of complete or partial liquidation or dissolution;

(viii) purchase or otherwise acquire any real property or, except in the ordinary course of business, enter into, or amend or modify, and Lease;

(ix) except in the ordinary course of business, enter into, terminate (other than expirations in accordance with the terms thereof), materially amend or modify (in a manner adverse to the Group Companies) any Company Material Contract;

(x) provide a loan or advance to any Person, other than advances to employees for business expenses to be incurred in the ordinary course of business or transactions with customers on credit in the ordinary course of business;

(xi) (A) incur any indebtedness for borrowed money or issue any securities evidencing indebtedness, other than (1) Indebtedness between the Company and its wholly owned Subsidiaries, (2) Indebtedness that will be repaid, redeemed or satisfied and discharged at or prior to the Closing, (3) letters of credit issued in the ordinary course of business, or (B) make any capital contributions to, or equity investments in, any Person (other than any investments between the Company and its Subsidiaries);

(xii) initiate, settle or compromise any Legal Proceeding above $1,000,000;

(xiii) enter into any contract, understanding or commitment that contains any restrictive covenant binding the Company or its Subsidiaries or otherwise restrains, restricts, limits or impedes the ability of the Company or its Subsidiaries to compete with or conduct any business in any geographic area or solicit the employment of any Persons;

(xiv) enter into or agree to enter into any merger or consolidation with any Person, or acquire the securities of any other Person, except, in each case, for transactions involving only the Company and/or any of its Subsidiaries; or

(xv) authorize or enter into any agreement in furtherance of the foregoing.

(c) Notwithstanding anything contained in this Agreement to the contrary (including Section 7.3(b)), the Company and its Subsidiaries shall be permitted to (i) (A) pay or distribute as a dividend all Cash and Cash Equivalents of the Company and its Subsidiaries to the Equityholders and/or (B) (1) enter into arrangements that would, to the extent not paid or satisfied as of the Measurement Time, constitute Transaction Expenses, or (2) repay or satisfy Company Debt or pay Transaction Expenses of the Company and its Subsidiaries, in all cases, prior to the Measurement Time; and (ii) take any Cybersecurity Measures.

(d) Nothing contained in this Agreement shall give Purchaser, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries before the Closing Date. Before the Closing Date, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries. If the Company desires to take an action which would be prohibited pursuant to this Section 7.3 without the written consent of Purchaser, prior to taking such action the Company may request such written consent by sending an e-mail to all of the individuals set forth on Annex 1. Any of the individuals set forth on Annex 1 may grant consent on behalf of Purchaser to the taking of any action that would otherwise be prohibited pursuant to this Section 7.3 by e-mail or such other notice that complies with the provisions of Section 13.16.

7.4 Resignations. The Company shall cause the individuals set forth on Schedule 7.4 to resign (or be removed) as officers, directors or managers of the Company and its Subsidiaries, as applicable, prior to or at the Closing, provided that such resignations will in no way be considered a termination of employment or impact any employment arrangements or agreements.

7.5 Access to Information; Confidentiality.

(a) From the date hereof to the Closing Date or the termination of this Agreement in accordance with its terms, the Company and its Subsidiaries shall provide Purchaser and Purchaser’s authorized agents and representatives reasonable access, at reasonable times and upon reasonable notice, to the executive officers, properties, offices, financial information and Contracts of the Company and its Subsidiaries in each case solely to the extent necessary to consummate the Transactions, and for the purposes of furthering or preparing post-Closing deliverables under this Agreement; provided, however, that (i) such activities are conducted during regular business hours under reasonable circumstances and do not unreasonably interfere with the operations of the Company and its Subsidiaries, (ii) Purchaser and its authorized agents and representatives shall not contact or otherwise communicate with the employees, customers or suppliers of the Company or its Subsidiaries, or any other Person having a business relationship with the Company or its Subsidiaries, unless, in each instance, approved in writing in advance by the Representative, (iii) Purchaser and its authorized agents and representatives shall have no right to perform any sampling, monitoring or testing or other surface, subsurface or invasive investigation, assessment or analysis of soil, surface water, groundwater, air, building materials, or other environmental media of the sort generally referred to as a Phase II environmental investigation, and (iv) nothing herein shall require the Company or its Subsidiaries to furnish to Purchaser or provide Purchaser with access to information (A) that is subject to an attorney/client or an attorney work-product privilege, (B) that legal counsel for the Company reasonably concludes may give rise to antitrust or competition law issues or violate a protective order or otherwise may not be disclosed pursuant to applicable Law, (C) if doing so would violate any Contract or Law to which the Company or any of its Affiliates (including the Company’s Subsidiaries) is a party to or is subject, or (D) if Company or any of its Affiliates (including the

Company’s Subsidiaries), on the one hand, and Purchaser or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, provided that in each case, the Company shall use commercially reasonable efforts to allow such access or disclosure that does not violate, breach or waive any rights or privileges set forth in subsections (A) and (B) herein. It is further agreed that, without the prior written consent of the Company, none of Purchaser or its authorized agents or representatives shall contact any of the customers, suppliers, employees or other business relations of the Company or its Subsidiaries regarding the Transactions, whether in person or by telephone, mail or other means of communication. When exercising their rights under this Section 7.5(a), Purchaser and Purchaser’s representatives shall use their commercially reasonable efforts to minimize any disruption to the business of the Company and its Subsidiaries. Any request for information or access pursuant to this Section 7.5(a) shall be submitted to representatives of Goldman Sachs & Co. LLC and Evercore Group LLC.

(b) Any information provided to or obtained by Purchaser pursuant to Section 7.5(a) above will be subject to the Confidentiality Agreement, dated November 22, 2024 entered into by the Company and Columbus McKinnon Corporation (the “Confidentiality Agreement”), and must be held by Purchaser and in accordance with and be subject to the terms of the Confidentiality Agreement.

(c) Purchaser agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Effective upon the consummation of the Closing, the parties hereto agree that the Confidentiality Agreement shall be terminated.

7.6 Consents. Purchaser acknowledges that certain consents to the Transactions may be required from parties to Contracts to which the Company and/or its Subsidiaries is a party (including the Company Material Contracts) and such consents have not been obtained and may not be obtained. Purchaser agrees that neither the Company nor any other Seller Related Party shall have any liability or obligations whatsoever to Purchaser (and Purchaser shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been required in connection with the Transactions or because of the default, acceleration or termination of loss of right under any such Contract as a result thereof. Purchaser further agrees that no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached and no condition of Purchaser shall be deemed not to be satisfied as a result of the failure to obtain any such consent or as a result of any such default, acceleration or termination or loss of right or any Legal Proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right. At Purchaser’s written request prior to the Closing, the Company shall use commercially reasonable efforts (at Purchaser’s sole cost and expense) to, and shall cause its Subsidiaries to, obtain any such consents; provided that, notwithstanding anything to the contrary contained herein, such commercially reasonable efforts shall not include any requirement of the Company or any of its Affiliates to expend money, commence any litigation or arbitration proceeding or offer or grant any accommodation (financial or otherwise) to any third party.

7.7 R&W Insurance Policy. In the event Purchaser or any of its Affiliates elects to obtain a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, a “R&W Insurance Policy”), (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Insurance Policy shall be borne solely by Purchaser or such Affiliate, (b) such R&W Insurance Policy shall not provide for any “seller retention”(as such phrase is commonly used in the R&W Insurance Policy industry), (c) Purchaser shall provide the Company a reasonable opportunity to review the R&W Insurance Policy and provide reasonable comments in advance of binding coverage, (d) such R&W Insurance Policy shall expressly waive any claims of subrogation (except in the case of Losses resulting from Fraud with respect to the making of the representations and warranties contained in Article IV or Article V of this Agreement (each as qualified by the Disclosure Schedules)) against the Seller Related Parties, (e) the Seller Related Parties shall be intended third party beneficiaries of these provisions in the R&W Insurance Policy and (f) none of Purchaser or any of its Affiliates shall (including following the Closing) amend, waive, modify or otherwise revise the R&W Insurance Policy in any manner inconsistent with the foregoing.

7.8 Financing.

(a) Purchaser will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Financing Instruments if such amendment, modification or waiver would reasonably be expected to: (i) reduce the aggregate amount of the Financing, together with any cash on hand, to an amount below the Required Amount; (ii) directly or indirectly impose new or additional or expand, amend or modify any conditions precedent relating to the receipt or funding of any portion of the Financing at or substantially concurrently with the Closing in a manner that would reasonably be expected to delay or prevent the Closing, or (iii) impair, delay or prevent funding of the Financing or (iv) adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or adversely affect the rights of Purchaser to enforce their respective rights under the Financing Instruments (it being understood that Purchaser may amend any debt commitment letters to add bona fide, creditworthy lenders, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed such debt commitment letters as of the date of this Agreement).

(b) Subject to the terms and conditions of this Agreement, (i) Purchaser will use its reasonable best efforts to take (or cause to be taken) all actions and to do (or cause to be done) all things necessary, proper and advisable to arrange and obtain the Debt Financing on the terms and conditions described in the debt commitment letters and any related Fee Letter, including using its reasonable best efforts to (and with respect to the Equity Commitment Letter and the PIPE Agreements and the Equity Financing, Purchaser will): (i) maintain in effect the Financing Instruments in accordance with the terms and subject to the conditions thereof; (ii) negotiate, execute and deliver definitive agreements with respect to the Financing contemplated by the Financing Instruments on the terms and conditions (which, with respect to the Debt Financing, may include the “flex” provisions) contemplated by the Financing Instruments and with respect to the Debt Financing, the related Fee Letter (or on other terms that are not less favorable in any material respect to Purchaser that do not violate the restrictions set forth in Section 7.8(a) than the terms and conditions (including, with respect to the Debt Financing, any “flex” provisions) set forth in the Financing Instruments) (such definitive agreements, the “Definitive Financing

Agreements”); (iii) satisfy on a timely basis all conditions to obtaining the Financing set forth in the Financing Instruments (or obtain a waiver thereof); (iv) assuming that all conditions contained in the Financing Instruments have been satisfied, consummate the Financing at or prior to the time the Closing is required to occur pursuant to Section 2.2, including causing, (or with respect to the Debt Financing, using its reasonable best efforts to cause) the Financing Sources to fund the Financing at the Closing; and (v) comply with its obligations pursuant to the Financing Instruments and fully enforce its rights contained therein (including through litigation), including to cause the PIPE Investor and the Sponsor to comply with their respective obligations and fund the Purchase Price (as such term is defined under the PIPE Agreement) under the PIPE Agreements when required pursuant to the terms thereof.

(c) Purchaser will keep the Company informed in reasonable detail of the status of its efforts to arrange the Financing and, upon the Company’s reasonable request, provide copies and/or drafts of any Definitive Financing Agreements. Purchaser will give the Company prompt notice (A) of any actual or potential breach or default (or any event, fact or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in breach or default) by any party to the Financing Instruments or definitive agreements related to the Financing of which Purchaser or any of its Affiliates becomes aware or (B) of the receipt by Purchaser or any of its Affiliates of any written notice or other written communication from any Financing Source with respect to any (1) actual or potential breach, default, termination or repudiation by any party to the Financing Instruments or any definitive agreements related to the Financing of any provisions of the Financing Instruments or such definitive agreements that would reasonably be expected to prevent or delay the Closing or (2) the occurrence of an event or development resulting in Purchaser having a reasonable belief that it will not be able to obtain, substantially concurrently with or prior to the Closing, all or any portion of the Financing on the terms, in the manner or from the sources contemplated by any of the Financing Instruments or Definitive Financing Agreements. Purchaser must provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical after the date that Purchaser obtains knowledge thereof.

(d) Without limiting its obligations in Section 7.8(b) to cause the Financing under the Financing Instruments to occur, if any portion of the Financing necessary to fund the Required Amount becomes unavailable on the terms and conditions (including, with respect to the Debt Financing, the “flex” provisions) contemplated in the Financing Instruments, then Purchaser will (1) notify the Representative in writing as promptly as reasonably practicable after obtaining knowledge thereof and (2) will use its reasonable best efforts to arrange, as promptly as practicable following the occurrence of such event, (i) alternative financing from alternative sources on terms and conditions (including, with respect to the Debt Financing, the “flex” provisions) not materially less favorable (taken as a whole) to Purchaser than those contained in the Financing Instruments and any Fee Letters (after taking into account, with respect to the Debt Financing, any “flex” provisions included in any related Fee Letter) in an amount sufficient, together with any cash on hand, to satisfy the Required Amount, which terms shall not (without the prior written consent of Representative) reduce the aggregate amount of cash proceeds available to Purchaser from the Financing below the amount necessary for Purchaser to complete the Transactions and to satisfy all of the obligations of Purchaser under this Agreement and the Financing Instruments, including to pay the Closing payments as set forth in Section 2.4 in any respect or impose new or additional or otherwise expand, amend or modify conditions to the funding of Financing that taken as a whole would reasonably be expected to reduce the likelihood that the alternative financing would be funded in any material respect (the “Alternative Financing”) and (ii) one or more new financing commitment letters or definitive financing agreements with respect to such Alternative Financing (the “New Commitment Letters”), which New Commitment Letters will replace the existing Financing Instruments in whole or in part. Purchaser will promptly provide a copy of any New Commitment Letters (and any fee letter in connection therewith, which may be delivered with the fee amounts, “flex” terms and other economic terms therein redacted in a manner consistent with the Fee Letters , with respect to the Debt Financing, delivered on the date hereof). In the event that any New Commitment Letters are obtained, (A) any reference in this Agreement to the “Financing Instruments” will be deemed to include the Financing Instruments to the extent not superseded by a New Commitment Letter at the time in question and any New Commitment Letters to the extent then in effect and (B) any reference in this Agreement to the “Financing” will mean the financing contemplated by the Financing Instruments as modified pursuant to the foregoing.

(e) Purchaser shall cooperate with the Company to take any actions that may reasonably be required to effectuate the payoff of any Company Debt that is contemplated to be repaid at the Closing and the release of any related Liens in connection therewith.

7.9 Financing Cooperation.

(a) From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries, officers, employees and agents to, at Purchaser’s sole cost and expense and at Purchaser’s reasonable written request, to provide customary cooperation to Purchaser in connection with the arrangement and obtainment of the Financing or any high-yield bonds being issued as part of or in lieu of all or a portion of the Financing, including (1) making available to Purchaser and the Financing Sources as promptly as practicable all Required Information (and supplementing the Required Information to the extent necessary pursuant to clause (D) of the definition of “Marketing Period”); (2) using reasonable best efforts to make available the Company’s management and officers with appropriate seniority and expertise to assist in preparation and participate at reasonable times and upon reasonable notice in a reasonable and customary number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and buyers of, the Financing), presentations, road shows, sessions with rating agencies, due diligence sessions, drafting sessions and sessions between senior management and the Financing Sources in connection with the Financing or any high-yield bonds being issued as part of or in lieu of all or a portion of the Financing; (3) using reasonable best efforts to (a) reasonably cooperate and provide assistance with Purchaser’s preparation of customary materials for rating agency presentations, high-yield roadshow presentations and offering memoranda, bank information memoranda, private placement memoranda, bridge teasers, syndication memoranda, customary offering documents, lender presentations and other customary marketing materials required in connection with the Financing or any high-yield bonds being issued as part of or in lieu of all or a portion of the Financing (collectively, the “Debt Marketing Materials”), including furnishing (i) records, data or other information necessary to support any statistical information or claims relating to the Company and/or any of its Subsidiaries appearing in the Debt Marketing Materials and (ii) customary certificates to be executed upon “pricing” and “closing” of a high-yield bond offering by the chief financial officer (or other responsible officer)

of the Company with respect to financial information provided by and about the Company included in the Debt Marketing Materials, (b) solely using financial information and data derived from the Company’s historical books and records and maintained in the ordinary course of business, (x) prepare a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and customary “flash” financial information with respect to a completed fiscal period for which financial statements are not yet available, in each case, as included in an offering memorandum for “Rule 144A-for-life” private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act and (y) assist Purchaser in the preparation of pro forma financial information and pro forma financial statements and other financial data, in the case of this clause (y), that would consist of the form and type customarily included in offering documents for Rule “144A-for-life” debt financings, (c) provide reasonable cooperation with the due diligence efforts of the Financing Sources to the extent reasonable and customary (and, to the extent applicable, subject to the limitations contained in this Agreement) and (d) provide customary authorization letters with respect to the Company authorizing the distribution of information to prospective lenders and investors (including customary 10b-5 and material nonpublic information representations); (4) using reasonable best efforts to, (a) assist in the preparation, execution and delivery of definitive financing documents, including any credit agreement, indentures, notes, guarantee and collateral documents, pledge and security documents, customary closing certificates and documents and back-up therefor and for legal opinions in connection with the Financing or any high-yield bonds being issued as part of or in lieu of all or a portion of the Financing and other customary documents as may reasonably be requested by Purchaser or the Financing Sources and (b) facilitate the pledging of, granting of security interests in and obtaining perfection of any liens on collateral in connection with the Financing, or any high-yield bonds being issued as part of or in lieu of all or a portion of the Financing, but in no event shall any of the items described in the foregoing clauses (a) and (b) be effective until as of or after the Closing, in each case, customarily required to be delivered under such definitive financing documentation; (5) promptly, and in any event no later than four (4) Business Days prior to the Closing, provide to Purchaser and the Financing Sources all documentation and other information required by regulatory authorities in the United States under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act, in each case that is requested nine (9) Business Days prior to the Closing; (6) using reasonable best efforts to obtain documents and deliver notices reasonably requested by Purchaser or the Financing Sources relating to the prepayment, termination or redemption (within the time periods required by the relevant governing agreement) of the existing Company Debt and the release of related Liens and related guarantees, including the Payoff Documents provided for in Section 3.1(c) (it being understood and agreed that any prepayment is (and shall be) contingent upon the occurrence of the Closing and no actions shall be required which would obligate the Company to complete such prepayment prior to the occurrence of the Closing); (7) using reasonable best efforts to assist Purchaser in benefiting from the existing lending relationships of the Company and its Subsidiaries; (8) using reasonable best efforts to cooperate with Purchaser’s efforts to obtain corporate and facilities ratings; (9) using reasonable best efforts to cause Auditor to (a) furnish to Purchaser and the Financing Sources, consistent with customary practice, customary comfort letters (including “negative assurance” comfort and change period comfort) and consents, together with drafts of such comfort letters that such independent auditors of the Company are prepared to deliver upon “pricing” and “closing”

of any high-yield bonds being issued as part of or in lieu of all or a portion of the Financing, and deliver such comfort letters upon the “pricing” and “closing” of any such high-yield bonds, with respect to financial information relating to the Company and its Consolidated Subsidiaries, as reasonably requested by Purchaser or the Financing Sources, as necessary or customary for financings similar to the Financing or any high-yield bonds being issued as part of or in lieu of all or a portion of the Financing and (b) attend accounting due diligence sessions and drafting sessions; (10) if Auditor shall have withdrawn its audit opinion with respect to any audited financial statements of the Company and its consolidated Subsidiaries included in the Required Information, using reasonable best efforts to furnish Purchaser and the Financing Sources as soon as practicable and in any event prior to the Closing Date with a new unqualified audit opinion with respect to such financial statements by Auditor or another nationally-recognized independent public accounting firm reasonably acceptable to Purchaser; and (11) using reasonable best efforts to take all corporate, limited liability company, partnership or other similar actions reasonably requested by Purchaser or any Financing Source to permit the consummation of the Financing; provided that no such actions shall be required to be effective prior to the Closing and no directors or officers of any Group Company that will cease to be directors or officers after the Closing shall be required to approve, execute or take any such actions. The Company consents to the customary and reasonable use of the Company’s logos solely as necessary to reference the Company in a non-trademark manner in connection with the Financing; provided that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage any Group Company or any of their respective Affiliates or the reputation or goodwill of any Group Company or any of their respective Affiliates. Notwithstanding anything in this Agreement to the contrary, (A) none of the Group Companies or any of their respective Affiliates, or any of their respective directors, officers, employees or agents, shall be required to execute or enter into any certificate, instrument, agreement or other document in connection with the Financing which will be effective prior to the Closing (except (I) any certificate of the chief financial officer of the Company described in clause (3)(a)(ii) above that is required to be delivered upon “pricing” and “closing” of the high-yield bonds, (II) the authorization letters described in clause (3)(d) above, (III) the prepayment, termination or redemption documents and notices set forth in clause (6) above, (IV) the “know-your-customer” and anti-money laundering documents contemplated by clause (5) above and (V) the representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” set forth in clause (9) above); (B) nothing herein shall require cooperation or other actions or efforts on the part of any Group Company or any of their Affiliates, or any of their respective directors, officers, employees or agents, in connection with the Financing to the extent it would interfere unreasonably with the business or operations of the Group Companies or any of their respective Affiliates; (C) no Group Company or any of their respective Affiliates, or any of their respective directors, officers, employees or agents, will be required to pay any commitment or other similar fee or to incur any other Liability or obligation prior to the Closing; (D) nothing herein shall require the board of directors or similar governing body of any Group Company, prior to the Closing, to adopt resolutions approving the agreements, documents or instruments pursuant to which the Financing is made; (E) none of the Group Companies or any of their respective Affiliates, or any of their respective directors, officers, employees or agents, shall be required to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs, subject to reimbursement by Purchaser in accordance with Section 7.9(b)) or incur any other Liability or provide or agree to provide any indemnity in connection with any Financing or any of the foregoing that would be effective prior to the Closing; (F) nothing herein shall require cooperation that would cause any director, manager, officer, employee, stockholder, or equityholder of any Group Company to incur any personal liability; (G) nothing herein shall require cooperation that would require providing access to or disclosing information that any Group Company reasonably determines would jeopardize any legal privilege, protection under the work product doctrine or any similar privilege with respect to such information of the Group Company; (H) nothing herein shall require cooperation that would violate, or result in the waiver of any benefit under, any Company Material Contract (and not entered into in contemplation hereof), this Agreement, or any applicable Law to which any Group Company is a party or to which any Group Company is subject or result in the creation or imposition of any lien on any asset of the Company or any of its Subsidiaries, except any lien that becomes effective only upon the Closing; (I) no Group Company shall be required to provide, and Purchaser shall be solely responsible for, (1) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (2) any description of all or any component of the Financing, including any “description of notes”, “description of other indebtedness”, any description to be included in liquidity and capital resources disclosure, “plan of distribution” and other information customary provided by Finance Sources or their counsel or advisors, (3) projections, risk factors or other forward-looking statements relating to all or any component of the Financing or (4) any financial information related to Purchaser or any of its Subsidiaries; (J) no Group Company shall be required to deliver or obtain legal opinions or reliance letters of internal or external counsel; (K) any documentation, agreement, instrument or certificate required to be delivered by any Group Company or its directors, officers or employees on or after the Closing in connection with the Financing shall be authorized by the governing body of the Group Company and executed and delivered by its directors, officers or employees, in each case, immediately after giving effect to the Merger and it shall be the sole responsibility of Purchaser to procure such authorization, execution and delivery; and (L) no Group Company shall be required to take any action that would cause or that would reasonably be expected to cause any representation or warranty in this Agreement to be breached or any condition to the Closing to not be satisfied. Purchaser acknowledges and agrees that a breach of the obligations of the Company or its Subsidiaries under this Section 7.9 may not be asserted by Purchaser any of its Affiliates as the basis for (A) any conditions set forth in Article X not being satisfied or (B) the termination of this Agreement pursuant to Section 12.1(e) unless (x) Purchaser has provided the Company with prior written notice of such Willful Breach (with reasonable specificity as to the basis for any such breach) and the Company has failed to cure such breach in a timely manner, (y) such Willful Breach is a direct and proximate cause of the Financing not being consummated and (z) such breach is a Willful Breach of the provisions of this Section 7.9; provided, that, each of the immediately foregoing clauses (x), (y), (z) shall not apply to any breach of the obligations of the Company as set forth in Section 7.9(c).

(b) Purchaser shall, promptly after written request by the Company, (i) reimburse the Group Companies for all costs and expenses (including reasonable attorneys’ fees to the extent incurred at the request or consent of Purchaser) incurred or otherwise payable by the Group Companies prior to the Closing Date in connection with their cooperation pursuant to Section 7.9(a) and (ii) indemnify and hold harmless Representative and each of the Group Companies and each of their respective directors, officers, managers, members, employees, stockholders, representatives, advisors and Affiliates from and against any and all liabilities actually suffered or incurred by them in connection with the Financing and the performance of their respective obligations under this Section 7.9(a) and any information utilized in connection therewith to the extent permitted by applicable Law, other than to the extent any of the foregoing was suffered or incurred as a result of or arises from (x) Fraud, bad faith, gross negligence, willful misconduct of, or material breach of this Agreement by, the Group Companies or any of their respective representatives, as applicable or (y) information provided by the Group Companies or any of their respective representatives, as applicable, containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) If, prior to the Closing Date, Purchaser notifies the Company that it intends to hold a shareholder meeting to approve the PIPE Financing (or to include approval of the PIPE Financing at its regularly scheduled annual meeting), as promptly as reasonably practicable following the date of such notice, the Company shall, solely using financial information and data derived from the Company’s historical books and records and maintained in the ordinary course of business, assist the Purchaser with the preparation and provision of the financial and any other information regarding the Company (including audited and unaudited financial statements and any other financial and other data as required by the SEC and applicable Law) required to be included in the proxy statement relating to Purchaser’s shareholder meeting, to comply with the rules and regulations of the SEC, including the requirements of Regulation S-X of the Securities Exchange Act of 1934, as amended (the “Required Proxy Financial Statements”). For the avoidance of doubt and notwithstanding anything to the contrary in this Section 7.9(c), Purchaser acknowledges that its obligation to consummate the transactions contemplated hereunder on the terms and subject to the conditions set forth herein is not conditioned upon any such shareholder meeting occurring (or upon obtaining any shareholder approval) or compliance by the Company with the terms of this Section 7.9(c).

7.10 Exclusivity. Until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, the Group Companies will not, directly or indirectly, take (and the Company shall not authorize any of its respective directors, managers, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives or, to the extent within the Group Companies’ control, other Affiliates to take) or permit any other Person on its behalf to take, any action to (a) encourage, initiate, facilitate or engage in discussions or negotiations with, or enter into any Acquisition Proposal, (b) enter into or consummate any agreement with respect to any Acquisition Proposal or enter into any agreement requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or (c) participate or engage in any way in any discussions or negotiations with, or furnish any information to, any Person in connection with, or the making of any proposal that constitutes, or any would otherwise reasonably be expected to result in the making of, an Acquisition Proposal. The Company shall, and shall cause its Subsidiaries and its and their respective officers, employees, representatives and Affiliates to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any Person that may be ongoing with respect to the foregoing. The Company shall notify Purchaser in writing (email being sufficient) promptly (but in no event later than two (2) Business Days) after receipt by the Company, its Subsidiaries or any of their respective Affiliates or representatives of any Acquisition Proposal or any offer from any Person other than Purchaser to effect an Acquisition Proposal.

7.11 Section 280G. Prior to the Closing, to the extent that any “disqualified individual” (within the meaning of Section 280G of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 280G”)) has the right to receive or retain any payments or benefits in connection with the Transactions that will constitute “parachute payments” (within the meaning of Section 280G), the Company shall (a) at least two (2) Business Days prior to the approval vote described in clause (b) below, use its reasonable best efforts to obtain from each such individual a waiver of a portion of such disqualified individual’s rights or potential rights to any such payments and/or benefits (such waived payments or benefits, the “Waived 280G Benefits”), such that no payments or benefits payable or provided to such disqualified individual in connection with the Transactions will be deemed to be “excess parachute payments” pursuant to Section 280G, and (b) thereafter, with respect to each disqualified individual who executes the waiver described in clause (a), submit for approval the right of any such disqualified individual to receive or retain the Waived 280G Benefits to a vote of the holders of the equity interests of the Company entitled to vote on such matters, in the manner intended to satisfy the requirements under Section 280G(b)(5) of the Code and the regulations and guidance promulgated thereunder. Prior to soliciting the waivers of the Waived 280G Benefits, the Company shall provide to Purchaser a reasonable opportunity to review and comment on drafts of the forms of waiver agreement, disclosure letter and shareholder consent. To the extent that any Contract, plan or arrangement is entered into (or planned to be entered into) by, or at the direction of, Purchaser or any of its Affiliates and a disqualified individual at or prior to Closing in connection with the Transactions (the “Purchaser Arrangements”), Purchaser shall provide a copy of such Contract, plan or arrangement to the Company and the Seller at least five (5) Business Days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for purposes of Section 280G) of any payments and/or benefits granted or contemplated therein that could constitute, individually or in the aggregate with any other payments and/or benefits, “parachute payments” under Section 280G; provided, that, in any event, the Company’s failure to include the Purchaser Arrangements in the equityholder approval materials described herein due to the Purchaser’s failure to comply with its obligation hereunder will not result in a breach by the Company of the covenants set forth in this Section 7.11. To the extent applicable, at least two (2) Business Days prior to the Closing Date, the Company shall deliver to Purchaser evidence that a vote of the equityholders of the Company entitled to vote on the matters described in this Section 7.11 was solicited in accordance with the foregoing provisions of this Section 5.8(c)(x) and that either (i) the requisite number of votes of equityholders of the Company was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained. Notwithstanding the foregoing, in no event shall this Section 7.11 be construed to require the Company to compel any Person to waive any existing rights under any Contract, arrangement or agreement that such Person may have with the Company, the Seller or any of their respective Subsidiaries or Affiliates, and in no event shall the Company be deemed to be in breach of this Section 7.11 if any such Person refuses to waive any such rights or if the 280G Approval is not obtained.

7.12 Affiliate Agreements. The Company shall, upon written request from Purchaser, use commercially reasonable efforts to terminate any Contracts (as determined by Purchaser) with Affiliates of Ascend Overseas Limited which is or should have been listed on Schedule 5.19, with such termination to be effective upon the Closing.

ARTICLE VIII

POST-CLOSING COVENANTS

8.1 Further Assurances. From and after the Closing, upon the reasonable request and at the cost and expense, if any, of the other party, each party shall use reasonable best efforts to execute, acknowledge and deliver all such additional instruments and other documents and take, or cause to be taken, such further actions as may be reasonably required or necessary to carry out the Transactions.

8.2 Director and Officer Liability and Indemnification.

(a) From and after the Closing Date, the Company shall, and Purchaser shall cause the Company to, indemnify, defend and hold harmless, to the fullest extent provided under the Company’s or its applicable Subsidiary’s governing documents or any Contract each in effect as of the Closing, any Person who on or prior to the Closing Date were directors, officers, or managers of the Company or any of its Subsidiaries (collectively, the “D&O Indemnified Parties”) with respect to all acts or omissions by them in their capacities as such or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its Subsidiaries or taken at the request of the Company or any Subsidiary at any time prior to the Closing Date. Purchaser agrees that all rights of the D&O Indemnified Parties to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective governing documents of the Company or any Subsidiary as in effect as of immediately prior to the Closing, and any indemnification agreements or arrangements of the Company or any Subsidiary shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Purchaser shall not, and shall cause the Company and its Subsidiaries not to, amend or otherwise modify such rights or agreements in any manner that would adversely affect the rights of the D&O Indemnified Parties. In addition, to the extent provided in the certificate of incorporation, bylaws or similar governing documents of the Company or its Subsidiaries, as applicable, as in effect as of immediately prior to the Closing, the Company shall, and Purchaser shall cause the Company to, pay any and all legal and other fees, costs and expenses (including the cost of investigation and preparation) of any D&O Indemnified Party under this Section 8.2, as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law or pursuant to the Company’s or its Subsidiaries’ certificate of incorporation, bylaws or similar governing documents.

(b) At or prior to the Closing Date, Purchaser shall purchase (and pay for in full at Purchaser’s sole expense) a “tail” prepaid insurance policy with respect to the D&O Indemnified Parties’ that shall provide such D&O Indemnified Parties coverage for six (6) years following the Closing (including with respect to acts or omissions occurring in connection with this Agreement and the Transactions) on terms with respect to such coverage and amount no less favorable to the D&O Indemnified Parties than those of such policies that are in effect on the date of this Agreement. Purchaser shall, and shall cause the Company to, maintain such policy in full force and effect from and after the Closing Date. For the avoidance of doubt, the cost of such policy shall not constitute a Transaction Expense.

(c) In the event that Purchaser, the Company or any of its Subsidiaries or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or the Company or any of its Subsidiaries shall assume all of the obligations thereof set forth in this Section 8.2.

(d) The obligations under this Section 8.2 shall not be modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 8.2 applies without the consent of such D&O Indemnified Party (it being expressly understood that (i) the D&O Indemnified Parties to whom this Section 8.2 applies shall be third party beneficiaries of this Section 8.2 and shall be entitled to enforce the covenants contained herein and (ii) the rights set forth in this Section 8.2 are in addition to, and not in substitution of, any other rights to indemnification or contribution that any D&O Indemnified Party may have).

(e) Purchaser hereby acknowledges that certain D&O Indemnified Parties may have rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Group Companies (collectively, the “Indemnitors”). Purchaser hereby agrees that (i) the Company is the indemnitor of first resort (i.e., their obligations to the D&O Indemnified Party are primary and any obligation of the Indemnitors are secondary) and (ii) the Company shall be required to advance expenses incurred by any D&O Indemnified Party and provide the indemnification provided in this Section 8.2, with respect to such rights the D&O Indemnified Party has against the Indemnitors. Each of Purchaser and the Company further agrees that the applicable Indemnitor shall have a right of contribution and/or be subrogated to the extent it provides advancement or indemnity covered by this Section 8.2 to all of the rights of recovery of the D&O Indemnified Party against the Company. Purchaser and the D&O Indemnified Parties agree that the Indemnitors are express third party beneficiaries of the terms of this Section 8.2(f).

8.3 Employees.

(a) For a period of twelve (12) months following the Closing (the “Continuation Period”), Purchaser shall, or shall cause the Company and its Subsidiaries to, provide those employees who are employed by the Company and its Subsidiaries on the Closing Date (including employees on vacation, leave of absence, short or long-term disability) (the “Continuing Employees”) and who remain employed by the Company and its Subsidiaries immediately following the Closing with (i) base salary or base wages and cash incentive opportunities that are each no less favorable than those being provided to such Continuing Employee immediately prior to the Closing, and (ii) other employee benefits (other than pension, retiree medical, equity or equity-based, long-term, non-qualified deferred compensation, or severance compensation or benefits) that are substantially comparable in the aggregate to those benefits being provided or made available to each Continuing Employee immediately prior to the Closing or no less favorable than employee benefits provided by similarly-situated employees of Purchaser.

(b) From and after the Closing Date, Purchaser or the Company and its Subsidiaries shall honor all obligations under the Plans and Benefit Programs in accordance with their terms.

(c) Following the Closing, Purchaser shall (i) provide to Continuing Employees full credit for all purposes (including for purposes of eligibility, vesting and benefit determination) under any and all benefit or compensation plans, policies or arrangements maintained by Purchaser or any of its Affiliates (including the Company or its Subsidiaries) in which such Continuing Employee is eligible to participate (collectively, the “Purchaser Plans”) for such Continuing Employees’ service with the Company or any of its Subsidiaries (or any predecessor entity) to the same extent recognized by the Company and its Subsidiaries under the corresponding Plans and Benefit Programs; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits or under any defined benefit plan or retiree health or insurance plan; (ii) waive all limitations as to preexisting condition, exclusions, actively at work requirements, evidence of insurability and waiting periods with respect to participation and coverage requirements under any Purchaser Plan that is a health or welfare benefit plan; and (iii) provide credit under any Purchaser Plan that is a health or welfare benefit plan for any co-payments, deductibles and out-of-pocket expenditures made by a Continuing Employee (or covered dependent thereof) on or before the Closing Date for the purposes of satisfying the corresponding co-payments, deductibles and out-of-pocket expenditure provisions of such Purchaser Plan after the Closing Date for the remainder of the coverage period during the applicable plan year in which any transfer of coverage occurs as if such amounts had been paid in accordance with such new plan.

(d) Purchaser agrees that the Company and its Subsidiaries shall be solely responsible for satisfying the requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

(e) Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any Continuing Employees covered by a CBA shall be governed by the applicable CBA until the expiration, modification or termination of such CBA in accordance with its terms or applicable Law.

(f) Unless otherwise instructed by Purchaser no later than ten (10) days prior to the Closing Date, the Company use reasonable best efforts to, with respect to each Plan that is a defined contribution plan, that is intended to meet the requirements of a “qualified plan” under Code §§ 401(a) and 401(k), and that has non-union participants only, terminate such Plan effective as of one day immediately prior to the Closing Date. Purchaser shall maintain or designate, or cause to be maintained or designated, a defined contribution plan and related trust intended to be qualified under Code §§ 401(a) and 401(k) (the “Purchaser’s 401(k) Plan”). Effective as of the Closing Date, the Continuing Employees shall commence participation in Purchaser’s 401(k) Plan. Purchaser’s 401(k) Plan shall provide for the receipt from Continuing Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code), including rollovers of outstanding plan loans under the Plans (and all assets and liabilities associated thereto). As soon as practicable following the Closing Date, Purchaser shall provide the Company with such documents and other information as the Company shall reasonably request to assure itself that the Purchaser’s 401(k) Plan is tax-qualified and provides for the receipt of eligible rollover distributions.

(g) Nothing contained in this Section 8.3, express or implied, (i) is intended to confer upon any Continuing Employee any right to continued employment or any term or condition of employment for any period or continued receipt of any specific employee benefit, (ii) shall constitute an amendment to or any other modification of any benefit or compensation plan, program, policy, contract, agreement or arrangement, or (iii) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) other than the parties any rights or remedies, including rights as a third-party beneficiary of this Agreement.

8.4 Access to Books and Records. From and after the Closing Date, Purchaser shall, and shall cause the Company and its Subsidiaries to, provide Representative and its authorized representatives with reasonable access (for the purpose of examining and copying at Representative’s expense), at reasonable times and upon reasonable notice, to the books and records, as may be reasonably requested by Representative in connection with any audit, accounting, tax, litigation, investigation or other similar need related to or in connection with Sellers’ prior ownership of the Companies and their Subsidiaries. Unless otherwise consented to in writing by Representative, Purchaser shall not permit the Company and its Subsidiaries, for a period of seven (7) years (or longer if required by applicable Law) following the Closing Date, to destroy, alter or otherwise dispose of any documents of any kind, or books and records of the Company or its Subsidiaries, or any portions thereof, relating to periods prior to the Closing without first giving thirty (30) days’ prior written notice to Representative and offering to surrender to Representative such books and records or such portions thereof. Following notice of such destruction, alteration or disposition, if Representative so requests during such thirty (30) day period, Purchaser shall cause the Company and its Subsidiaries to permit Representative to take possession of such books and records. This Section 8.4 shall not apply to Tax matters or Tax Returns, which shall be governed by Section 8.6(a).

8.5 Release.

(a) Effective as of the Closing (but only if the Closing actually occurs), Purchaser, on behalf of itself and each of its Subsidiaries (including the Company and each of its Subsidiaries) and each of its past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Purchaser Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges each Seller and their respective Affiliates (excluding the Company and its Subsidiaries), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (excluding any person who continues to be an officer, director, employee or manager of the Company or any of its Subsidiaries after the Closing Date, but only in such person’s capacity as such) (collectively, the “Sellers Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity, including arising under the Comprehensive Environmental Response, Compensation and Liability Act (whether based upon contract, tort, contribution or otherwise), which the Purchaser Releasing Parties may have against each of the Sellers Released Parties, now or in the future, in each case to the extent arising out of, resulting from or relating to (i) the preparation, negotiation, execution or consummation of this Agreement or any other Related Documents or the transactions contemplated herein or therein, (ii) the respective assets and businesses of the members of the Company or the operation or ownership of any of the Company or its assets and businesses (including any acts or omissions related thereto), in each case, to the extent related to or arising from facts that existed during the period prior to the Closing or (iii) the Sellers’ status as a direct or indirect equityholder of the Company and its Subsidiaries, as applicable, in each case, occurring or arising on or prior to the date of the Closing Date, but, in each case, only to the extent that such cause, matter or thing does not otherwise constitute Fraud. Notwithstanding the foregoing, nothing in this Section 8.5(a) shall release any claims arising from the rights or obligations of any person under this Agreement or the other Related Documents.

(b) Effective as of the Closing (but only if the Closing actually occurs), each Seller, on behalf of itself and each of its Affiliates and each of its past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Sellers Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Purchaser and its Affiliates (including the Company and its Subsidiaries), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Purchaser Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort, contribution or otherwise) which the Sellers Releasing Parties may have against each of the Purchaser Released Parties, now or in the future, in each case to the extent arising out of, resulting from or relating to (i) the preparation, negotiation, execution or consummation of this Agreement or any other Related Document or the transactions contemplated herein or therein (including arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, Schedules, Exhibits and the Related Documents (and any certificate contemplated to be delivered in connection herewith and therewith)), (ii) the respective assets and businesses of the members of the Company or the operation, management, or ownership of any of the Company or its assets and businesses (including any acts or omissions related thereto), in each case, to the extent related to or arising from facts that existed during the period on or prior to the Closing Date, (iii) any information (whether written or oral), documents or materials furnished by or on behalf of the Group Companies; or (iv) the Sellers’ status as a direct or indirect equityholder of the Company and its Subsidiaries, as applicable, in each case, occurring or arising on or prior to the date of the Closing Date, but, in each case, only to the extent that such cause, matter or thing does not otherwise constitute Fraud. Notwithstanding the foregoing, nothing in this Section 8.5(b) shall release any claims arising from the rights or obligations of any person under this Agreement or the other Related Documents. The Seller Related Parties to whom this Section 8.5(b) applies shall be third party beneficiaries of this Section 8.5(b).

8.6 Tax Matters.

(a) Cooperation on Tax Matters. For a period of seven (7) years beginning on the Closing Date, Purchaser, the Company and Representative shall use commercially reasonable efforts to cooperate fully and in good faith, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Pre-Closing Tax Return and any audit, litigation or other proceeding with respect to Pre-Closing Tax Returns, and the determination of or payment in respect of any Tax Refund. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or Tax Refund, as well as making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, the Company and Representative further agree, upon Representative’s written request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax, where permitted by applicable Law, that could be imposed in connection with the transactions contemplated by this Agreement.

(b) Sellers shall be entitled to any refunds of income Taxes of the Company or any Subsidiary thereof that are identified on Schedule 8.6(b), or an amount of cash equal to any Tax credit received in lieu of such refunds, together with any interest paid by the relevant Taxing Authority with respect thereto, received after the Closing Date (collectively, “Tax Refunds”), other than any such Tax Refunds that were included in and actually reduced the Tax Liability Amount. Purchaser and its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall use commercially reasonable efforts to obtain any Tax Refund to which the Sellers would be entitled and that may be available as promptly as reasonably practical, including by using any “quick refund” or similar accelerated processes and amending any prior Tax Returns of the Company and its Subsidiaries to carryback any net operating loss (or similar item) generated in any Pre-Closing Tax Period. Within five (5) Business Days after receipt thereof, Purchaser shall pay any Tax Refund received (net of any Taxes and any reasonable expenses the Purchaser or any of its Affiliates (including the Company and its Subsidiaries) incurs with respect to such Tax Refund) to Representative (for the benefit of and further distribution to the Sellers). Purchaser shall not (and shall cause its Affiliates, including the Company and its Subsidiaries, not to) elect to claim a Tax credit in lieu of a Tax Refund or fail to utilize any available procedures to carryback any net operating loss or similar item generated in any Pre-Closing Tax Period. If a Tax Refund is not available, but a credit against Tax is available in lieu thereof, Purchaser shall pay the amount of such credit to Representative (on behalf of the Sellers) within five (5) Business Days after such credit is used to reduce any Taxes for a Post-Closing Tax Period that Purchaser or any of its Affiliates (including the Company and its Subsidiaries) otherwise would have been required to pay. Nothing in this Section 8.6(b) will require that the Company, any of the Company’s Subsidiaries, or the Purchaser make any payment to Sellers with respect to any refund for, or credit against, a Tax that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit generated in a Post-Closing Tax Period. The parties agree that any Tax Refund paid under this Section 8.6(b) shall be treated as an adjustment to the Closing Consideration for Tax purposes and, except to the extent required by applicable Tax Law, not to take any Tax position inconsistent with such treatment.

(c) Transfer Taxes. All sales and transfer taxes, stamp duties, stamp duty reserve tax, recording charges and similar taxes, duties, fees or charges imposed as a result of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes, shall be borne by Purchaser. Representative and Purchaser shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes, and shall reasonably cooperate in good faith to minimize, where permitted by applicable Law, the amount of any such Transfer Taxes payable in connection therewith.

(d) Prohibited Tax Acts. Unless otherwise required by applicable Law or as expressly provided pursuant to this Agreement, until the final determination of the Closing Consideration pursuant to Article II, neither Purchaser nor any Affiliate thereof (including, after the Closing, the Company and its Subsidiaries) shall, without the Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed), (a) make any amendment of (or file an administrative adjustment with respect to) any Tax Return of the Company or any Subsidiary thereof for a Pre-Closing Tax Period (a “Pre-Closing Tax Return”), (b) make or change any Tax election (other than any election under Section 338(g) of the Code) that has retroactive effect to any Pre-Closing Tax Period and that would reasonably be expected to affect the items reported on, or that would reasonably be expected to have been reported on, a Pre-Closing Tax Return, (c) extend or waive any statutes of limitation with respect to a Pre-Closing Tax Return or any Tax related thereto, (d) enter into any voluntary disclosure agreement or program (or similar agreement or program), or settle or compromise any Tax audit or Tax contest, in each case, with respect to any Pre-Closing Tax Return or any Tax related thereto, or (e) file any Pre-Closing Tax Return in a manner inconsistent with the past practice of the Company (where such past practice exists).

(e) Straddle Periods. For all purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes of the Company or any Subsidiary thereof not based upon or measured by income, activities, events, or upon the level of any item, gain, receipts, proceeds, profits, or similar items that is attributable to the applicable Pre-Closing Tax Period will be deemed to be the amount of such Tax item for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes of the Company or any Subsidiary thereof (including Taxes associated with any inclusions under Code Sections 951 or 951A) for a Straddle Period that relate to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis.

(f) Tax Sharing Agreements. All Tax sharing agreements, Tax allocation agreements or similar agreements (other than any such agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) will be terminated prior to the Closing, other than any such agreements solely among the Company and its Subsidiaries, and, after the Closing, neither the Company nor any of its Subsidiaries will be bound thereby or have any Liability thereunder.

(g) Notwithstanding anything to the contrary in this Agreement, Purchaser may, in its sole discretion, make an election(s) under Section 338(g) of the Code (or any similar provision under state, local Law) (each, a “338(g) Election”) with respect to the acquisition of the Company and its Subsidiaries. Sellers, Purchaser, the Company and their Subsidiaries will file all federal, state, local and non-U.S. Tax Returns and any documents required to give effect to any 338(g) Election requested by Purchaser. Sellers, Purchaser, the Company and its Subsidiaries will not take, or cause or permit to be taken, any action in connection with the filing of any Tax Return on behalf of any Seller, Purchaser, the Company or its Subsidiaries which would be inconsistent with any 338(g) Election requested by Purchaser.

(h) USRPHC.

(i) The Company and the Representative shall reasonably cooperate with Purchaser (at its sole cost and expense) prior to the Closing Date to allow Purchaser to determine whether the Subsidiaries of the Company organized in the US may constitute a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and related Treasury Regulations thereunder (“USRPHC”).

(ii) To the extent the Company and the Representative, together with Purchaser determine that any such Subsidiary of the Company is not a USRPHC, prior to the Closing, the Company shall deliver to Purchaser a duly executed certificate from such Subsidiary dated as of the Closing Date and prepared in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), stating that interests in such Subsidiary are not “U.S. real property interests” and a duly executed notice of such certificate to the Internal Revenue Service, each in accordance with Treasury Regulations Section 1.897-2(h).

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any or all of which may be waived in whole or in part by Purchaser to the extent permitted by applicable Law:

9.1 Accuracy of Representations and Warranties; Compliance with Obligations; No Material Adverse Effect.

(a) (i) The representations and warranties of the Company set forth in the second sentence of Section 5.2(a) (Capital Structure) shall be true and correct in all respects (other than de minimis inaccuracies), as of the Closing Date, as though made on and as of the Closing Date, (ii) the representations and warranties of (A) the Sellers set forth in Section 4.1(a) (Organization, Good Standing and Qualification), Section 4.2 (Authority; Approval), Section 4.3 (Ownership of Company Shares) and (B) the Company set forth in Section 5.1 (Organization; Good Standing and Qualification), Section 5.2(a) (Capital Structure) other than as set forth in subsection (i) herein, Section 5.3 (Corporate Authority; Approval) and Section 5.20 (Brokers and

Finders) shall be true and correct in all material respects, as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be true and correct in all material respects as of such earlier date), and (iii) the other representations and warranties of the Sellers and the Company set forth in Article IV and Article V shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be true and correct as of such earlier date), except in each case under this clause (iii) where the failure of any such representations and warranties to be so true and correct does not result in a Material Adverse Effect; provided, that solely for purposes of clause (iii), qualifications as to “materiality” and “Material Adverse Effect” contained in such representations and warranties shall be disregarded (except with respect to any such qualification to the extent it qualifies an affirmative requirement to list specified items on a section of the Disclosure Schedules).

(b) The Company and Representative shall have performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) From the date of this Agreement until the Closing, there shall not have been a Material Adverse Effect.

9.2 Orders. There shall not be in effect on the Closing Date any legally binding Order by a court of competent jurisdiction enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

9.3 Regulatory. The waiting period applicable to the Transactions under the HSR Act and any other Antitrust Laws and Foreign Investment Laws shall have expired or been terminated, all consents pursuant to any Antitrust Laws and Foreign Investment Laws set forth on Schedule 7.2 shall have been obtained, and any agreement with a Governmental Authority not to consummate the Transactions shall have expired or been terminated.

ARTICLE X

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND SELLERS

The obligations of the Company and the Sellers to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any or all of which may be waived in whole or in part by the Company or the Representative to the extent permitted by applicable Law:

10.1 Accuracy of Representations and Warranties and Compliance with Obligations.

(a) The representations and warranties of Purchaser set forth in Article VI shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be true and correct as of such earlier date), except in each case where the failure of any such representations and warranties to be so true and correct would not reasonably be expected to affect or delay Purchaser’s ability to consummate the Transactions in any material respect.

(b) Purchaser shall have performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date.

10.2 Orders. There shall not be in effect on the Closing Date any legally binding Order by a court of competent jurisdiction enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

10.3 Regulatory. The waiting period applicable to the Transactions under the HSR Act and any other Antitrust Laws and Foreign Investment Laws shall have expired or been terminated, all consents pursuant to any Antitrust Laws and Foreign Investment Laws set forth on Schedule 7.2 shall have been obtained, and any agreement with a Governmental Authority not to consummate the Transactions shall have expired or been terminated.

ARTICLE XI

SURVIVAL

11.1 No Survival. The representations and warranties and covenants and agreements (to the extent contemplating or requiring performance at or prior to the Closing) of the Sellers and the Company set forth in this Agreement or in any certificate delivered in connection with this Agreement shall not survive the Closing. Each of the representations and warranties of the Sellers and the Company set forth in this Agreement or in any certificate delivered in connection with this Agreement shall terminate effective immediately as of the Closing. The covenants and agreements of the Sellers and the Company set forth in this Agreement and in any other document delivered in connection herewith to the extent contemplating or requiring performance prior to the Closing shall terminate effective immediately as of the Closing. Notwithstanding, each covenant or agreement contained herein or in any Related Document which is to be performed by its terms after the Closing shall survive until the last date for performance of such covenant or agreement as provided in this Agreement or such Related Document, as applicable. For the avoidance of doubt, this Section 11.1 shall not limit any claims for Fraud, or (b) Purchaser’s right of recovery under the R&W Insurance Policy.

11.2 No Other Representations.

(a) None of the Seller Related Parties is making or has authorized any Person to make any representation or warranty of any kind or nature expressed or implied other than as expressly made in Article IV and Article V (each as qualified by the Disclosure Schedules) and no Seller Related Party or any other Person shall be liable in respect of the accuracy or completeness of any information provided to Purchaser or its Affiliates in connection with this Agreement. The representations and warranties of the Sellers in Article IV and Company in Article V (each as qualified by the Disclosure Schedules) constitute the sole and exclusive representations and warranties made to Purchaser in connection with the Transactions. Purchaser acknowledges and agrees that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and their respective businesses, and, in making their determination to proceed with the Transactions, Purchaser and each of their Non-Party Affiliates have relied solely on the results of such independent investigation and verification and on the representations and warranties of the Sellers and the Company, each as expressly and specifically set forth in Article IV and Article V (each as qualified by the Disclosure Schedules) and the Letters of Transmittal. In particular, without limiting the generality of this Section 11.2(a), no Seller nor the Company is making nor has authorized any Person to make any representation or warranty, and disclaims all liability and any responsibility for any such representation or warranty, with respect to (a) any estimates, predictions, projections, pro-forma financial information, forecasts or budgets previously delivered or made available to (or otherwise acquired by) Purchaser or any of its Affiliates or representatives concerning future revenues, expenses, expenditures, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, (b) the confidential information memorandum or similar document and any management presentation provided to Purchaser or any of its Affiliates in connection with the sale process for the Company, (c) any information delivered or made available pursuant to Section 7.5 or (d) any other information or documents made available to Purchaser or its Affiliates or representatives with respect to the Company and its Subsidiaries in any online data room established for the sale of the Company and its Subsidiaries, except as expressly covered in Article IV and Article V. Except as set forth expressly in this Agreement, the condition of the assets of the Company and its Subsidiaries shall be “as is” and “where is” and no Seller Related Party makes any warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the assets of the Company or any of its Subsidiaries or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Except for the representations and warranties in Article IV and Article V (each as qualified by the Disclosure Schedules), Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Seller Related Parties have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.

(b) None of the Purchaser Related Parties is making or has authorized any Person to make any representation or warranty of any kind or nature expressed or implied other than as expressly made in Article VI (each as qualified by the Disclosure Schedules) and no Purchaser Related Party or any other Person shall be liable in respect of the accuracy or completeness of any information provided to Sellers or the Company or their respective Affiliates in connection with this Agreement. The representations and warranties of the Purchaser in Article VI (each as qualified by the Disclosure Schedules) constitute the sole and exclusive representations and warranties made to Sellers and the Company in connection with the Transactions. In particular, without limiting the generality of this Section 11.3(b), Purchaser is not making nor has authorized any Person to make any representation or warranty, and disclaims all liability and any responsibility for any such representation or warranty, with respect to any estimates, predictions, projections, pro-forma financial information, forecasts or budgets previously delivered or made available to (or otherwise acquired by) the Company, Representative or Sellers or any of their respective Affiliates or representatives concerning future revenues, expenses, expenditures, financial condition, assets, liabilities or results of operations of Purchaser. Except for the representations and warranties in Article VI (each as qualified by the Disclosure Schedules), the Company and Sellers specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Purchaser Related Parties have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.

11.3 Certain Acknowledgements. Each of Purchaser, the Company and Sellers acknowledges and agrees that the agreements contained in this Article XI are an integral part of the Transactions and that without these agreements set forth in this Article XI, neither Purchaser, the Company nor the Sellers would not enter into this Agreement or otherwise agree to consummate the Transactions.

ARTICLE XII

TERMINATION

12.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing as follows:

(a) by the mutual written consent of Purchaser and the Company;

(b) by Purchaser or the Company, upon written notice to the other, if the Closing shall not have occurred on or prior to the close of business on August 10, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to a party if such party is in breach of any covenant, agreement, representation or warranty contained in this Agreement, which breach has prevented the satisfaction of any condition set forth in Section 10.1(a) or Section 10.1(b) (in the case of breach by Purchaser) or Section 9.1(a) or Section 9.1(b) (in the case of breach by the Company);

(c) by Purchaser or the Company, upon written notice to the other party, if a Governmental Authority of competent jurisdiction and residing in a jurisdiction in which the Company or its Subsidiaries does business has issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(c) shall not be available to any party whose breach of any provision of this Agreement results in or causes such Order or other action or if such party is in breach in any material respect of any covenant, agreement, representation or warranty contained in this Agreement;

(d) by the Company, if (i) Purchaser has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 10.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Purchaser contained in this Agreement such that the closing condition set forth in Section 10.1(a) would not be satisfied, and in the case of both clauses (i) and (ii) above, such breach or failure to perform has not been waived by the Company or cured (if curable) prior to the earlier of (x) twenty-five (25) days after receipt of written notice thereof and (y) three (3) days prior to the Outside Date; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 12.1(d) if the Company is also in breach of any covenant, agreement, representation or warranty contained in this Agreement, which has prevented or would prevent the satisfaction of any condition set forth in Section 9.1(a) or Section 9.1(b);

(e) by Purchaser, if (i) the Company or the Representative has breached or failed to perform any of their respective covenants or other covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 9.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company or the Sellers contained in this Agreement such that the closing condition set forth in Section 9.1(a) would not be satisfied, and in the case of both clauses (i) and (ii) above, such breach or failure to perform has not been waived by Purchaser or cured (if curable) prior to the earlier of (x) twenty-five (25) days after receipt of written notice thereof and (y) three (3) days prior to the Outside Date; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 12.1(e) if Purchaser is also in breach of any covenant, agreement, representation or warranty contained in this Agreement, which has prevented or would prevent the satisfaction of any condition set forth in Section 10.1(a) or Section 10.1(b); or

(f) by the Company, if (i) the Closing shall not have occurred on or prior to the date required pursuant to Section 2.2; (ii) the Company and Representative have notified Purchaser in writing that the Company and Sellers are ready, willing and able to effect the Closing; and (iii) Purchaser fails to consummate the Closing on the earlier of the Outside Date or the third (3rd) Business Day following the date of delivery of such written notification by the Company.

12.2 Effect of Termination.

(a) If either party terminates this Agreement in accordance with Section 12.1(b) or Section 12.1(c) (solely as a result of the Antitrust Laws or Foreign Investment Laws), Purchaser shall pay to the Company within three (3) Business Days following delivery of the written notice of termination by the Company or Purchaser, as applicable, an amount equal to $243,000,000 (the “Antitrust Termination Fee”); provided, however, that no Antitrust Termination Fee shall be payable by Purchaser pursuant to this Section 12.2(a) if, at the time of termination, the conditions to Closing set forth in Article IX have not been satisfied or waived (other than the condition set forth in Section 9.2 (as it relates to the Antitrust Laws or Foreign Investment Laws), the condition set forth in Sections 9.3 (such conditions, the “Regulatory Conditions”) or conditions that by their terms, are to be satisfied at the Closing (and which were, on the date the Closing would have occurred but for the failure of the Regulatory Conditions to be satisfied, capable of being satisfied or waived if the Closing were to occur on such date)). Notwithstanding anything in this Agreement to the contrary, but subject to the proviso in Section 12.2(c), if this Agreement is terminated in circumstances where the Antitrust Termination Fee is payable, then the Company’s right to receive the Antitrust Termination Fee (and Interest, if applicable) pursuant to this Section 12.2(a) shall be the sole and exclusive remedy of the Company, Sellers and their Affiliates against Purchaser and any of its Affiliates for any and all obligations of any kind arising out of this Agreement and any losses or damages of any kind or nature suffered or incurred by the Company, Sellers, or their Affiliates, other than any Interest payable. The parties acknowledge and agree that the agreements contained in this Section 12.2(a) are an integral part of the Transactions, and that, without these agreements, the parties would not otherwise enter into this Agreement. Accordingly, if Purchaser fails to pay the Antitrust Termination Fee pursuant to this Section 12.2(a) on or prior to the date such amounts are due hereunder, and, in order to obtain such payment, the Company commences an action that results in a final, non-appealable judgment against Purchaser for the payment of the Antitrust Termination Fee pursuant to Section 12.2(a), Purchaser shall pay, or cause to be paid, to the Company, interest on such amount at an annual rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such amounts were originally due hereunder which shall accrue from such date through the date such payment is actually delivered to the Company or its designee, and the costs and expenses (including attorneys’ fees and expenses) incurred by the Company in connection with such action or proceeding (collectively, the “Interest”); provided, however, in no event shall the Interest exceed $10,000,000. The parties hereto agree and understand that in no event shall Purchaser be required to pay the Antitrust Termination Fee on more than one occasion.

(b) Subject to the Company’s rights in Section 13.15, if this Agreement is terminated by (i) the Company pursuant to Section 12.1(d) or Section 12.1(f) or (ii) by Purchaser in accordance with Section 12.1(b) at a time when the Company could have terminated this Agreement under Section 12.1(d) or Section 12.1(f) (other than, in the case of this clause (ii), in the case of a termination that requires payment of the Antitrust Termination Fee pursuant to Section 12.2(a)) (each, an “Eligible Termination”), Purchaser will promptly pay to the Company (or, if requested by the Company, its assignee) the amount in cash equal to $162,000,000 (the “Termination Fee”) in immediately available funds within three (3) Business Days of the date of such request to one or more bank accounts designated in writing by the Company. Notwithstanding anything in this Agreement to the contrary, but subject to Section 13.15 and the proviso in Section 12.2(c), if this Agreement is terminated in circumstances where the Termination Fee is payable, then the Company’s right to receive the Termination Fee (and Interest, if applicable) pursuant to this Section 12.2(b) shall be the sole and exclusive remedy of the Company, Sellers and their Affiliates against Purchaser and any of its Affiliates for any and all obligations of any kind arising out of this Agreement and any losses or damages of any kind or nature suffered or incurred by the Company, Sellers, or their Affiliates, other than any Interest payable. In no event shall the Company be entitled to receive both specific performance to consummate the Closing in accordance with Section 13.15, on the one hand, and the Termination Fee in accordance with Section 12.2(b), on the other hand. The parties acknowledge and agree that the agreements contained in this Section 12.2(b) are an integral part of the Transactions, and that, without these agreements, the parties would not otherwise enter into this Agreement. Accordingly, if Purchaser fails to pay the Termination Fee pursuant to this Section 12.2(b) on or prior to the date such amounts are due hereunder, and, in order to obtain such payment, the Company commences an action that results in a final, non-appealable judgment against Purchaser for the payment of the Termination Fee pursuant to Section 12.2(b), Purchaser shall pay, or cause to be paid, to the Company, interest on such amount at an annual rate equal to the Interest, provided, however, in no event shall the Interest exceed $10,000,000. The parties hereto agree and understand that in no event shall Purchaser be required to pay the Termination Fee on more than one occasion.

(c) Subject to both Section 12.2(a) and Section 12.2(b), in the event of termination of this Agreement pursuant to Section 12.1 by Purchaser or the Company, this Agreement will become void and have no effect, without any liability or obligation on the part of any party hereto (or any other Person); provided that, notwithstanding the foregoing, the provisions of Section 7.5(a), the last sentence of Section 7.2(a), this Section 12.2 and Article XIII of this Agreement will survive any termination of this Agreement. Notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement shall be deemed to be amended such that the term of the Confidentiality Agreement and each provision thereunder shall be extended to the date that is eighteen (18) months after the date of this Agreement is terminated. Notwithstanding anything to the contrary, each of the parties hereto, on behalf of each of its Affiliates, agrees that no termination pursuant to Section 12.1(e) shall relieve the Company of Losses for damages to the Purchaser to the extent directly resulting from a Willful Breach by the Company, Representative or Sellers prior to such termination.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Expenses. Except as otherwise provided in this Agreement, the parties hereto shall bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each of the Related Documents and the consummation of the Transactions. Notwithstanding the foregoing, Purchaser shall be responsible for, and shall pay directly or promptly reimburse the Company for amounts paid by or on behalf of the Company, (a) all filing fees lawfully payable to or at the request of any Governmental Authority in connection with this Agreement, the Company Documents, the Purchaser Documents and the consummation of the Transactions, (b) the fees of the Escrow Agent, (c) the fees of the Payments Administrator, and (d) in connection with its obligations under Sections 7.2(a), 7.2(d) and 8.2.

13.2 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) The parties hereby irrevocably submit to the exclusive jurisdiction of the State of Delaware over all claims, disputes or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement or any Related Document or the negotiation, execution or performance of this Agreement or any Related Document (including any claim or cause of action, whether in contract or tort or otherwise, based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement, any Related Document or as an inducement to enter into this Agreement) and each party hereby irrevocably agrees that all suits, claims, actions and proceedings in respect of any such claim, dispute or cause of action, or any suit, action or proceeding related thereto (whether in contract or tort or otherwise) shall be heard and determined in such courts. Notwithstanding anything in this Agreement to the contrary, each party and the Seller Related Parties hereby irrevocably submit to the exclusive jurisdiction of the State of New York over all claims, disputes or causes of action (whether in contract or tort or otherwise) involving any of the Financing Sources, that may be based upon, arise out of or relate to this Agreement, any Related Document, the Financing or any of the agreements (including any Financing Instruments) entered into in connection with the Financing or any of the transaction contemplated hereby or thereby or the performance of any services thereunder, or the negotiation, execution or performance of this Agreement, any Related Document, the Financing or any of the agreements (including any Financing Instruments) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (including any claim or cause of action, whether in contract or tort or otherwise, based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement, any Related Document or as an inducement to enter into this Agreement) and each party and the Seller Related Parties hereby irrevocably agrees that all suits, claims, actions and proceedings in respect of any such claim, dispute or cause of action, or any suit, action or proceeding related thereto (whether in contract or tort or otherwise) shall be heard and determined in such courts. The parties and the Seller Related Parties agree not to bring or support, or permit any Seller Related Party to bring or support, any claims, disputes or causes of actions of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement, the Financing (including any Financing Instruments) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, provided, however, that this sentence shall not apply to the Limited Guarantee. The parties and the Seller Related Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such court or any defense of inconvenient forum for the maintenance of any such suit, action or proceeding. Each of the parties and the Seller Related Parties agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable Law.

(b) Each of the parties and the Seller Related Parties hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 13.6. The consents to jurisdiction and service of process set forth in Section 13.2(a) and this Section 13.2(b) shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in Section 13.2(a) and this Section 13.2(b) and shall not be deemed to confer rights on any Person other than the parties hereto.

(c) EACH PARTY AND THE SELLER RELATED PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE FINANCING OR ANY OF THE AGREEMENTS (INCLUDING ANY FINANCING INSTRUMENTS) ENTERED INTO IN CONNECTION WITH THE FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER WHETHER ARISING IN CONTRACT OR IN TORT OR OTHERWISE (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.2(c).

13.3 Entire Agreement. This Agreement (including the Schedules, Exhibits and Annexes hereto, the Related Documents and the Confidentiality Agreement) represents the entire understanding and agreement of the parties with respect to the Transactions, and supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral and including any letters of intent, term sheets or other similar preliminary documents) among the parties with respect to the Transactions. The parties have voluntarily agreed to define their rights, liabilities and obligations with respect to the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement, the Related Documents and the Confidentiality Agreement, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement, the Related Documents or the Confidentiality Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. Except in the case of Fraud, the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Transactions shall be those remedies available at law or in equity for breach of contract against the parties to this Agreement only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement), and the parties hereby agree that neither party hereto shall have any remedies or causes of action (whether in contract, tort or otherwise) for any statements, communications, disclosures, failures to disclose, or representations or warranties not explicitly set forth in this Agreement. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Notwithstanding anything to the contrary herein, this Section 13.3 shall not limit any claims for Fraud.

13.4 Amendments and Waivers. This Agreement may be amended, supplemented or changed, and, other than as set forth in Section 7.3(d), any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided, however, that, after the Closing, but subject to applicable Law, this Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by duly authorized officers or representatives of Purchaser and Representative. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure or delay by any party in exercising any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Notwithstanding anything else to the contrary herein, the provisions set forth in this Section 13.4 and Sections 13.2, 13.5, 13.8, 13.9 and 13.15 (including any other provision of this Agreement to the extent that the amendment, supplement, waiver or modification of such provision would modify the substance of the foregoing provisions and the definition of “Financing Source”), in each case, as they explicitly relate to any Financing Source, may not be amended, modified or altered in any manner adverse to the Financing Sources in any respect without the prior written consent of such Financing Sources.

13.5 Governing Law. This Agreement, the Related Documents and all claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement and/or any Related Document or the negotiation, execution or performance of this Agreement and/or any Related Document (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement, any Related Document and/or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to conflict-of-laws principles that might require the application of the Laws of any other jurisdiction. Notwithstanding anything to the contrary in this Agreement, the Seller Related Parties and each of the parties hereto agree that any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) against a Financing Source that is in any way related to this Agreement, the Financing or any of the agreements (including any Financing Instruments) entered into in connection with the Financing, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, the Transactions or any of the other transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of the Law of any other state, except (i) as otherwise explicitly set forth in the Financing Instruments and (ii) that this sentence shall not apply to the Limited Guarantee.

13.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally by hand (with written confirmation of receipt and accompanied by email in accordance with clause (ii) of this Section 13.6), (ii) when sent by email (with email confirmation of receipt) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt and accompanied by email in accordance with clause (ii) of this Section 13.6), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this Section 13.6):

If to the Company prior to the Closing:

Kito Crosby Limited

c/o Kohlberg Kravis Roberts & Co. L.P.

30 Hudson Yards, Suite 7500

New York, NY 10001

Attention: Brandon Brahm; Eric Stout

****

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Jennifer S. Perkins, P.C.

     Andrew Arons, P.C.

     Colin Zelicof

Email:   jennifer.perkins@kirkland.com;

     andrew.arons@kirkland.com

     colin.zelicof@kirkland.com

If to Representative following the Closing, to:

Ascend Overseas Limited

c/o Kohlberg Kravis Roberts & Co. L.P.

30 Hudson Yards, Suite 7500

New York, NY 10001

Attention: Brandon Brahm; Eric Stout

Email: ****

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Jennifer S. Perkins, P.C.

     Andrew Arons, P.C.

     Colin Zelicof

Email:   jennifer.perkins@kirkland.com;

     andrew.arons@kirkland.com

     colin.zelicof@kirkland.com

If to Purchaser, or to the Company following the Closing, to:

Columbus McKinnon Corporation

Legal Department

205 Crosspoint Pkwy

Getzville, NY 14068

Attention: General Counsel

Email: alan.korman@cmworks.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas 27th Floor

New York, NY 10020

Attention: James L. Kelly

     Ilya A. Bubel

Email:   james.kelly@us.dlapiper.com

    ilya.bubel@us.dlapiper.com

and

c/o Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, New York 10152

Attention: Andrew Campelli; Michael Pratt

Email: acampelli@cdr.com; mpratt@cdr.com

with a copy to (which copy alone shall not constitute notice):

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, New York 10001

Attention: Uri Herzberg; Kate Durnan Taylor

Email: uherzberg@debevoise.com; ketaylor@debevoise.com

13.7 Severability. If any term or other provision of this Agreement is adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, that provision will be deemed separable from the remaining provisions of this Agreement, and will not affect the validity or interpretation of the other provisions of this Agreement or any Related Document, and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon any such adjudication that any term or provision hereof is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

13.8 Binding Effect; Third Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as contemplated in Section 8.2, Section 8.5, Article XI, Section 12.2, this Section 13.8, Section 13.9 and Section 13.16. No assignment of this Agreement or of any rights, interests or obligations hereunder may be made by any party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may, without the prior written consent of the Company, Representative or Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly owned Subsidiaries; provided, further, that such assignment (a) would not, and would not reasonably be expected to, impair or delay the Closing, and (b) shall not relieve Purchaser of any of its obligations under this Agreement or any other Related Document. No assignment of any obligations hereunder shall relieve a party of any of its obligations pursuant to this Agreement. Upon any permitted assignment, the references in this Agreement to the assigning party shall also apply to any such assignee of such assigning party. Notwithstanding the foregoing, the Financing Sources are direct third party beneficiaries of Sections 13.2, 13.4, 13.5, 13.9 and 13.15.

13.9 No Recourse Against Non-Parties. (a) all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any Related Document, or the negotiation, execution or performance of this Agreement or any Related Document (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement or any Related Document), may be made only against (and subject to the terms and conditions thereof) the entities that are expressly identified as parties hereto and thereto and (b) no Person who is not a named party to this Agreement or any Related Document, including, without limitation, any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement or any Related Document (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or any Related Document or for any claim based on, in respect of, or by reason of this Agreement or any Related Document or its negotiation or execution, and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement. The Seller Related Parties shall not have any rights or claims against any Financing Source in connection with this Agreement, the Financing or any of the agreements (including any Financing Instruments) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, and no Financing Source shall have any liability or obligation to, or be subject to any action, suit, proceeding or claim from, the Seller Related Parties in connection with this Agreement, the Financing or any of the agreements (including any Financing Instruments) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law or equity, in contract, in tort or otherwise; provided that this Section 13.9 shall not limit the rights of any party pursuant to any Financing Instrument. The provisions of this Section 13.9 are intended to be for the benefit of, and shall be enforceable by, each of the Non-Party Affiliates and such Person’s estate, heirs and representatives and any Financing Source. Notwithstanding anything to the contrary, this Section 13.9 shall not waive any of Purchaser’s or the Company’s rights in enforcing the obligations in the Confidentiality Agreement, the Letters of Transmittal, the Escrow Agreement, the Payments Administration Agreement or the Limited Guarantee, but solely against the applicable parties thereto. Notwithstanding anything in this Agreement to the contrary, nothing herein prevents (i) any Seller Related Party from causing Purchaser to enforce its rights under the Financing Instruments against the Purchaser Related Parties or the other parties thereto or (ii) any Purchaser Related Party or the other parties to the Financing Instruments from having any liability or obligation in connection with the enforcement described in clause (i).

13.10 No Partnership Created. Nothing in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing and, without limiting its obligations under this Agreement, the Company shall exercise complete control over its and its Subsidiaries’ operations. Furthermore, in no event shall this Agreement be deemed to create a partnership or joint venture between the Company or any of its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, and in no event shall any fiduciary or similar duty be deemed owed by the Company or any of its Affiliates to Purchaser or any of its Affiliates.

13.11 No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, the parties confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

13.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement and any Related Document, and any amendments hereto or thereto, to the extent signed and delivered by email in “portable document format” (“.pdf”), or any other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any Related Document, each other party hereto or thereto shall re-execute original forms hereof or thereof and deliver them to all other parties.

13.13 Confidentiality. Purchaser acknowledges that all information provided to it and any of its Affiliates, agents and representatives by the Company and its Affiliates, agents and representatives in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by Section 7.5(c).

13.14 Press Releases and Communications. The initial press release issued by the parties concerning this Agreement and the transactions contemplated hereby shall be in a form agreed to by Purchaser and the Representative, and no subsequent press releases or other public statements concerning this Agreement shall substantively differ from the initial press release, unless required by Law (in the reasonable opinion of counsel) in which case the issuing party will use reasonable best efforts to allow the other parties reasonable time to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that the foregoing will not restrict or prohibit the Company or any of its Subsidiaries from making any announcement to its employees, customers and other business relations to the extent the Company or such Subsidiary reasonably determines in good faith that such announcement is necessary or advisable or is necessary to comply with any applicable Law or the requirements of any Contract to which the Company or any of its Subsidiaries is a party; provided, further that Kohlberg Kravis Roberts & Co. L.P. and its Affiliates may disclose general information regarding this Agreement and the Transactions to current or prospective limited partners managed by Kohlberg Kravis Roberts & Co. L.P. and its Affiliates (provided that such parties are subject to customary confidentiality obligations) or in connection with its customary public relations, marketing, reporting or other similar activities (in each case it being agreed that no such disclosure shall include the purchase price, economic terms or any other material terms relating to the Transactions, except as otherwise agreed upon as part of the initial press release, as set forth in public filings or as otherwise agreed upon between the parties). The Company and Purchaser agree to keep the terms of this Agreement confidential, except to the extent required by applicable Law, stock exchange rule or regulation or for financial reporting purposes, and any such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential).

13.15 Specific Performance.

(a) The parties agree that (i) irreparable damage would occur in the event that the provisions of this Agreement or obligations, undertakings, covenants or agreements of the parties were not performed in accordance with their specific terms or were otherwise breached and (ii) monetary damages, even if available, would not be an adequate remedy for any such failure to perform or any breach of this Agreement. Accordingly, it is agreed that prior to the valid termination of this Agreement pursuant to Section 12.1, the parties shall be entitled to an injunction or injunctions and to enforce specifically the terms and provisions hereof (including Section 7.8), in any court specified in Section 13.2 without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything to the contrary herein, the parties hereby further acknowledge and agree that prior to the valid termination of this Agreement pursuant to Section 12.1, the Company shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by Purchaser under this Agreement (including Section 7.2) in addition to any other remedy to which the Representative or the Company are entitled at law or in equity; provided, that the Company shall be entitled to cause Purchaser to consummate the Closing and to make all the payments contemplated by this Agreement, including Article II, only if: (i) all conditions in Article III and Article IX have been satisfied or waived (other than those conditions that, by their nature, can only be satisfied at the Closing (provided such conditions are capable of being satisfied as of such date)); (ii) Purchaser fails to complete the Closing by the date the Closing would otherwise be required to have occurred pursuant to Section 2.2, assuming, solely for purposes of this clause (ii), that all conditions in Article IX have been satisfied or waived as of the date that all conditions in Article III and Article IX were satisfied, other than those conditions that, by their nature, can only be satisfied at the Closing (provided such conditions are capable of being satisfied as of such date), or waived; (iii) the Financing has been funded, or is available to be funded to Purchaser at the Closing (provided that Purchaser shall not be required to consummate the Closing if the Financing is not in fact funded at or prior to the Closing); and (iv) the Representative and Company have irrevocably confirmed in writing to Purchaser that the Company and Sellers are prepared to and able to perform its obligations in connection with the Closing upon funding of the Financing and consummate the Closing substantially simultaneously with the funding of the Financing. For the avoidance of doubt, in no event shall the Company be entitled to seek any remedy, whether at law or equity, in contract, in tort or otherwise, directly against any Financing Source in connection with the obligations of the Financing Sources pursuant to the Financing Instruments or the transactions contemplated thereby; provided that the foregoing will not (A) prevent, restrict or impair the Company from enforcing any of its rights in accordance with Section 7.8, or (B) alter, amend, supplement or limit the rights of Purchaser in respect of the Financing under any Financing Instruments. For the avoidance of doubt, in no instance shall the Company have the rights to be awarded both specific performance in accordance with this Section 13.15 and the Termination Fee or monetary damages, as applicable, pursuant to Section 12.2.

(b) Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement when available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) If the Representative or the Company brings an action for specific performance pursuant to this Section 13.15, and a court rules that Purchaser breached this Agreement in connection with its failure to effect the Closing in accordance with this Agreement, then Purchaser shall pay all of the Sellers’ and the Company’s costs and expenses (including attorneys’ fees) in connection with all actions to seek specific performance of Purchaser’s obligations pursuant to this Agreement and all actions to collect such costs or expenses. For the avoidance of doubt, in no event shall the exercise of the right to seek specific performance pursuant to this Section 13.15 reduce, restrict or otherwise limit the Representative’s or the Company’s rights to pursue all applicable remedies at law, including terminating this Agreement pursuant to Section 12.1.

13.16 Legal Representation. Purchaser and the Company hereby agree, on their own behalf and on behalf of their directors, members, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that K&E (or any successor) may represent the Representative or the Sellers or any director, member, partner, officer, employee or Affiliate of the Sellers, in each case, in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, the Related Documents or the Transactions notwithstanding its representation (or any continued representation) of the Company and/or any of its Subsidiaries, and each of Purchaser and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any actual or potential conflict of interest or any objection arising therefrom or relating thereto. Purchaser and the Company acknowledge that the foregoing provision applies whether or not K&E provides legal services to the Company or any of its Subsidiaries after the Closing Date. Each of Purchaser and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Company on the one hand, and any Seller (or Affiliate thereof) on the other hand, with the presence of counsel, including K&E, made prior to the Closing to the extent related to the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any Related Documents or the consummation of the Transactions are privileged communications that do not pass to the Company (after the Closing) notwithstanding the Transactions, and instead remain with and are controlled by the Representative (the “Privileged Communications”). Purchaser and the Company, together with any of their respective Affiliates, subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company, or otherwise, in any action against or involving any of the parties after the Closing; and Purchaser and the Company agree not to assert that the privilege has been waived as to the Privileged Communication that may be located in the records or email server of the Company.

13.17 Representative; Power of Attorney.

(a) At the Closing and without further act of any Person, the Representative shall be appointed as agent and attorney in fact for the Sellers, for and on behalf of the Sellers, to give and receive notices and communications and to take any and all action on behalf of the Sellers, pursuant to this Agreement including the allocation of any amounts payable to the Equityholders pursuant to this Agreement (including the Consideration Schedule), in connection with the Escrow Account, the Expense Reserve Holdback Account and releases (if any) from the Escrow Account and Expense Reserve Holdback Account in connection with this Agreement, and to recover damages regarding the benefit of the bargain lost for and on behalf of the Equityholders as provided in Section 12.2, and execute and deliver such agreements or other documents in connection with this Agreement and Transactions as the Representative, in its reasonable discretion, may deem necessary or desirable. Notwithstanding anything to the contrary in this Agreement or otherwise, Purchaser shall be entitled to rely on any action taken by the Representative on behalf of the Sellers, pursuant to this Section 13.17(a) (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Person had taken such Authorized Action. Any action taken or not taken or decisions, communications or writings made, given or executed by the Representative shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by the Sellers. Any notice or communication delivered by Purchaser to the Representative shall be deemed to have been delivered to all Sellers. Neither the Representative nor Purchaser shall not be liable to any Seller for any action taken by Representative in good faith pursuant to this Section 13.17.

(b) All fees, costs and expenses incurred by the Representative pursuant to this Agreement or the Transactions, or of any agent or advisor in fulfilling the duties of the Representative as agent for each Seller shall, at the sole option of the Representative, be paid from the Expense Reserve Holdback Account. In the event that any amount is owed to the Representative, in its capacity as such, whether for expense reimbursement or indemnification, that is in excess of the Expense Reserve Holdback Amount, the Representative shall be entitled to be reimbursed by the Sellers (including by offsetting such amount against any amounts owed to the Sellers), and the Sellers agree to so reimburse the Representative, and make the Representative whole for such shortfall. Upon written notice from the Representative to the Sellers as to the existence of a shortfall, including a reasonably detailed description as to such shortfall, each Seller shall promptly deliver to the Representative full payment of his or her pro rata share (as set forth in the Consideration Schedule) of the amount of such shortfall. In no instance shall Purchaser be liable for any such fees, costs and expenses incurred by the Representative pursuant to this Agreement or the Transactions, or of any agent or advisor in fulfilling the duties of the Representative as agent for each Seller.

(c) The Sellers shall not receive interest or other earnings on the Expense Reserve Holdback Amount and, by virtue of the adoption of this Agreement, irrevocably transfer and assign to the Representative any ownership right that they may have in any interest that may accrue on the Expense Reserve Holdback Amount. The Representative shall, when it determines that it is no longer necessary to retain the Expense Reserve Holdback Amount, distribute, or cause to be distributed, to each Equityholder an amount equal to its applicable entitlement of the Expense Reserve Holdback Amount.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered as of the day and year first above written.

COLUMBUS MCKINNON CORPORATION

By:	/s/ David J. Wilson
	Name:	David J. Wilson
	Title:	President and Chief Executive Officer

KITO CROSBY LIMITED

By:	/s/ Robert Desel
	Name:	Robert Desel
	Title:	Director

As a Seller, ASCEND OVERSEAS LIMITED

By:	/s/ Brandon Brahm
	Name:	Brandon Brahm
	Title:	Director

ASCEND OVERSEAS LIMITED, solely in its capacity as the Representative

By:	/s/ Brandon Brahm
	Name:	Brandon Brahm
	Title:	Director

* Names of certain other Sellers on file with registrant

[Signature Page to Stock Purchase Agreement]

** Names of certain holders on file with registrant.

Executed by proxy with respect to the above
Sellers, ASCEND OVERSEAS LIMITED

By:	/s/ Brandon Brahm
Name: Brandon Brahm
Title: Director

[Signature Page to Stock Purchase Agreement]